Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and between
NextEra Energy Operating Partners, LP,
as Seller,
and
Canada Pension Plan Investment Board,
as Buyer,
dated as of March 30, 2018

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4.15	Real Property.	37
4.16	Permits.	38
4.17	Environmental Matters.	39
4.18	Intellectual Property.	40
4.19	Brokers.	40
4.20	Employees and Labor Matters.	40
4.21	Employee Benefits.	40
4.22	Financial Statements.	40
4.23	Support Obligations.	41
4.24	Bankruptcy.	42
4.25	Insurance.	42
4.26	Absence of Certain Changes.	42
4.27	Books and Records.	43
4.28	Interconnection Rights.	43
4.29	Related Party Transactions.	43
4.30	Domestic Content.	43
4.31	Warranties.	43
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		43
5.1	Organization.	43
5.2	Authority.	43
5.3	No Conflicts.	44
5.4	Consents and Approvals.	44
5.5	Legal Proceedings.	44
5.6	Compliance with Laws.	45
5.7	Brokers.	45
5.8	Acquisition as Investment.	45
5.9	Financial Resources.	45
5.10	Opportunity for Independent Investigation.	45
5.11	Bankruptcy.	45
5.12	Regulatory Status.	45
5.13	Exclusive Representations and Warranties.	45
ARTICLE 6 COVENANTS		46
6.1	Regulatory and Other Approvals.	46
6.2	Competition Act Clearance.	47
6.3	Access of Buyer; Books and Records.	48
6.4	Certain Restrictions.	49
6.5	Use of Certain Names.	51
6.6	Support Obligations.	52
6.7	Excluded Items.	54
6.8	Termination of Certain Services, Excluded Contracts and Other Affiliate Transactions.	54

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6.9	Insurance.	55
6.10	Casualty.	55
6.11	Condemnation.	57
6.12	Transfer Taxes.	58
6.13	Tax Matters.	58
6.14	Appointment of Primary Representatives.	63
6.15	Notification.	64
6.16	Interim Period Financial Statements	64
6.17	Announcements.	65
6.18	Further Assurances.	65
6.19	Financing Cooperation.	65
6.20	Additional Structuring.	67
6.21	Shared Facilities Agreements, etc.	67
6.22	Satisfaction and Discharge of Obligations under the NEP Revolver and Release of Encumbrances.	67
6.23	Cooperation.	68
6.24	Acquisition Proposal.	68
6.25	Receivables Owed to Partnerships.	69
6.26	Waivers under the Indentures.	69
6.27	Administrative Services Agreements.	70
6.28	Secondary Settlement.	70
6.29	Migration Plan.	70
6.30	Bank Accounts.	70
6.31	O&M Agreement.	70
ARTICLE 7 BUYER’S CONDITIONS TO CLOSING		70
7.1	Representations and Warranties.	70
7.2	Performance.	71
7.3	Seller’s Certificate.	71
7.4	No Material Adverse Effect.	71
7.5	Project Financing Documents and Power Purchase Agreements.	71
7.6	Litigation and Laws.	71
7.7	Consents and Approvals.	71
7.8	Shared Facilities Agreements and Common O&M Facilities Agreements.	72
7.9	Administrative Services Agreements.	72
7.10	Competition Act Clearance.	72
7.11	Resignations and Releases.	72
7.12	Trademark Limited License Agreement.	72
7.13	Additional Structuring.	72
7.14	RESOP Change of Control Notice.	72
7.15	Seller Deliverables.	72
ARTICLE 8 SELLER’S CONDITIONS TO CLOSING		73

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8.1	Representations and Warranties.	73
8.2	Performance.	74
8.3	Buyer’s Certificate.	74
8.4	Litigation and Laws.	74
8.5	Consents and Approvals.	74
8.6	Competition Act Clearance.	74
8.7	Shared Facilities Agreements and Common O&M Facilities Agreements.	74
8.8	Release of Collateral Account Guarantees.	74
8.9	Buyer Deliverables.	74
ARTICLE 9 TERMINATION		75
9.1	Termination.	75
9.2	Effect of Termination.	76
ARTICLE 10 INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS		76
10.1	Indemnification.	76
10.2	Limitations of Liability.	77
10.3	Notice; Duty to Mitigate.	80
10.4	Indirect Claims.	81
10.5	Waiver of Other Representations.	81
10.6	Remedies; Waiver of Remedies.	82
10.7	Indemnification Procedures.	83
10.8	Tax Allocation.	85
10.9	Tax Benefit or Loss.	85
ARTICLE 11 CONFIDENTIALITY		86
11.1	Pre-Closing Confidential Information.	86
11.2	Seller Confidential Information.	86
11.3	Buyer Confidential Information.	87
11.4	Permitted Use.	87
11.5	Limitations on Confidential Information.	87
11.6	Representation of Seller and its Affiliates.	88
ARTICLE 12 MISCELLANEOUS		89
12.1	Notices.	89
12.2	Entire Agreement.	90
12.3	Expenses.	90
12.4	Schedules.	90
12.5	Waiver.	91
12.6	Amendment.	91
12.7	No Third Party Beneficiary.	91
12.8	Assignment; Binding Effect.	91
12.9	Headings.	92
12.10	Invalid Provisions.	92

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12.11	Counterparts; Facsimile.	92
12.12	Governing Law; Attornment; Waiver of Jury Trial; Submission to Jurisdiction.	92

EXHIBITS
Exhibit A	–	Aggregate Net Working Capital Calculations
Exhibit B	–	Form of Indemnity Agreement
Exhibit C	–	Knowledge of Seller
Exhibit D	–	Knowledge of Buyer
Exhibit E	–	Form of O&M Agreement
Exhibit F	–	Form of Transition Services Agreement
Exhibit G	–	Form of Bringdown Certificate
Exhibit H	–	Form of Resignation and Release
Exhibit I	–	Not Used
Exhibit J	–	Form of Officer’s Certificate
Exhibit K	–	Form of Billing and Metering Services Agreement
Exhibit L	–	Forms of Common Facilities Agreements
Exhibit M	–	Forms of Shared Facilities Agreements

DISCLOSURE SCHEDULES
Schedule 1.1(a)	–	Permitted Encumbrances
Schedule 3.4	–	Seller Consents and Shared Facilities Consents
Schedule 4.3	–	Company Consents
Schedule 4.4	–	Capitalization
Schedule 4.6	–	Title to Assets
Schedule 4.7	–	Bank Accounts
Schedule 4.9	–	Legal Proceedings
Schedule 4.11	–	Aboriginal Matters
Schedule 4.12	–	Liabilities
Schedule 4.13	–	Taxes
Schedule 4.14	–	Material Contracts
Schedule 4.15	–	Real Property
Schedule 4.16	–	Permits
Schedule 4.17(a)	–	Material Environmental Permits
Schedule 4.17(b)	–	Environmental Laws and Permits Material Compliance
Schedule 4.17(c)	–	Material Environmental Claims, Actions, Proceedings or Investigations
Schedule 4.17(d)	–	Certain Releases of Hazardous Materials
Schedule 4.26	–	Absence of Certain Changes
Schedule 4.31	–	Warranties
Schedule 5.3	–	Buyer Approvals
Schedule 6.4	–	Exceptions to Conduct of Business
Schedule 6.6	–	Support Obligations
Schedule 6.7	–	Excluded Items
Schedule 6.8	–	Excluded Contracts
Schedule 6.14	–	Primary Representatives

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Schedule 6.20	–	Additional Structuring
Schedule 6.25	–	Receivables Owed to Partnerships

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of March 30, 2018 (the “Effective Date”), by and between NextEra Energy Operating Partners, LP, a limited partnership formed under the laws of the State of Delaware (“Seller”), and Canada Pension Plan Investment Board, a corporation formed under the laws of Canada (“Buyer”).
RECITALS
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares (the “Purchased Shares”) of NextEra Energy Canada Partners Holdings, ULC (the “Company”);
WHEREAS, the Company indirectly owns the Project LPs;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Shares, all on the terms and subject to the conditions set forth herein and in the other Transaction Documents.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1
Definitions. Terms defined in the preamble, Recitals or other Sections of this Agreement shall have the meanings set forth therein and the terms defined in this Section 1.1 shall have the meanings set forth herein.

“Aboriginal Claims” means any Claims, written or oral, whether proven or unproven, made by any Aboriginal Groups to Seller, the Acquired Companies, their respective Affiliates or a Governmental Authority in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of any Property.
“Aboriginal Groups” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation person or people, Inuit person or people, Métis person or people, Aboriginal person or people, native person or people, indigenous person or people, any Person or group asserting or otherwise claiming an Aboriginal or treaty right, including Aboriginal title or any other Aboriginal interest, and any Person or group representing, or purporting to represent, any of the foregoing.
“Acquired Companies” means, collectively, the Company; the Project LPs; St. Clair MS Investment GP, LLC; SCIH GP, ULC; St. Clair Investment Holding, LP; SCI Holding, ULC; St. Clair Holding, ULC; St. Clair Moore Holding LP, LLC; St. Clair Moore Holding LP, ULC; St. Clair Moore Holding, LP; Moore Solar, ULC; Moore Solar GP, LLC; Moore Solar GP, ULC; St. Clair GP, LLC; St. Clair GP, ULC; St. Clair Solar, LP; St. Clair Sombra Holding LP, LLC; St. Clair Sombra Holding LP, ULC; St. Clair Sombra Holding, LP; Sombra Solar, ULC; Sombra Solar GP, LLC; Sombra Solar GP, ULC; Trillium HoldCo, LP; Trillium HoldCo GP, Inc.; Trillium Funding GP Holding, Inc.; Trillium Funding GP, Inc.; Trillium Wind Holdings, LP; Trillium Windpower, LP;

Conestogo Wind GP, Inc.; Strathroy Wind GP, Inc.; Jericho Wind BC Holdings, ULC; Jericho Wind Funding GP, LLC; Jericho Wind Funding GP, ULC; Jericho Wind Funding, LP; Jericho Wind GP, LLC; Jericho Wind GP, ULC; Varna Wind Holdings GP, LLC; Varna Wind Holdings GP, ULC; Varna Wind Holdings, LP; Varna Wind Funding GP, LLC; Varna Wind, ULC; Varna Wind Funding GP, ULC; Varna Wind Funding, LP; Varna Wind GP, LLC and Varna Wind GP, ULC.
“Acquisition Proposal” means any agreement, offer or proposal (other than this Agreement), or any public announcement of any intention to enter into or make any agreement, offer or proposal (including any request for information from either Seller or its Representatives), or any negotiations or discussions, relating to, involving or concerning, a merger or other business combination involving any Acquired Company or Project or the acquisition of any equity interest in any Acquired Company or the acquisition of any Acquired Company, or of all or a substantial portion of the assets of any Acquired Company, in any case whether by merger, reorganization, purchase of assets or shares, issuance of shares, tender offer, license or otherwise, other than the transactions contemplated by this Agreement.
“Additional Structuring” has the meaning set forth in Section 6.20.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Aggregate Net Working Capital” means (without duplication) the net working capital of the Acquired Companies on a combined basis, as determined in accordance with the methodology used in the preparation of Aggregate Target Net Working Capital Amount set forth on Exhibit A, as of 12:01 A.M. (Toronto time) on the Closing Date.
“Aggregate Target Net Working Capital Amount” means $54,574,747, calculated as set forth on Exhibit A.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement, and includes the Schedules and Exhibits hereto.
“ARC” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement.
“Assets” of any Person means all assets, properties and rights of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
“Base Purchase Price” means an amount equal to (i) the ULC Equity Value plus (ii) the Aggregate Target Net Working Capital Amount.
“Benefit Plan” means every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Company or any Affiliate thereof for the benefit of any of the employees, former employees or dependent or independent contractors of the Company or their respective dependants or beneficiaries, including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company or any Affiliate thereof is obliged to contribute or comply, including the Canada/Québec Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.
“Billing and Metering Services Agreement” means, collectively (a) the amended and restated billing and metering services agreement to be entered into by and between NextEra Energy Marketing, LLC and Jericho Wind, LP, (b) the energy management services agreement to be entered into by and between NECOS and Summerhaven Wind, LP, substantially in the form attached hereto as Exhibit K and (c) the energy management services agreement to be entered into by and between NECOS and Varna Wind, LP, substantially in the form attached hereto as Exhibit K.
“Bluewater Project” means the wind energy production facility located in Bluewater Township in the Province of Ontario with a maximum generating capacity of 59.9 megawatts and known as the Bluewater Wind Energy Centre.
“Business” as to the Acquired Companies, means the ownership, lease, maintenance, financing or operation, as applicable, of each of the Project LPs and the Projects, including the generation and sale of energy and capacity and ancillary services by each of the Acquired Companies at or from the Projects and the conduct of other activities by the Acquired Companies related or incidental to the foregoing.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Province of Ontario or the State of Florida are authorized or required by Law to be closed.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Approvals” means, collectively, the Consents set forth in Schedule 5.3.
“Buyer Confidential Information” means the terms and conditions of this Agreement and any and all non-public information of a technical, commercial or business nature to the extent relating to the Acquired Companies, the Purchased Assets or the Business, excluding any information to the extent relating solely to the Excluded Contracts and Excluded Items.
“Buyer Fundamental Representations” means the representations and warranties made in Section 5.1, Section 5.2 and Section 5.3(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).
“Claim” means any demand, written complaint, written grievance, application, suit, cause of action, charge, indictment, assertion, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.
“Claim Notice” has the meaning set forth in Section 10.7(a).
“Closing” means the consummation of the transactions contemplated by this Agreement and the other Transaction Documents on the Closing Date.

“Closing Date” means the later of (i) the third Business Day following the date on which or (ii) the last Business Day of the month in which, in either case, all of the conditions to Closing set forth in Article 7 and Article 8 (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived by each Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Seller mutually agree in writing.
“Closing Date Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986.
“Collateral Account Guarantees” means, collectively, the credit support obligations listed on Part I of Schedule 6.6.
“Commercial Operation Date” means (i) with respect to the Conestogo Project, December 20, 2012, (ii) with respect to the Summerhaven Project, August 6, 2013, (iii) with respect to the Jericho Project, November 22, 2014 and (iv) with respect to the Bluewater Project, July 19, 2014.
“Commercially Reasonable Efforts” means, with respect to a given action or desired result, the efforts that a reasonable Person under similar circumstances would use to cause such action or desired result to occur within the time contemplated by this Agreement for such action or desired result, or otherwise as expeditiously as reasonably practicable, but does not include taking actions that would require the performing Person to expend any funds or assume liabilities other than expenditures and liabilities that are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement and the other Transaction Documents or require the performing Person to dispose of or make any change to its business.
“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act or a Person designated or authorized to exercise the powers and perform the duties of the Commissioner of Competition.
“Common O&M Facilities Agreements” means, collectively, (a) the amended and restated common facilities agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP and Jericho Wind, LP, in the applicable form attached hereto at Exhibit L-1; (b) the amended and restated shared facilities agreement to be entered into by and among Conestogo Wind, LP and East Durham Wind, LP, in the applicable form attached hereto at Exhibit L-2; and (c) the amended and restated shared facilities agreement to be entered into by and among Goshen Wind, LP and Varna Wind, LP, substantially in the applicable form attached hereto at Exhibit L-3.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company Consents” means the Consents set forth on Schedule 4.3.
“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34.
“Competition Act Clearance” means: (a) the issuance of an ARC; (b) Buyer and Seller have given the notification under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the notification under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement has been waived pursuant to paragraph 113(c) of the Competition Act, provided that in the case of (b) or (c), Buyer has been advised in writing by the Commissioner that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“Condemnation Value” means an amount that is equal to the sum of: (a) the value of the Purchased Assets taken by condemnation during the Interim Period, in a condemnation proceeding (as determined by the Independent Architect), and (b) to the extent not included in the preceding clause (a), the amount of any lost net revenues reasonably expected to accrue after the Closing as a result of such condemnation of such Purchased Assets (net of and after giving effect to any condemnation award proceeds to be paid to the Acquired Companies and any Tax benefits to the Acquired Companies related thereto and grossed up and after giving effect to any Tax costs to the Acquired Companies related thereto).
“Conestogo Project” means the wind energy production facility located in Wellington County in the Province of Ontario with a maximum generating capacity of 22.9 megawatts and known as the Conestogo Wind Energy Centre.
“Confidentiality Agreement” means that certain Confidentiality Agreement between NextEra Energy Partners, LP and Buyer, dated as of October 23, 2017.
“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.
“Contract” means any written contract (including options to lease, offers to lease or agreements in the nature of a lease), lease, easement, license, promissory note, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.
“Control” means, with respect to a Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.
“Credit Agreements” means:

(a)
the credit agreement dated as of June 13, 2014 between, inter alios, Varna Wind, LP, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, Sumitomo Mitsui Banking Corporation of Canada, as collateral agent and depositary agent, and the financial institutions parties thereto; and

(b)
the credit agreement dated as of April 28, 2015 between, inter alios, Jericho Wind, LP, as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, MUFG Union Bank, N.A., as collateral agent, and the financial institutions parties thereto (the “Jericho Credit Agreement”).

“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations by S&P, Moody’s or Fitch Ratings, as applicable, and any successors thereto.
“Current Representation” means McCarthy Tétrault LLP, Gowling WLG and Stewart McKelvey LLP.
“Debt Financing” means any proposed financing or refinancing by the Buyer in respect of one or more Projects.
“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, and any permitted assignees thereof and any joinder agreements, indentures or credit agreements or other definitive financing documents entered into pursuant thereto or relating thereto, together with their affiliates, officers, directors, employees, agents and Representatives involved in the Debt Financing and their successors and assigns.
“Deductible Amount” means an amount equal to $5,000,000.
“Designated Person” has the meaning set forth in Section 11.6.
“Dispute Period” means, in respect of a Third Party Claim, the period that commences on the date of receipt by an Indemnifying Party of notice from an Indemnified Party of the underlying Third Party Claim and that ends on the thirtieth (30th) day after such receipt; provided, however, where the nature of the Indemnification Claim requires such period to end sooner, it shall be such shorter period.
“Dollars” and “$” mean Canadian dollars.
“Domestic Content Level” has the meaning set forth in each FIT Contract.
“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.
“Encumbrances” means any mortgages, easements, encroachments, pledges, liens, security interests, charges, claims, claims of easement, easements, preferential purchase rights, rights of first offer, rights of first refusal, equitable interests, matters affecting title to real property (including survey discrepancies, encroachments and adverse claims), options, infringements of a third party patent, copyrights, trade secrets or other intellectual property rights, encumbrances, restrictions on transfer, conditional sale agreements or other title retention devices or arrangements (including a capital lease), transfers for the purpose of subjection to the payment of any Indebtedness, or restrictions on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
“Environmental Claim” means any Claim, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of, or liability under, Environmental Law.
“Environmental Law” means any Law relating to the natural environment and human health and safety, including those pertaining to: (a) reporting, licensing, permitting, investigating and remediating in connection with any presence or Release of Hazardous Material, (b) the protection and enhancement of bats, birds (including raptors), species at risk and other organisms and their habitats, (c) the protection of human health and safety, including workers, land owners and users (including those who have entered into any agreement related to any Project) and other members of the public and (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Material.
“Equity Interests” means (a) shares, partnership interests, membership interests, trust interests or units (whether general or limited) and (b) any other interest, participation or security that confers on a Person the right to receive a share of the profits and losses of, or distribution of Assets of, the issuing entity or the right to vote in respect of the issuing entity.
“Equity Securities” means (a) Equity Interests, (b) subscriptions, rights, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for Equity Interests.
“Estimated Aggregate Net Working Capital Amount” means Seller’s good faith estimate of the Aggregate Net Working Capital.
“ETA” means the Excise Tax Act (Canada).
“Excluded Contracts” means, collectively, each Contract listed on Schedule 6.8.
“Excluded Items” means, collectively, those items listed on Schedule 6.7.
“Extraction Transactions” means (i) the distribution, transfer or assignment of each Excluded Item to Seller or a Non-Acquired Company Affiliate as contemplated in Section 6.7, and (ii) the termination, severance or assignment to Seller or a Non-Acquired Company Affiliate of any services provided to any of the Acquired Companies by Seller or a Non-Acquired Company Affiliate and the termination or assignment to Seller or a Non-Acquired Company Affiliate of each Excluded Contract, each as contemplated in Section 6.8.
“Final Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(f).
“Final Aggregate Net Working Capital Amount” has the meaning set forth in Section 2.4(b).
“Financial Statements” has the meaning set forth in Section 4.22(a).
“Fitch Ratings” means Fitch Ratings Inc., Fitch Ratings Ltd. or any Subsidiary thereof or successor thereto.
“FIT Contracts” means, collectively, each of the following:

(a)
Feed-In Tariff Contract (Contract Identification # F-000523-WIN-130-601) between the IESO and Conestogo Wind, LP, dated April 13, 2010, as amended pursuant to (i) a FIT Amending Agreement re: Extension of Milestone Date for Commercial Operation for Non-CAE Projects dated June 28, 2011, and (ii) a FIT Amending Agreement re: Extension of

Milestone Date for Commercial Operation for Non-CAE Projects dated May 16, 2013;

(b)
Feed-In-Tariff Contract (Contract Identification # F-000568-WIN-130-601) between the IESO and Summerhaven Wind, LP, dated April 19, 2010, as amended pursuant to (i) a Facility Amendment Consent Agreement dated February 11, 2011, (ii) a FIT Amending Agreement re: Extension of Milestone Date for Commercial Operation for Non-CAE Projects dated July 6, 2011, (iii) a Facility Amendment Consent Agreement dated April 4, 2012, (iv) a FIT Amending Agreement re: Extension of Milestone Date for Commercial Operation for Non-CAE Projects dated August 1, 2013, and (v) a FIT Amendment Agreement re: Market Rule Amendment MR-00381 dated September 27, 2013;

(c)
Feed-In-Tariff Contract (Contract Identification # F-002172-WIN-130-601) dated as of July 13, 2011 between the IESO and Jericho Wind, Inc., as amended pursuant to a Consent Agreement dated as of December 12, 2012, as further amended pursuant to a Contract Amendment Agreement dated as of January 22, 2013 and as further amended pursuant to an Amended and Restated Contract Amendment Agreement dated as of September 27, 2013 and as assigned by Jericho Wind, Inc. to Jericho Wind, LP pursuant to an Assumption and Acknowledgment Agreement dated as of May 22, 2014 between the OPA, Jericho Wind, LP and Jericho Wind, Inc.; and

(d)
Feed-In-Tariff Contract (Contract Identification # F-002171-WIN-130-601) dated as of July 13, 2012 between the IESO and Varna Wind, Inc., as amended pursuant to a Contract Amendment Agreement dated as of January 22, 2013, as further amended by an Amended and Restated Contract Amendment Agreement dated as of September 27, 2013, as further amended pursuant to a FIT Amending Agreement Re. Extension of Milestone Date for Commercial Operation for Non-CAE Projects dated March 28, 2014 and as assigned by Varna Wind, Inc. to Varna Wind, LP pursuant to an Assumption and Acknowledgement Agreement dated June 9, 2014 between the OPA, Varna Wind, LP and Varna Wind, Inc.

“Fraud” means any action or omission, including any misrepresentation, which constitutes common law fraud under the Laws of the Province of Ontario.
“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of Canada, the United States or any province, state, county, municipality, city or other political subdivision or similar governing entity of Canada or the United States, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over the solar energy or wind energy industries, electricity, power or other markets, Aboriginal Claims or Environmental Laws, or exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, in each case having jurisdiction over the Parties, the Projects or the Acquired Companies, and shall be deemed to include the IESO as System Operator.
“GST/HST” means the goods and services tax or harmonized sales tax levied under Part IX of the ETA and any similar Tax imposed by any province.
“Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.
“IESO” means the Independent Electricity System Operator in the Province of Ontario and any successors thereto.
“Indebtedness” means (without duplication) any of the following liabilities and obligations: (i) any indebtedness for borrowed money, (ii) any obligations evidenced by and outstanding under bonds, debentures, notes or other similar instruments, (iii) any obligations in the nature of accrued fees, expenses, interest, premiums or penalties in respect of any of the foregoing, (iv) any swap, collar, hedge, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies, (v) any obligations under acceptance credit, letters of credit or similar facilities, other than trade payables not yet due, (vi) any capital lease obligations or obligations in respect of purchase money financings or obligations to pay deferred and unpaid purchase price and (vii) any guaranty and arrangements having the economic effect of a guaranty of any of the foregoing.
“Indemnification Claim” means any Claim in respect of which payment may be sought under Article 10.
“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party seeking indemnification under this Agreement.
“Indemnified Taxes” means (i) any and all Taxes of each Acquired Company relating to or attributable to a Pre-Closing Tax Period, (ii) any and all Taxes of any Acquired Company or its successors or assigns that are in respect of, or are attributable to, any income, gain or other amounts of any partnership, trust or limited liability company in respect of any Pre-Closing Tax Period, (iii) any and all liability of any Acquired Company for Taxes of another Person imposed on such entities (A) as a result of such entities having been a member of (or leaving) an affiliated, unitary, consolidated, combined or other group at any time on or prior to the Closing Date or (B) as a transferee or successor, by Contract entered into at or prior to the Closing, by operation of Law, or otherwise with respect to a Pre-Closing Tax Period or any transaction or event prior to Closing, (iv) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable pursuant to the Transaction Documents, and (v) any and all Taxes of a Seller or any of its Affiliates (not including the Acquired Companies) for any Tax period imposed on the Buyer or its Affiliates or any Acquired Company and any and all Taxes attributable to any item of income, revenue or profit of any of the Sellers, in each case other than to the extent of any amount of Taxes included in the Final Aggregate Net Working Capital Adjustment Amount computation in accordance with Section 2.4. For purposes of determining Pre-Closing Taxes in respect of a Straddle Taxable Period, Taxes shall be allocated in accordance with Section 6.13(f) and Section 6.13(g). Notwithstanding anything to the contrary, (a) Indemnified Taxes shall include any Taxes related to or attributable to any negative tax basis in any direct or indirect partnership interest existing immediately before the time of Closing (for greater certainty including any income or gains realized on or after Closing by reason of any negative tax basis existing immediately before the time of Closing and including any income or gains that would be realized by any Acquired Company immediately before the time of Closing if each Acquired Company that is a partnership had a fiscal period end immediately before the time of Closing), (b) Indemnified Taxes shall not include any Taxes attributable to a deemed disposition of assets of any corporation pursuant to subsection 149(10) of the Tax Act solely by virtue of the purchase and sale of the Purchased Shares as contemplated by this Agreement and (c) Taxes that are Indemnified Taxes shall be computed without regard to any interest expense on indebtedness that is not indebtedness of an Acquired Company prior to Closing and on the assumption there were no such indebtedness.
“Indemnifying Party” means the Party from whom indemnification is sought under this Agreement.
“Indemnity Agreement” means the Indemnity Agreement, entered into by and between NextEra Energy Canada, LP, NextEra Energy Canada Partners Holdings, ULC, Jericho Wind BC Holdings, ULC, Jericho Wind Funding GP, LLC, Trillium Holdco, LP, Jericho Wind, LP and Jericho Wind GP, ULC, in its capacity as general partner of Jericho Wind, LP, substantially in the form of Exhibit B.
“Independent Architect” means an independent architect, engineer or other qualified independent Person acceptable to Seller and Buyer, each acting reasonably, and appointed pursuant to Section 6.10 or Section 6.11, as applicable.
“Independent Casualty Report” has the meaning set forth in Section 6.10(a).
“Independent Condemnation Report” has the meaning set forth in Section 6.11(a).
“Insurance Payment” has the meaning set forth in Section 10.3(b).
“Indentures” means:

(a)
the amended and restated trust indenture, dated as of June 13, 2014, and amended by the first supplemental indenture, dated as of July 2, 2015 between, inter alios, St. Clair Solar, LP and St. Clair Holding, ULC, as issuers, Moore Solar, LP, as project owner and guarantor, Sombra Solar, LP, as project owner and guarantor, and BNY Trust Company of Canada, as trustee (the “St. Clair Indenture”); and

(b)
the trust indenture, dated as of December 12, 2013 and amended by the first supplemental indenture dated June 12, 2015, between, inter alios, Trillium Windpower, LP, as issuer, Conestogo Wind, LP, as project owner and guarantor, Summerhaven Wind, LP, as project owner and guarantor, and BNY Trust Company of Canada, as trustee (the “Conestogo Indenture”).

“Indenture Trustee” has the meaning set forth in Section 6.26.
“Indenture Waiver Request” has the meaning set forth in Section 6.26.
“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
“Interim Period” means the period of time from the Effective Date until either the Closing Date or the date any termination of this Agreement becomes effective.
“Interim Period Financial Statements” has the meaning set forth in Section 6.16(a).
“Jericho Additional Completion Payment” means an “Additional Completion Payment”, as defined in the Jericho PSA Acquired Companies Annex.
“Jericho Completion Adjustment Amount” means the “Completion True-Up Payment”, as defined in the Jericho PSA Acquired Companies Annex.
“Jericho Completion Payment Surplus” means a “Completion Payment Surplus”, as defined in the Jericho PSA Acquired Companies Annex.
“Jericho Project” means the wind energy production facility located in Lambton County in the Province of Ontario with a maximum generating capacity of 149 megawatts and known as the Jericho Wind Energy Centre.
“Jericho PSA” means the purchase and sale agreement, dated as of October 1, 2015, between NextEra Energy Canada, LP, as seller, and Seller, as purchaser.
“Jericho PSA Acquired Companies Annex” means the Acquired Companies Annex to the Jericho PSA.
“Knowledge” when used in a particular representation and warranty in this Agreement (a) with respect to Seller, means the actual knowledge of the individuals listed on Exhibit C after having made reasonable inquiry, including inquiries of other responsible officers and employees of the Seller and its Affiliates as are reasonably necessary to inform himself or herself as to the relevant matters, and (b) with respect to Buyer, means the actual knowledge of the individuals listed on Exhibit D after having made reasonable inquiry, including inquiries of other responsible officers and employees of the Buyer and its Affiliates as are reasonably necessary to inform himself or herself as to the relevant matters.
“Laws” means all applicable federal, national, regional, state, municipal, tribal or local laws, orders, statutes, treaties, constitutions, rules, regulations, ordinances, orders, codes, judgments, decrees and other pronouncements or requirements of any Governmental Authority having the effect of law.
“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, Taxes, costs and expenses (including interest, court costs, reasonable legal fees, reasonable fees of accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

For all purposes in this Agreement the term “Losses” does not include any Non-Reimbursable Damages.
“Made Available” means, with respect to documents or other materials, that such documents or other materials have been posted to the on-line data room maintained by or on behalf of Seller for purposes of the transactions contemplated by this Agreement as of 11:59 P.M. (Toronto time) on the last Business Day before the Effective Date.
“Material Adverse Effect” means, unless the context expressly provides otherwise, any condition, development, occurrence, fact, effect, circumstance, change or event that has, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, properties or condition (financial or otherwise), assets, liabilities (excluding any liabilities to be discharged on or before the Closing) of the Acquired Companies, in all cases taken together as a whole, or (ii) the ability of Seller to timely perform its obligations under or to consummate the transactions contemplated by the Transaction Documents; provided, however, that, in the case of clause (i) only, in determining whether a Material Adverse Effect has occurred, there shall not be taken into account any condition, development, occurrence, fact, effect, circumstance, change or event resulting from (a) any change in economic or business conditions or financial markets in the industry or markets in which an Acquired Company operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting Ontario, (c) any change relating to conditions generally affecting the wind or solar energy or electricity generating, transmission or distribution industries in Ontario, (d) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (e) any change in any Laws (including Environmental Laws) of any Governmental Authority having jurisdiction over the Acquired Companies, (f) any increases in the costs of commodities or supplies, including fuel or decreases in the price of electricity in the markets in which the Acquired Companies operate, (g) the announcement of the execution of this Agreement (or any other agreement to be entered into pursuant to this Agreement) or the sale of any of the Projects, or the pendency of or consummation of the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any of the Acquired Companies, to the extent due to the announcement and performance of this Agreement (or any other agreement to be entered into pursuant to this Agreement) or the identity of Buyer or the consummation of the transactions contemplated hereby, (h) any actions to be taken, consented to or not taken pursuant to or in accordance with this Agreement and (i) the failure to meet any projected or estimated revenues or profits for any period; provided, further, that the matters referred to in clauses (a), (b), (c), (d), (e) and (f) shall constitute or be deemed to contribute to a Material Adverse Effect, and shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred, to the extent such matter has a disproportionate effect on the Acquired Companies, taken as a whole, compared to other participants in the markets in which the Projects operate.
“Material Contract” means any Contract to which an Acquired Company is a party or by which any Acquired Company may be bound of the type described in Section 4.14 and any Contract of the type described in Section 4.14(a)(i) through (xiv) inclusive entered into after the Effective Date in accordance with Section 6.4.
“Material Permits” has the meaning set forth in Section 4.16(a).

“Material Project Documents” means, collectively, (i) all “Material Project Documents” as defined in the Credit Agreements and (ii) all “Material Project Agreements” as defined in the Indentures, in each case other than any existing administrative services agreements or any other agreement that is expired or terminated without any further liability or obligation of any Acquired Company by its terms as of the Effective Date.
“Minimum Required Domestic Content Level” has the meaning set forth in each FIT Contract.
“Mitigation Payment” has the meaning set forth in Section 10.3(b).
“Moody’s” means Moody’s Investors Service, Inc. or any Subsidiary thereof or successor thereto.
“Moore Project” means, collectively, the two photovoltaic energy production facilities located in St. Clair Township in the Province of Ontario, each having a maximum generating capacity of 10 megawatts, and collectively known as the Moore Solar Energy Centre.
“NECOS” means NextEra Energy Canadian Operating Services, Inc.
“NEP Revolver” means the amended and restated revolving credit agreement, dated as of October 24, 2017, between the Company and NextEra Energy US Partners Holdings, LLC, as borrowers, Seller, as guarantor, and the financial institutions parties thereto.
“NEP Revolver Loan Documents” means all Loan Documents (as defined in the NEP Revolver).
“Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants, agreed to by Buyer and Seller.
“Non-Acquired Company Affiliate” means any Affiliate of Seller, except for the Acquired Companies.
“Non-Reimbursable Damages” means, in respect of a Party, punitive, exemplary, indirect damages or other damages that would not be recoverable as damages under common law principles, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s or its Affiliate’s, or any of their respective officer’s, director’s, employee’s or representative’s sole, joint or concurrent negligence, strict liability or other fault, but excluding (i) any such damages incurred or payable under or in respect of any third-party claims for which any Party is obligated to indemnify another Person under this Agreement and (ii) any such damages arising from, resulting from or relating to Fraud, intentional misrepresentation or wilful misconduct.
“Non-Transferred Excluded Item” has the meaning set forth in Section 6.7.
“O&M Agreement” means the O&M Agreement, to be entered into by and among NECOS and any or all of the Project LPs, in the form of Exhibit E.
“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, organization or formation and the by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement or the trust agreement or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and that establish the legal personality of such Person.
“Outside Date” means December 31, 2018.
“Parties” means Buyer and Seller, collectively.
“Party” means each of Buyer and Seller.
“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, certificates, agreements, registrations, exemptions, franchises and similar consents required by any Law or granted by a Governmental Authority.
“Permitted Encumbrances” means (a) those exceptions to title for the Property identified in Schedule 1.1(a); (b) Encumbrances created by any mortgage indenture that will be released prior to or at the Closing; (c) statutory Encumbrance for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) Encumbrances for construction, mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or any Acquired Company or the validly of which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (e) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities so long as such restrictions and regulations have been complied with and do not materially interfere with or detract from the Acquired Companies’ ability to conduct their respective Business at the Property; (f) recorded or unrecorded Encumbrances, easements, restrictions, covenants, licenses and other matters affecting real property so long as such matters are Made Available to Buyer and do not materially interfere with or detract from the Acquired Companies’ ability to conduct their respective Business at the Property; (g) the covenants and restrictions set forth in this Agreement or in any Transaction Document; (h) any Encumbrances arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or an Acquired Company and for which adequate reserves have been established in accordance with GAAP; (i) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in the title policies insuring a Property or any commitments therefor that have been Made Available to Buyer; (j) imperfections or irregularities of title of a minor nature that would not, individually or in the aggregate, reasonably be expected to materially interfere with or detract from the Acquired Companies’ ability to conduct their respective Business at the Property or impair the value of any Purchased Assets; (k) non-exclusive licenses with respect to intellectual property granted in the ordinary course of business; (l) the terms and conditions of the Material Contracts; (m) any Encumbrance to be released on or prior to Closing (each as identified on Schedule 1.1(a) as an Encumbrance that is to be released on or prior to the Closing) but only to the extent actually released on or prior to Closing; (n) any other non-real estate related matters identified on Schedule 1.1(a); (o) any Encumbrances arising under the Project Financing Documents or any other documents entered into in connection with the Project Financing Indebtedness; (p) prior to the Closing, any Encumbrance arising under the NEP Revolver Loan Documents; and (q) any other matters identified on Schedule 4.15, but in each case only to the extent permitted by the Project Financing Documents.

“Permitted Transactions” means (a) any scheduled or unscheduled outage at any of the Project, (b) the purchase, disposal, use, replacement or refurbishment by the Acquired Companies of spare parts in the ordinary course of business or in connection with maintenance activities, (c) the transfer of Excluded Items to Non-Acquired Company Affiliates in accordance with Section 6.7, (d) the termination, severance or assignment, as applicable, of services or Excluded Contracts in accordance with Section 6.8 and (e) environmental permit renewals, amendments and other related transactions in the ordinary course of business.
“Person” means any natural person, corporation, unlimited liability company, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Post-Closing Aggregate Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(f).
“Post-Closing Representation” has the meaning set forth in Section 11.6.
“Post-Closing Taxable Period” means any Tax or fiscal period beginning on or after the time of Closing, and, with respect to a Straddle Taxable Period, the portion of such Tax or fiscal period beginning at the time of Closing.
“Power Purchase Agreements” means, collectively, each “Power Purchase Agreement” as defined in the Credit Agreements and the Indentures.
“Pre-Closing Taxable Period” means any Tax or fiscal period ending before the time of Closing, and, with respect to a Straddle Taxable Period, the portion of such Tax or fiscal period ending immediately before the time of Closing.
“Primary Representative” means, with respect to each Party, the primary Representative set forth in Schedule 6.14, as such primary Representative may be replaced from time to time pursuant to Section 6.14.
“Project LP” means each of Moore Solar, LP, Sombra Solar, LP, Conestogo Wind, LP, Jericho Wind, LP, Summerhaven Wind, LP and Varna Wind, LP.
“Project LPs” means, collectively, Moore Solar, LP, Sombra Solar, LP, Conestogo Wind, LP, Jericho Wind, LP, Summerhaven Wind, LP and Varna Wind, LP.
“Project Adverse Effect Joinder Agreements” means, collectively, the joinder agreements executed by Buyer in connection with each of (i) the New NextEra Energy Resources Project Adverse Effect Agreement dated as of November 18, 2014 between NextEra Energy Resources, LLC, Bornish Wind, LP and Mizuho Bank, Ltd., Canada Branch, as agent, and (ii) the New NextEra Energy Resources Project Adverse Effect Agreement dated as of June 27, 2016 between NextEra Energy Resources, LLC, CP II Funding, LP and MUFG Union Bank, N.A., as collateral agent, in each case in form and substance satisfactory to Buyer, acting reasonably.
“Project Financing Agreements” means, collectively, the Indentures and the Credit Agreements.

“Project Financing Documents” means all “Financing Documents” as defined in the Project Financing Agreements, but excluding any “Financing Document” that is expired or terminated without any further liability or obligation of any Acquired Company by its terms as of the Effective Date.
“Project Financing Indebtedness” means, at any time, (a) the unpaid balance of principal and accrued interest on the “Notes” (as defined in the Indentures) at such time outstanding under the Indentures and (b) the unpaid balance of principal and accrued interest on the “Loans” (as defined in the Credit Agreements) at such time outstanding under the Credit Agreements.
“Project” means each of the Bluewater Project, the Conestogo Project, the Jericho Project, the Moore Project, the Sombra Project and the Summerhaven Project.
“Projects” means, collectively, the Bluewater Project, the Conestogo Project, the Jericho Project, the Moore Project, the Sombra Project and the Summerhaven Project.
“Property” means the real property on which the Projects are located, including freehold and leasehold interests, easements, rights-of-way and other rights or licenses appertaining or related thereto.
“Property Taxes” means any real property Taxes.
“Proposed Aggregate Net Working Capital Amount” means the actual amount of the Aggregate Net Working Capital as of the Closing Date, as computed by Seller or Buyer pursuant to Section 2.4(b) or Section 2.4(c), respectively.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Assets” means all of the Assets of the Acquired Companies, other than the Excluded Items and the Excluded Contracts.
“Purchased Shares” has the meaning set forth in the Recitals of this Agreement.
“Real Property Contracts” has the meaning set forth in Section 4.15.
“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Material into or through the natural environment.
“Replacement Insurance” means the replacement insurance coverage to be obtained by Buyer for the Acquired Companies in accordance with Section 6.9(b).
“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, counsel, accountants, financial advisers, insurers, financing sources and consultants.
“RESOP Change of Control Notice” means the advance notice of change of control with respect to the “Generator” as required pursuant to each applicable Power Purchase Agreement.

“Restoration Cost” means an amount that is equal to the sum of the cost of restoring Purchased Assets that are damaged or destroyed by casualty loss during the Interim Period, to a condition reasonably comparable to their prior condition as estimated by the Independent Architect.
“Right of First Refusal Agreement” means the right of first refusal agreement dated as of August 4, 2017 between NextEra Energy Partners, L.P., the Seller and NextEra Energy Resources, LLC.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any Subsidiary thereof or successor thereto.
“Secondary Settlement” has the meaning set forth in the Amended and Restated Billing and Metering Agreement dated October 23, 2015 among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP and Cedar Point II Limited Partnership.
“Seller” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Confidential Information” means the terms and conditions of this Agreement and any and all information provided by or on behalf of Seller to Buyer or its Affiliates (or their Representatives) to the extent not related to the Acquired Companies, the Purchased Assets or the Business, including information to the extent relating to the Excluded Contracts and Excluded Items, and including any and all information provided by or on behalf of Seller to Buyer or its Affiliates (or their Representatives) relating to the operation of Seller’s or any Non-Acquired Company Affiliate’s businesses.
“Seller Consents” means the Consents set forth in Part I of Schedule 3.4.
“Seller Fundamental Representations” means the representations and warranties made in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, Section 3.8, Section 3.10, Section 4.1, Section 4.2(a), Section 4.4, Section 4.6, Section 4.8, Section 4.19 and Section 4.24.
“Seller GP” means NextEra Energy Operating Partners GP, LLC, a limited liability company formed under the laws of the State of Delaware.
“Seller Indemnified Parties” has the meaning set forth in Section 10.1(b).
“Seller Marks” has the meaning set forth in Section 6.5.
“Settlement” has the meaning set forth in Section 10.7(d).
“Shared Facilities Agreements” means, collectively, (a) the amended and restated shared transmission facilities co-ownership agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP and Cedar Point II Limited Partnership, in the form attached hereto at Exhibit M-1, (b) the second amended and restated shared transmission facilities operation and maintenance agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP, Cedar Point II Limited Partnership and NECOS, in the form attached hereto at Exhibit M-2, (c) the shared transmission facilities co-ownership agreement to be entered into by and among Jericho Wind, LP and Cedar Point II Limited Partnership, substantially in the form attached hereto at Exhibit M-1, (d) the amended and restated shared transmission facilities operation and maintenance agreement to be entered into by and among Jericho Wind, LP, Cedar Point II Limited Partnership and NECOS, substantially in the form attached hereto at Exhibit M-2, (e) the second amended and restated billing and metering agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP and Cedar Point II Limited Partnership, (f) the amended and restated transmission connection agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc., (g) the amended and restated emergency services agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc., (h) the amended and restated emergency services agreement to be entered into by and among Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc., (i) the amended and restated perpendicular crossing operational agreement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc., (j) the amended and restated perpendicular crossing operational agreement to be entered into by and among Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc. and (k) the amended and restated access easement to be entered into by and among Bornish Wind, LP, Kerwood Wind, LP, Jericho Wind, LP, Cedar Point II Limited Partnership and Hydro One Networks Inc.
“Shared Facilities Affiliates” means, collectively, Kerwood Wind, LP, Bornish Wind, LP, Cedar Point II Limited Partnership, East Durham Wind, LP, Goshen Wind, LP, NECOS and NextEra Energy Marketing, LLC.
“Shared Facilities Consents” means, collectively, the Consents set forth in Part II of Schedule 3.4.
“Shared Facilities Credit Agreements” means, collectively, (i) the credit agreement dated as of April 28, 2015 between, inter alios, Jericho Wind, LP, as borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, MUFG Union Bank, N.A., as collateral agent, and the financial institutions parties thereto; (ii) the credit agreement dated as of November 18, 2014 between, inter alios, Kerwood Wind, LP, as borrower, Mizuho Bank, Ltd., as administrative agent, Mizuho Bank, Ltd., Canada Branch, as collateral agent, and the financial institutions parties thereto; (iii) the credit agreement dated as of November 18, 2014 between, inter alios, Bornish Wind, LP, as borrower, Mizuho Bank, Ltd., as administrative agent, Mizuho Bank, Ltd., Canada Branch, as collateral agent, as collateral agent, and the financial institutions parties thereto (the “Bornish Credit Agreement”); (iv) the credit agreement dated as of June 27, 2016 between, inter alios, CPI II Funding, LP and East Durham Wind, LP, as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, MUFG Union Bank, N.A., as collateral agent, and the financial institutions parties thereto (the “CP II Credit Agreement”); and (v) the credit agreement dated as of January 20, 2017 between, inter alios, Draco Holdco, L.P., as borrower, National Bank Financial Inc., as administrative agent, National Bank of Canada, as collateral agent, and the financial institutions parties thereto.
“Shared Facilities Lender” means any agent, lender or other secured party pursuant to a Shared Facilities Credit Agreement.
“Sombra Project” means, collectively, the two photovoltaic energy production facilities located in St. Clair Township in the Province of Ontario, each having a maximum generating capacity of 10 megawatts, and collectively known as the Sombra Solar Energy Centre.

“Straddle Taxable Period” means any Tax or fiscal period that includes the time immediately before the time of Closing, but does not begin at the time of Closing or end immediately before the time of Closing.
“Subsidiary” means, with respect to a Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time Equity Interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Summerhaven Project” means the wind energy production facility located in Haldimand County in the Province of Ontario with a maximum generating capacity of 124.4 megawatts and known as the Summerhaven Wind Energy Centre.
“Support Obligations” means, collectively, the credit support obligations (a) listed on Part II of Schedule 6.6 or (b) required as of the Closing Date under the terms of a Material Contract or Law to be provided to or on behalf of any of the Acquired Companies.
“Support Provider” has the meaning set forth in Section 6.6(a).
“System Operator” means the IESO, or its successors, to the extent acting in accordance with its authority pursuant to Laws to make, administer and enforce the IESO market rules, or in any other regulation or rule-making capacity that it may have pursuant to Laws.
“Tax” or “Taxes” means (a) all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions, GST/HST, corporate minimum taxes, capital gains taxes and other charges of any kind whatsoever, whether direct or indirect, imposed by or on behalf of any Governmental Authority, including all federal, state, provincial, local or foreign income, profits, capital, gross receipts, ad valorem, sales and use, goods and services, harmonized sales, employment, social security, disability, occupation, property, severance, value-added, transfer, stamp, excise, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, whether disputed or not, (b) any instalments in respect thereof, (c) all interest, penalties, fines, additions to tax or additional amounts imposed on or in connection with any item described in clauses (a) or (b) of this definition, whether disputed or not, and (d) any obligations to indemnify, guarantee or otherwise assume or succeed to the liability of any other Person for amounts described in clauses (a), (b) or (c) of this definition.
“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.
“Tax Benefit” means any actual reduction in cash Taxes paid or required to be paid (and any actual increase in a cash Tax refund, and including the after-Tax amount of any interest paid by the relevant Governmental Authority with respect thereto) arising from a Tax item, determined on a “with and without basis”.

“Taxing Authority” means the Canada Revenue Agency and any other Governmental Authority exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.
“Tax Representations” has the meaning set forth in Section 10.2(a)(i).
“Tax Return” means any return (including any withholding tax return), report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate, claim for refund or any other document or materials (whether in tangible or intangible form) relating to Taxes, including, amendments, schedules, attachments, supplements, appendices, exhibits and any related or supporting information with respect to any of those documents or materials, made, prepared, filed or required to be made, prepared or filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes.
“Third Party Claim” means any legal proceedings instituted, or any Claim asserted, by any Person not party to this Agreement in respect of an Indemnification Claim.
“Third Party Payment” has the meaning set forth in Section 10.3(b).
“Trademark Limited License Agreement” means the trademark limited license agreement dated as of June 24, 2014 between NextEra Canadian IP, Inc., as licensor, and the Company, as licensee.
“Transaction Documents” means this Agreement, each of the officer certificates required by this Agreement to be delivered pursuant to Article 7 and Article 8 as conditions to Closing, and each other document delivered pursuant to this Agreement, including each of the Contracts that are Exhibits to this Agreement.
“Transaction Expenses” means (a) all fees, costs and expenses incurred, payable or reimbursable by the Acquired Companies in connection with or in anticipation of the auction process for the sale of the Acquired Companies or the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby, including any fees, costs or expenses of investment bankers, legal counsel, accountants, consultants and other advisors; (b) all filing, application and consent or related fees incurred, payable or reimbursable by the Acquired Companies in connection with any notices, Consents, filings and applications required or to be obtained in connection with the consummation of the transactions contemplated hereunder or under the other Transaction Documents; (c) all change of control payments, termination payments or similar obligations for which any Acquired Company is or becomes liable in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and (d) all fees, costs and expenses incurred, payable or reimbursable by the Acquired Companies in connection with the Extraction Transactions, in each case to the extent not paid or reimbursed prior to the Closing Date, excluding, in each case, any fees, costs and expenses that were incurred, payable or reimbursable by the Acquired Companies at the written request of Buyer (which, for greater certainty, includes any incremental Canadian federal or provincial Taxes incurred, payable or reimbursable by the Acquired Companies) and that are not otherwise the responsibility of the Seller hereunder.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.
“Transition Services Agreement” means the Transition Services Agreement to be entered into by and among NECOS and certain of the Acquired Companies, substantially in the form of Exhibit F.
“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.
“ULC Equity Value” means (i) if the Closing Date occurs on or prior to June 30, 2018, an amount equal to $686,000,000, and (ii) if the Closing Date occurs after June 30, 2018, an amount equal to (a) $686,000,000 minus (b) an amount equal to the product obtained by multiplying $180,000 by the number of days elapsed from and including July 1, 2018 to and including the Closing Date.
“Voting Agreement” means the voting agreement dated as of June 9, 2015, as amended on December 6, 2016, and further amended and assigned on October 23, 2017 between Seller and NextEra Energy Canada Holdings B.V. in respect of the Voting Shares (as defined in the Voting Agreement) of the Company.

1.2	Rules of Construction.

(a)
All “Recital”, “Article”, “Section”, “Schedule”, “Exhibit” and “Appendix” references used in this Agreement are to recitals, articles, sections, schedules, exhibits and appendices to this Agreement unless otherwise specified. The Exhibits, Schedules and Appendices attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes and references to this Agreement shall include a reference to all Exhibits, Schedules and Appendices, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

(b)
A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). A term defined in the singular number shall include the correlative plural and vice versa.

(c)	The words “includes” or “including” shall mean “including without limitation.”

(d)	The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(e)
Unless otherwise specified, any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Any reference herein to a particular provision or part of any statute will include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof. All references to a provision of the Tax Act shall be deemed to include a reference to any equivalent or corresponding provision under the applicable tax legislation of a Province or Territory of Canada.

(f)	All references to a particular entity shall include a reference to such entity’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement.

(g)
References to any agreement (including this Agreement), document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time.

(h)
The word “or” will have the inclusive meaning represented by the phrase “and/or.” “Shall” and “will” mean “must” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing in a visible form.

(i)
Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after” “to” means “to but excluding” and “through” means “through and including.”

(j)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP as in effect on the Effective Date.

(k)
Each Party acknowledges that this Agreement and each of the other Transaction Documents was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement or any of the other Transaction Documents to which such Party is a party to be construed or interpreted against any Party shall not apply to any construction or interpretation thereof.

(l)	In the event of any conflict between the provisions of this Agreement and those of any Exhibit, Schedule or Appendix, the provisions of this Agreement shall prevail.

ARTICLE 2
PURCHASE AND SALE AND CLOSING
2.1    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Purchased Shares free and clear of all Encumbrances other than any Encumbrances created under the Organizational Documents of the Company and any Encumbrances created by Buyer, which Purchased Shares shall be sold, assigned, transferred and delivered to Buyer for the consideration specified in Section 2.2 below.
2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Shares shall be an amount equal to:

(a)	the Base Purchase Price; plus or minus, as applicable,

(b)	the adjustment to reflect the Final Aggregate Net Working Capital Amount in accordance with Section 2.4; plus or minus, as applicable,

(c)	the adjustment to reflect the Jericho Completion Adjustment Amount in accordance with Section 2.5.
2.3    Closing. The Closing shall take place at the offices of McCarthy Tétrault LLP, Suite 5300, TD Bank Tower, 66 Wellington Street West, Toronto, Ontario, M5K 1E6 at 10:00 A.M. Toronto time, on the Closing Date. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer each of the deliverables set forth in Section 7.15, and Buyer shall deliver, or cause to be delivered, to Seller each of the deliverables set forth in Section 8.9. Except as otherwise provided herein or as expressly agreed in writing by Buyer and Seller, all actions listed in Section 7.15 or Section 8.9 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4	Aggregate Net Working Capital Adjustment Amount.

(a)
At least five (5) Business Days prior to the scheduled Closing Date, Seller will prepare (at Seller’s expense) and deliver to Buyer a worksheet setting forth the Estimated Aggregate Net Working Capital Amount, as well as a computation thereof (which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit A). The “Closing Date Aggregate Net Working Capital Adjustment Amount” shall be the amount (positive or negative) equal to the Estimated Aggregate Net Working Capital Amount minus the Aggregate Target Net Working Capital Amount. If (i) the Closing Date Aggregate Net Working Capital Adjustment Amount is a positive number, the Base Purchase Price payable at Closing will be increased by an amount equal to the Closing Date Aggregate Net Working Capital Adjustment Amount; or (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount is a negative number, the Base Purchase Price payable at Closing will be decreased by an amount equal to the absolute value of the Closing Date Aggregate Net Working Capital Adjustment Amount.

(b)
Within sixty (60) days after the Closing Date, Buyer will prepare (at Buyer’s expense) and deliver to Seller a worksheet setting forth Buyer’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit A, together with documentation that supports Buyer's determinations and calculations. If within forty-five (45) days following delivery of such worksheet and supporting documentation to Seller, Seller does not object in writing thereto to Buyer, then the Proposed Aggregate Net Working Capital Amount shall constitute the actual amount of the Aggregate Net Working Capital as of the Closing Date for purposes of this Agreement (the “Final Aggregate Net Working Capital Amount”). If, within forty-five (45) days following delivery of such worksheet and supporting documentation to Seller, Seller objects in writing thereto to Buyer (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) such Proposed Aggregate Net Working Capital

Amount shall be subject to the objection and resolution provisions set forth in Section 2.4(e) below.

(c)
If the Proposed Aggregate Net Working Capital Amount is not prepared and delivered by Buyer within the sixty (60) day period set forth in Section 2.4(b) above, Seller shall be entitled (but not obligated) during the forty-five (45) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Seller’s expense) and deliver to Buyer a worksheet setting forth Seller’s good faith computation of the Proposed Aggregate Net Working Capital Amount, which computation shall be prepared in the same format and on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit A, and based upon information available to Seller, and accompanied by the documentation that supports Seller’s determinations and calculations. If within forty-five (45) days following delivery of such worksheet and supporting documentation to Buyer, Buyer does not object in writing thereto to Seller, then the Proposed Aggregate Net Working Capital Amount submitted by Seller pursuant to this Section 2.4(c) shall constitute the Final Aggregate Net Working Capital Amount. If, within forty-five (45) days following delivery of such worksheet and supporting documentation to Buyer, Buyer objects in writing thereto to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such Proposed Aggregate Net Working Capital Amount shall be subject to the objection and resolution provisions set forth in Section 2.4(e) below.

(d)
If neither Buyer nor Seller prepare and deliver a Proposed Aggregate Net Working Capital Amount in accordance with Section 2.4(b) or Section 2.4(c), above, the Estimated Aggregate Net Working Capital Amount delivered at Closing shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder.

(e)
If Seller objects to Buyer’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.4(b) or if Buyer objects to Seller’s Proposed Aggregate Net Working Capital Amount pursuant to Section 2.4(c), then Buyer and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.4(b) or Section 2.4(c), as the case may be. Should such negotiations not result in an agreement as to the Final Aggregate Net Working Capital Amount within such twenty (20) day period (or such longer period as Buyer and Seller may agree in writing), then either Party may, within ten (10) days following the expiration of such twenty (20) day period, submit such remaining disputed items and values to the Neutral Auditor. If neither Party submits such remaining disputed items and values to the Neutral Auditor in accordance with the foregoing sentence, then the Proposed Aggregate Net Working Capital Amount prepared by Buyer or Seller, as applicable, in accordance with Section 2.4(b) or Section 2.4(c) shall become the Final Aggregate Net Working Capital Amount for all purposes hereunder. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Buyer and Seller shall, and shall cause their respective Affiliates and their respective Representatives to, use Commercially Reasonable Efforts to cooperate with the Neutral Auditor. The

Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Aggregate Net Working Capital Amount only (prepared on the same basis used to prepare the Aggregate Target Net Working Capital Amount as set forth on Exhibit A). The Neutral Auditor shall only decide the specific disputed items and the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Aggregate Net Working Capital Amount) determine the Final Aggregate Net Working Capital Amount, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Proposed Aggregate Net Working Capital Amount and the written notice of objection, respectively. The Neutral Auditor shall be directed to resolve such disputes, determine such values and calculate the Final Aggregate Net Working Capital Amount (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this Section 2.4(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Buyer and Seller. The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Buyer and Seller a written determination of the Final Aggregate Net Working Capital Amount (such determination to be made consistent with this Section 2.4(e), to include a worksheet setting forth all material calculations used in arriving at such determination, and to be based solely on information provided to the Neutral Auditor by Buyer or Seller) within thirty (30) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates, and their respective Representatives. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.4(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Aggregate Net Working Capital.

(f)
The “Final Aggregate Net Working Capital Adjustment Amount” shall be calculated by computing the Closing Date Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.4(a) but substituting the Final Aggregate Net Working Capital Amount for the Estimated Aggregate Net Working Capital Amount. The “Post-Closing Aggregate Net Working Capital Adjustment Amount” shall be the amount (positive or negative) equal to (i) the Final Aggregate Net Working Capital Adjustment Amount minus (ii) the Closing Date Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a positive amount, then Buyer shall pay in cash to Seller the amount of the Post-Closing Aggregate Net Working Capital Adjustment Amount. If the Post-Closing Aggregate Net Working Capital Adjustment Amount is a negative amount, then Seller shall pay in cash to Buyer the amount equal to the absolute value of the Post-Closing Aggregate Net Working Capital Adjustment Amount. Any such net excess or deficit payment in respect of the Final Aggregate Net Working Capital Amount will be due and payable within fifteen (15) days after the date that the Final Aggregate Net Working Capital Amount is finally determined as provided in this Section 2.4 and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable at least two (2) Business Days prior to the payment date. Any payments made pursuant to this Section 2.4(f) shall be treated as an adjustment to the Purchase Price by the parties, unless otherwise required by Law.

(g)
Following the Closing, Seller and Buyer shall cooperate and provide each other and, if applicable, the Neutral Auditor, and their respective Representatives, reasonable assistance and access to such books, records and employees (including those of the Acquired Companies) to the extent they relate to the Final Aggregate Net Working Capital Adjustment Amount as are reasonably requested in connection with the matters addressed in this Section 2.4. Consistent with the foregoing, Buyer shall, at its expense, provide to Seller or the Neutral Auditor, or provide reasonable access (in a manner not unreasonably disruptive to its business) to Seller or the Neutral Auditor to review, the books and records, documents and work papers to the extent related to the preparation of the worksheet and computation of the Final Aggregate Net Working Capital Amount. Seller and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of Buyer regarding the worksheet setting forth the computation of the Final Aggregate Net Working Capital Amount and the calculations set forth therein.

2.5	Jericho Completion Adjustment Amount.

(a)
Promptly following the final determination by Seller and NextEra Energy Canada, LP of the Jericho Completion Adjustment Amount pursuant to Section 3(g) of Part III of the Jericho PSA Acquired Companies Annex, Seller will deliver a certificate to Buyer (i) certifying that (a) all of the “Completion Requirements” (as defined in the Jericho PSA Acquired Companies Annex) have been completed and (b) all “Completion Costs” (as defined in the Jericho PSA Acquired Companies Annex) have been paid in full, (ii) certifying the amount of the “Completion Costs”, (iii) confirming the amount of the Jericho Completion Adjustment Amount and (iv) confirming whether the Jericho Completion Adjustment Amount is a Jericho Additional Completion Payment or a Jericho Completion Payment Surplus. The amount of the Jericho Completion Adjustment Amount will be subject to the review and approval of Buyer, acting reasonably. Seller shall provide to Buyer all information reasonably requested by Buyer in connection with the Buyer’s review and approval of the Jericho Completion Adjustment Amount, including information relating to the “Completion Costs” and the “Completion Requirements”.

(b)
If the Jericho Completion Adjustment Amount is a Jericho Completion Payment Surplus, then Buyer shall pay in cash to Seller the amount of the Jericho Completion Adjustment Amount. If the Jericho Completion Adjustment Amount is a Jericho Additional Completion Payment, then Seller shall pay in cash to Buyer the amount of the Jericho Completion Adjustment Amount. Any such payment in respect of the Jericho Completion Adjustment Amount will be due and payable within fifteen (15) days after the date on which Buyer approves the Jericho Completion Adjustment Amount and will be payable by wire transfer of immediately available funds to such account or accounts as shall be specified by Buyer or Seller, as applicable, at least two (2) Business Days prior to the payment date.

2.6    Withholding. Notwithstanding any other provision in this Agreement, Buyer shall be entitled to deduct and withhold from any amount or property otherwise payable or deliverable to Seller or its designee pursuant to this Agreement or the other Transaction Documents such amounts or properties as it is required to deduct and withhold with respect to the making of such payment or the delivery of such property under any provision of federal, provincial, state, local or foreign Law; provided that if Buyer determines any such deduction or withholding is required in respect of the purchase of the Purchased Shares, Buyer shall inform Seller by notice in writing at least five (5) Business Days prior to the required payment date of the amount subject to deduction or withholding of such determination, and the Parties shall cooperate, in each case acting reasonably, to minimize the amount that is required to be withheld or deducted. If any amount or property is so withheld and remitted to the appropriate Taxing Authority as required by Law, such withheld amounts or properties shall be treated for all purposes of this Agreement as having been paid or delivered to Seller or its designee.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Seller as contemplated by Section 12.4, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:

3.1	Organization.

(a)	Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

(b)	Seller GP is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.
3.2    Authority. Seller and each Shared Facilities Affiliate has all requisite limited partnership or corporate power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which Seller and each Shared Facilities Affiliate is a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and each Shared Facilities Affiliate of this Agreement and the other Transaction Documents to which Seller and each Shared Facilities Affiliate is a party, and the performance by Seller and each Shared Facilities Affiliate of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited partnership or corporate action. This Agreement and the other Transaction Documents to which Seller and Shared Facilities Affiliate is a party have been duly and validly executed and delivered by Seller and each Shared Facilities Affiliate and, assuming the due execution and delivery by Buyer, constitute the legal, valid and binding obligations of Seller enforceable against Seller and each Shared Facilities Affiliate in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. The financial condition of Seller is no worse than the financial condition of NextEra Energy Partners, LP as of December 31, 2017.
3.3    No Conflicts. The execution and delivery by Seller, the Acquired Companies or the Shared Facilities Affiliates of this Agreement and the other Transaction Documents to which such Persons are or will be a party do not, and the performance by Seller, the Acquired Companies or any Shared Facilities Affiliate of their obligations under this Agreement and the Transaction Documents to which such Persons are or will be a party will not, and the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not:

(a)	result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller or the Shared Facilities Affiliates;

(b)
assuming all of the Seller Consents, the Company Consents and the Shared Facilities Consents have been made, obtained or given and the Shared Facilities Agreements and the Common O&M Facilities Agreements have been executed and delivered, result in a violation of or a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller or any Shared Facilities Affiliate is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) that would not, in the aggregate, have a material adverse effect on Seller’s or any Shared Facilities Affiliate’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which such Persons are or will be a party; and

(c)
assuming all of the Seller Consents, the Company Consents and the Shared Facilities Consents have been made, obtained or given, (i) result in a violation or breach of any term or provision of any Law applicable to Seller or the Shared Facilities Affiliates, except as would not have a material adverse effect on Seller’s or any Shared Facilities Affiliate’s ability to perform its obligations under this Agreement or any other Transaction Document to which such Persons are a party or (ii) require any Consent of any Governmental Authority under any Law, other than such Consents that, if not made, obtained or given, would not have a material adverse effect on Seller’s or such Shared Facilities Affiliate’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which such Persons are or will be a party.

3.4    Consents and Approvals. Except for the Seller Consents, the Company Consents and the Shared Facilities Consents, (a) no Consent is required to be obtained or delivered under the terms of any Contract by Seller or any Shared Facilities Affiliate in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents to which Seller or any Shared Facilities Affiliate is or will be a party, or the consummation of the transactions contemplated hereunder and thereunder, and (b) no Consent of any Governmental Authority under any Law applicable to Seller or any Shared Facilities Affiliate is required to be obtained or delivered by Seller or any Shared Facilities Affiliate in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents to which Seller or such Shared Facilities Affiliate is or will be a party, or the consummation of the transactions contemplated hereunder and thereunder.
3.5    Purchased Shares. Seller is the beneficial and registered owner of the Purchased Shares free and clear of all Encumbrances other than (a) those arising under the Organizational Documents of the Company, (b) those arising under this Agreement, (c) those securing Taxes not yet due and payable, (d) those arising under any applicable securities Laws of any jurisdiction and (e) those arising under the NEP Revolver Loan Documents that will be released at or prior to Closing. At or prior to the Closing, such agreements and restrictions will have been complied with, terminated or released and, at the Closing, Seller will have full legal right, power and authority to sell the Purchased Shares to Buyer free and clear of all Encumbrances. Except for the Purchased Shares, the Company has no outstanding Equity Securities.
3.6    Legal Proceedings. There is no Claim outstanding, pending or, to Seller’s Knowledge, threatened against Seller or any Shared Facilities Affiliate, that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents.
3.7    Compliance with Laws. Neither Seller nor any Shared Facilities Affiliate is in violation of or in default under any Law applicable to Seller or any Shared Facilities Affiliate that would have the effect, in the aggregate, of hindering, preventing or delaying Seller or any Shared Facilities Affiliate from performing its obligations under this Agreement and the Transaction Documents to which Seller is or will be a party or the consummation of the transactions contemplated hereby and thereby.
3.8    Brokers. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which Buyer or any Acquired Company could become liable or obligated.
3.9    Not Taxable Canadian Property. The Purchased Shares are not “taxable Canadian property” of Seller for the purposes of subsection 116(5) of the Tax Act.
3.10    Bankruptcy. Seller has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law relating to bankruptcy, insolvency, liquidation, dissolution or winding up, as applicable, of Seller, nor, to Seller’s Knowledge, has any such petition been filed against Seller. No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or Seller’s property.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Seller as contemplated by Section 12.4, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:

4.1	Organization.

(a)
The Company is a unlimited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of continuation, and has all requisite unlimited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets.

(b)
Each of the Project LPs is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets.

(c)
Each of the other Acquired Companies is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets.

(d)	Each Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to be material.

(e)
Each Acquired Company has all requisite limited partnership or corporate power and authority, as applicable, to execute and deliver the Transaction Documents to which each Acquired Company is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Acquired Company of the Transaction Documents to which each Acquired Company is a party, and the performance by each Acquired Company of its obligations thereunder, have been duly and validly authorized by all necessary limited partnership or corporate action. The Transaction Documents to which each Acquired Company will at Closing be duly and validly executed and delivered by each Acquired Company and, assuming the due execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of each Acquired Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.2    No Conflicts. The execution and delivery by Seller, the Acquired Companies and the Shared Facilities Affiliates of this Agreement and the Transaction Documents to which such Persons are or will be a party do not, and the performance by Seller, the Acquired Companies and the Shared Facilities Affiliates of their obligations under this Agreement and the Transaction Documents to which such Persons are or will be a party will not:

(a)	result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Acquired Company;

(b)
assuming all of the Seller Consents, the Company Consents and the Shared Facilities Consents have been made, obtained or given and the Shared Facilities Agreements and the Common O&M Facilities Agreements have been executed and delivered, result in a material violation of or a material breach of or material default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, except for any such violations or defaults (or rights of termination, cancellation or acceleration) that would result solely as a result of the specific legal, regulatory or financial status of Buyer or its Affiliates, or as a result of any other facts or circumstances that specifically relate to the business or activities in which Buyer or its Affiliates are or propose to be engaged, other than the Business; and

(c)
assuming all the Seller Consents, the Company Consents and the Shared Facilities Consents have been made, obtained or given, (i) result in a material violation or material breach of any term or provision of any Law applicable to any Acquired Company or any of the Purchased Assets or (ii) require the Consent of any Governmental Authority under any Law, other than such Consents that, (A) if not made, obtained or given, would not be material or (B) are required solely as a result of the specific legal, regulatory or financial status of Buyer or its Affiliates, or as a result of any other facts or circumstances that specifically relate to the business or activities in which Buyer or its Affiliates are or propose to be engaged, other than the Business.

4.3    Consents and Approvals. Except for the Company Consents and the execution and delivery of the Shared Facilities Agreements and the Common O&M Facilities Agreements, (a) no Consent is required to be obtained or delivered under the terms of any Material Contract by the Acquired Companies in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents by the Acquired Companies or the consummation of the transactions contemplated hereunder and thereunder, and (b) no Consent of any Governmental Authority under any Law applicable to the Acquired Companies is required to be obtained by the Acquired Companies in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereunder and thereunder.
4.4    Capitalization. Schedule 4.4 accurately sets forth the ownership structure and capitalization of each Acquired Company, including the names of the registered and beneficial owners of the shares and other securities thereof and the number of shares and other securities held by such owners. The shares and other securities of each Acquired Company are owned by such owners as set forth in Schedule 4.4 free and clear of all Encumbrances (except Permitted Encumbrances). Except as set forth on Schedule 4.4, there are no outstanding Equity Securities or other securities of any Acquired Company. All of the Equity Securities have been duly authorized, are validly issued, fully paid and non-assessable and were issued in compliance with the Organizational Documents of the Acquired Companies and all Laws. Except for the Right of First Refusal Agreement, no Person has or has been granted any agreement, right or option, or any right or privilege capable of becoming an agreement, right or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Acquired Company. The Right of First Refusal Agreement has been irrevocably waived in connection with the transactions contemplated by this Agreement and no Person other than Buyer has any right to acquire any of the Purchased Shares. Seller has Made Available a true and complete copy of such waiver. None of the Equity Securities of any Acquired Company are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Acquired Company, other than the Organizational Documents of any Acquired Company, the Project Financing Documents, the NEP Revolver Loan Documents or the Voting Agreement. Seller has Made Available a true and complete copy of the Voting Agreement. The Voting Agreement shall automatically terminate and be of no force and effect immediately upon Closing without any further action of any Person.
4.5    Activities of the Acquired Companies. The Business of each Acquired Company is the only business operation carried on by such Acquired Company.

4.6	Title to Assets.

(a)
Except (i) for the matters disclosed in Schedule 4.6 and (ii) as would not, individually or in the aggregate, reasonably be expected to be material, the Purchased Assets owned, leased, subject to an easement or licensed by each Acquired Company and the Purchased Assets that each Project LP otherwise has the right to use, either directly or through the O&M Agreement, are sufficient for the ownership, lease, maintenance, financing and operation of the Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and assets necessary to own, lease, finance and operate the Business as currently conducted.

(b)
The Acquired Companies have good and marketable title to the Assets they purport to own, free and clear of any Encumbrances (other than Permitted Encumbrances) and have valid leases, licenses, easements or other rights to use the other Assets used in the operation of the Business as currently operated, except for matters that would not, individually or in the aggregate, reasonably be expected to be material.

(c)
Except for such exceptions as would not, individually or in the aggregate, reasonably be expected to be material or as set forth on Schedule 4.6, (i) all of the Purchased Assets (other than Purchased Assets that are intangible Assets, including Contracts and Intellectual Property) are in good operating condition for similar Assets of a similar age subject to ordinary wear and tear and ordinary repair and routine maintenance and are suitable for the purposes for which they are employed, and (ii) there is no defect, damage, hazard or dangerous condition existing with respect to any such Purchased Asset.

(d)
Except as disclosed in Schedule 4.6, there are no options, rights, commitments, agreements or contracts to sell, assign, transfer, mortgage, convey or otherwise dispose of any of the Purchased Assets (other than sales of electricity in the ordinary course of business pursuant to the Power Purchase Agreements) or any interest therein or that would restrict or impede the ability of the Acquired Companies to, directly or indirectly, sell, transfer or convey the Assets or any interest therein. Except as disclosed in Schedule 4.6, none of the Acquired Companies is party to or bound by any oral contract or any other legally binding oral agreement.

(e)
Neither the “Bornish Wind Project” nor the “Cedar Point II Wind Project” is a “New NextEra Project” for purposes of the Jericho Credit Agreement. The “Goshen Wind Project” is not a “New NextEra Project” for purposes of the credit agreement dated as of June 13, 2014 between, inter alios, Varna Wind, LP, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, Sumitomo Mitsui Banking Corporation of Canada, as collateral agent and depositary agent, and the financial institutions parties thereto.

(f)
Prior to the Effective Date, an Affiliate of Seller deposited the “Completion Amount” (as defined in the Jericho PSA Acquired Companies Annex) with Jericho Wind, LP. Such deposited amount is not less than the amount required to satisfy all of the “Completion Requirements” (as defined in the Jericho PSA Acquired Companies Annex).

(g)
There is no transaction contemplated by Section 5.15(a) of the Jericho Credit Agreement that has not been fully unwound prior to the Effective Date. Jericho Wind, LP has no obligation to pay or prepay any loan or other obligation under Section 6.3(h) of the Jericho Credit Agreement.

4.7    Bank Accounts. Schedule 4.7 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Acquired Company maintains accounts of any nature, and the names of all Persons, including any Person holding a power of attorney, authorized to draw thereon or to have access thereto.

4.8    Subsidiaries. None of the Acquired Companies have Subsidiaries or own Equity Interests in any Person other than as set forth on Schedule 4.4.
4.9    Legal Proceedings. Except as set forth on Schedule 4.9, there is no material Claim outstanding, pending, or to Seller’s Knowledge, threatened against or involving any Acquired Company that (a) affects any Acquired Company, the Assets of any Acquired Company or the Projects or (b) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents. Except as set forth on Schedule 4.9, there are no condemnation or similar proceedings affecting any of the Purchased Assets that are outstanding, pending or, to Seller’s Knowledge, threatened.
4.10    Compliance with Laws. Each Acquired Company is and has in the last three (3) years been in compliance in all material respects with all Laws applicable to it; provided, however, that this Section 4.10 does not address Taxes, which are exclusively addressed by Section 3.9 and Section 4.13 or Environmental Laws, which are exclusively addressed by Section 4.17.
4.11    Aboriginal Matters. Except as set forth on Schedule 4.11, none of the Acquired Companies, Seller or any Affiliate of Seller have received notice from any Person that the Property is subject to any Aboriginal Claim. There are no, current, pending or, to Seller’s Knowledge, threatened Aboriginal Claims by one or more Aboriginal Groups affecting the Property that could reasonably be expected to be material. Except as set forth on Schedule 4.11, none of the Acquired Companies or Seller are parties to or bound by any Contract, written commitment or written obligation with or to an Aboriginal Group with respect to the Projects. Seller and the Acquired Companies have complied with all such Contracts, written commitments and written obligations set forth on Schedule 4.11 in all material respects and, to Seller’s Knowledge, all applicable Aboriginal Groups have complied with such Contracts, written commitments or written obligations. All payments owing to Aboriginal Groups under the Contracts, written commitments and written obligations set forth on Schedule 4.11 have been included in the applicable Project’s financial projections that have been Made Available. Except as set forth on Schedule 4.11, none of the Acquired Companies or Seller are currently involved in, nor are there any outstanding or anticipated, discussions, negotiations or other communications between any of the Acquired Companies or Seller and, any Aboriginal Group to provide any further benefits, financial or otherwise, with respect to the Projects.
4.12    Liabilities. Except for liabilities or obligations (i) reflected or reserved against in the Financial Statements, (ii) arising in the ordinary course of business since the date of the balance sheet included in the last annual Financial Statements referred to in Section 4.22(a)(i), Section 4.22(a)(ii), or Section 4.22(a)(iii), as applicable, and that are not, individually or in the aggregate, material, (iii) included in the calculation of the Final Aggregate Net Working Capital Amount, or (iv) set forth in Schedule 4.12, no Acquired Company (a) has any liability that would be required to be reflected on a balance sheet of such Acquired Company prepared on an unconsolidated basis in accordance with GAAP or (b) is a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities of any Person. As of December 31, 2017, there are no amounts owing by any of the Acquired Companies in respect of Secondary Settlement.
4.13    Taxes. Except as set forth on Schedule 4.13: (a) all Tax Returns that are required to be filed on or before the Closing Date by each Acquired Company have been or will have been duly and timely filed with the appropriate Governmental Authority, (b) all such Tax Returns will be true, correct and complete as of the Closing Date, and no material fact has been omitted therefrom, (c) all Taxes that are shown to be due on such Tax Returns and all other Taxes (whether or not shown as due on such Tax Returns and whether or not assessed or reassessed by the appropriate Taxing Authority) that are due and owing, by any of the Acquired Companies, including all installments on account of Taxes for the current year, have been or will have been before Closing timely paid in full or have been or will be before Closing adequately reserved in the Financial Statements and each Acquired Company has paid all assessments and reassessments it has received in respect of Taxes, (d) each Acquired Company has duly and timely withheld and collected all material amounts required by Law to be withheld or collected by it on account of Taxes (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited by it to or for the account or benefit of any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and has duly remitted to the appropriate Taxing Authority within the time prescribed under any Law all such amounts, and each Acquired Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees to the proper Taxing Authority within the time required under Law, (e) there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, any Acquired Company, nor is there any outstanding request for any such agreement, waiver, objection or arrangement, no Acquired Company has made any elections, designations or similar filings with respect to Taxes or entered into any agreement in respect of Taxes or Tax Returns that have an effect for any period ending after the Closing Date and which have not been disclosed to Buyer, and no Acquired Company has requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Taxing Authority, (f) no material deficiencies or assessments or reassessments for any Taxes have been proposed, asserted or assessed in writing by any Taxing Authority against any of the Acquired Companies that are still pending, to Seller’s Knowledge there are no matters under discussion, examination, audit or appeal with or by any Taxing Authority, and there are no proceedings, Claims, demands, investigations, or actions now pending or, to Seller’s Knowledge, threatened against any Acquired Company in respect to Taxes, (g) there are no liens for Taxes upon, pending against or, to Seller’s Knowledge, threatened against any of the Assets of the Acquired Companies, except for Permitted Encumbrances, (h) none of the Acquired Companies (i) is a party to or has any liability under any Tax sharing or Tax indemnification agreement or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person or (ii) has any liability (contractual or otherwise) for Taxes of any other Person, (i) each Acquired Company that is required to be registered under Part IX of the ETA and, if applicable, under any analogous provincial Tax legislation is so duly registered, all input tax credits claimed by any such company for GST/HST purposes have been proper, correctly calculated and documented in accordance with Law and each Acquired Company has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST, provincial sales tax or harmonized tax legislation and any other sales and use Taxes, (j) no Acquired Company has ever been engaged (or has been treated as having been engaged due to its status as a member of a partnership or limited liability company or beneficiary of a trust) in a trade or business in any country other than the country in which it is formed or organized, or is otherwise required to file an income Tax Return in any jurisdiction outside of such country, and to Seller’s Knowledge, no Claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by, or required to file Tax Returns in, that jurisdiction, (k) the terms and conditions made or imposed in respect of every transaction (or series of transactions) between any of the Acquired Companies and any Person that is (i) a non-resident of Canada for purposes of the Tax Act, and (ii) not dealing at arm’s length with any of the Acquired Companies for purposes of the Tax Act, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the Tax Act, and each Acquired Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act with respect to all material transactions between it and any non-resident of Canada with whom it was not dealing at arm’s length for purposes of the Tax Act, (l) no Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount or deferred revenue received on or prior to the Closing Date, (m) none of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied to any Acquired Company or will apply to any Acquired Company at any time up to and including the time of Closing, no Acquired Company has any unpaid amounts that may be required to be included in income under section 78 of the Tax Act, and, to the Knowledge of the Seller, there are no circumstances which exist and are expected to result in the application of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act to any Acquired Company, (n) no Acquired Company that is a partnership is or ever has been a “SIFT partnership” for the purposes of the Tax Act or a partnership that is not a “Canadian Partnership” for the purposes of the Tax Act, and no member of any Acquired Company that is a partnership has a negative adjusted cost base in its partnership interest for purposes of the Tax Act or is a “specified member” of any partnership of which it is a member (other than a member holding only a limited partnership interest) for purposes of subsection 248(1) of the Tax Act, and (o) Buyer has been provided, or will be provided prior to Closing, with copies of all Tax Returns and amended Tax Returns and all written communications to or from any Governmental Authority relating to the Taxes of any of the Acquired Companies (including assessments or reassessments), to the extent relating to periods or events in respect of which any Governmental Authority may by Law assess or otherwise impose any such Tax on any Acquired Company. The representations and warranties set forth in this Section 4.13 (other than those in Sections 4.13(e), (g), (h), (i), (j), (k), (l), (m), (n) and (o)) shall not be deemed (for purposes of Article 10 or otherwise) to relate to a taxable period (or portion thereof) beginning on or after the Closing Date.

4.14	Contracts.

(a)
Excluding the Excluded Contracts, the Excluded Items, the NEP Revolver Loan Documents and any Contracts entered into after the Effective Date in accordance with Section 6.4, Schedule 4.14 sets forth a true and accurate list of the following Contracts to which an Acquired Company is a party or by which the Acquired Companies may be bound:

(i)	Contracts for the future purchase, exchange or sale of electric energy or ancillary services;

(ii)	Contracts for the future transmission of electric power;

(iii)	Contracts for the interconnection of electric generation facilities to third party transmission or distribution facilities;

(iv)
other than Contracts of the nature addressed by Section 4.14(a)(i) through (iii) and Contracts in respect of which there remain no continuing material rights or ongoing financial or other material obligations (including any obligation to purchase or sell any Asset), (A) for the purchase, lease, license, exchange or sale of any Asset or (B) that grant a right or option to purchase, lease, license, exchange or sell any Asset, other than in each case Contracts entered into in the ordinary course of business relating to Assets with a value of less than $350,000 individually or $1,500,000 in the aggregate;

(v)
other than Contracts of the nature addressed by Section 4.14(a)(i) through (iii), Contracts involving remaining outstanding payments or receipts that are payable or receivable following Closing and are in excess of $1,000,000 for each individual Contract over the life of such Contract;

(vi)
Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding Indebtedness;

(vii)
outstanding agreements of guaranty, surety or indemnification (excluding indemnification provisions customarily included in Contracts entered into in the ordinary course of business), direct or indirect, by such Acquired Company;

(viii)
Contracts for consulting services providing annual compensation in excess of $250,000 and that are not cancelable without material penalty by such Acquired Company on notice of ninety (90) days or less;

(ix)
outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that have underlying value and payment liability driven by or tied to fluctuations in the price of commodities, including electric power or securities;

(x)
Contracts that contain any outstanding obligation of an Acquired Company to issue any equity or dispose or acquire (including by equity swap) any equity in any Person, including in each case any securities convertible into or that entitles the holder thereof to acquire any entity;

(xi)
Contracts that purport to limit such Acquired Company’s (or that would, following the Closing, purport to limit Buyer’s or any of its Affiliates’) freedom to compete in any line of business or in any geographic area;

(xii)	partnership, joint venture or limited liability company agreements (other than the Organizational Documents of the Acquired Companies);

(xiii)	any Project Financing Documents; and

(xiv)	any Material Project Documents.

(b)
Seller has Made Available true and accurate copies of (i) all Material Contracts (other than certain Material Contracts where there are no outstanding financial or other material obligations thereunder), (ii) the New NextEra Energy Resources Project Adverse Effect Agreement dated as of November 18, 2014 between NextEra Energy Resources, LLC, Bornish Wind, LP and Mizuho Bank, Ltd.,

Canada Branch, as agent, (iii) the New NextEra Energy Resources Project Adverse Effect Agreement dated as of June 27, 2016 between NextEra Energy Resources, LLC, CP II Funding, LP and MUFG Union Bank, N.A., as collateral agent, (iv) the Bornish Credit Agreement (other than the schedules and exhibits attached thereto), and (v) the CP II Credit Agreement (other than the schedules and exhibits attached thereto). As soon as practicable after the Effective Date, Seller shall provide to Buyer true and accurate copies of all Material Contracts that were not Made Available.

(c)
Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Companies, Seller or Seller’s Affiliates party thereto and, to Seller’s Knowledge, of the other parties thereto, enforceable against the parties thereto in accordance with its terms.

(d)
(i) No Acquired Company, Seller or Seller’s Affiliate is in, or has received notice of any, breach or default (whether actual or alleged) in any material respect under any, or has provided or received any written notice of intention to terminate any, Material Contract, (ii) to Seller’s Knowledge, no other party to any of the Material Contracts is in, or has received notice of any, breach or default (whether actual or alleged) in any material respect under any, or provided or received any written notice of intention to terminate any, Material Contract, and (iii) to Seller’s Knowledge, there exists no state of facts that after notice or the passage of time, or both, would constitute such breach or default.

4.15	Real Property.

(a)
Each Acquired Company owns, leases or holds an easement interest, license or permit to use the Property listed on Schedule 4.15 and identified as being owned, held, leased or licensed by such Acquired Company, or over which the identified Acquired Companies holds an easement or permit, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances and the Contracts listed, and as otherwise noted, on Schedule 4.15) (all such Contracts listed or noted in Schedule 4.15 to be referred to herein as “Real Property Contracts”). Except as set forth in Schedule 4.15, the Projects are constructed within the boundaries of the Property.

(b)
Except in the case of option agreements and other similar agreements that have been Made Available in folders 2.6.2.5, 2.6.3.9 and 2.6.4.2.5 in the Data Room, no Acquired Company is a party to, or under any Contract to become a party to, any lease, easement, licence or other agreement with respect to real property other than the Real Property Contracts. Except as disclosed in Schedule 4.15, no Acquired Company is a sublessor, assignor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any real property.

(c)
To Seller’s Knowledge, each of the Real Property Contracts is in full force and effect, and there are no outstanding or alleged material defaults, breaches, offsets or counterclaims thereunder on the part of any Acquired Company. To Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default or breach under the Real Property Contracts on the part of any Acquired Company.

(d)
To Seller’s Knowledge, each of the Real Property Contracts is binding and enforceable on the applicable Acquired Company that is party thereto, subject only to any limitation under Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)
No Acquired Company has exercised any right to terminate any of the Real Property Contracts or received any notice in writing to terminate any of the Real Property Contracts, and no such terminations are pending or, to Seller’s Knowledge, threatened.

(f)
There are no restrictions in any Real Property Contract that prevent any portion of the Property which is material to the operation of the subject Project as currently constructed and operated from being used by the Acquired Companies and the use or occupancy by the grantee or lessee, as applicable, under each Real Property Contract is not, to Seller’s Knowledge, in breach, violation or non-compliance of or with any Laws.

(g)
No Acquired Company is aware of or has received written notice that any of its Property or any part thereof is subject to any decree of or order by a Governmental Authority to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has, to Seller’s Knowledge, any such condemnation, expropriation or taking been proposed.

(h)
No written notice has been received by an Acquired Company from any Governmental Authority with respect to any actual or threatened complaint, Claim, citation, order, directive, request for information, or notice of investigation concerning (i) any alleged violation of, liability or potential liability with respect to any of the Property under any Laws, or (ii) any defect or deficiency in any of the Property or any requirement to repair, remediate, alter or make improvements to any of such Property, that in either case has not been complied with or cured to the satisfaction of such Governmental Authority or which remains outstanding and unresolved.

(i)
No material capital improvements or construction work is ongoing at any of the Properties and all accounts for work and services performed or materials placed or furnished upon or in respect of construction relating to any Property or any part thereof (which work and services are the responsibility of an Acquired Company) will have been fully paid or adjusted by the Closing Date.

(j)
True, correct and complete copies of the Real Property Contracts (and all amendments, extensions or additions thereto), owner’s title insurance policies, site plans and surveys relating to Property and in the possession of Seller or the Acquired Companies have been Made Available to Buyer.

4.16	Permits.

(a)	Except with respect to Permits under Environmental Law, which are exclusively addressed in Section 4.17, Schedule 4.16 sets forth all Permits held by any of the

Acquired Companies or NECOS, as applicable, that are required for the ownership, lease, use, operation or maintenance of the Projects in the manner in which they are owned and operated as of the Effective Date, and consistent with each Project’s design capacity, and that are material to the relevant Project (the “Material Permits”). The Material Permits are the only Permits necessary or required to enable the Acquired Companies to conduct the Business in compliance in all material respects with all Laws and all Material Contracts. The Acquired Companies and NECOS hold all Material Permits. All such Material Permits are in full force and effect. There are no complaints, Claims, actions, investigations, prosecutions, orders, requests for information or proceedings (excluding proceedings of general applicability) pending or, to Seller’s Knowledge, threatened that would reasonably be expected to result in the revocation, termination, suspension or adverse modification of any such Material Permits. Correct and complete copies of all Material Permits have been Made Available to Buyer.

(b)
Each Acquired Company or NECOS, as applicable, is in compliance in all material respects with all Material Permits set forth on Schedule 4.16 as being held by such Acquired Company or NECOS. Neither Seller, any Acquired Company nor NECOS has (i) received any notification from any Governmental Authority alleging that any Acquired Company or NECOS is in material violation of any of such Material Permits, other than in respect of any allegation that no longer remains pending or (ii) Knowledge of any facts or circumstances that could reasonably be expected to give rise to the revocation, termination, suspension or adverse modification of any such Material Permits.

4.17	Environmental Matters.

(a)
The Material Permits include all Permits under Environmental Law that are required for the ownership, lease, use, operation or maintenance of the Projects by the Acquired Companies in the manner in which they are currently owned and operated and consistent with each Project’s design capacity, except any such Permits, the absence of which would not, individually or in the aggregate, be material to the relevant Project. All Material Permits under Environmental Law in effect are set forth on Schedule 4.17(a) and are in full force and effect. There are no complaints, Claims, actions, investigations, prosecutions, orders, requests for information or proceedings pending or, to Seller’s Knowledge, threatened that would reasonably be expected to result in the revocation, suspension or adverse modification of any such Material Permits. Correct and complete copies of all Material Permits required under Environmental Law have been Made Available to Buyer.

(b)
Except as set forth on Schedule 4.17(b), (i) each Acquired Company and the Project owned by each such Acquired Company is and, since December 31, 2016, has been in compliance in all material respects with all Environmental Laws and Material Permits under Environmental Law and (ii) to Seller’s Knowledge, there are no existing events, conditions, circumstances, complaints, actions, investigations, requests for information or proceedings that would reasonably be expected to materially and adversely affect the Acquired Companies by (a) affecting any of their ability to comply with Environmental Laws or Material Permits, (b) resulting in any material liability or obligation under Environmental

Law or any Material Permit, (c) preventing or prohibiting any Project from operating substantially in the manner operated on the Effective Date or in the year prior to the Effective Date or resulting in any new curtailment or (d) resulting in the revocation, suspension, or adverse modification of such Material Permits.

(c)
Except as set forth on Schedule 4.17(c), no Acquired Company has been served with notice of any material Environmental Claims, actions, proceedings or investigations that are currently outstanding. To Seller’s Knowledge, no material Environmental Claims are threatened against an Acquired Company by any Person under any Environmental Laws.

(d)
Except as set forth on Schedule 4.17(d), there has been no Release or presence of any Hazardous Material within the last four (4) years at any Projects or any Property, or from any Project or any Property to any other location, in connection with an Acquired Company’s operations at the relevant Project or otherwise that would reasonably be expected to result in an Environmental Claim that would have or would reasonably be expected to result in a Material Adverse Effect.

4.18	Intellectual Property.

(a)
The Acquired Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property (other than the Excluded Contracts and Excluded Items) currently used in their respective Businesses.

(b)
Neither Seller nor any Acquired Company has received from any Person a Claim in writing or, to Seller’s Knowledge, no Claim has been threatened that any Acquired Company is infringing in any material respect the Intellectual Property of such Person.

(c)	To Seller’s Knowledge, no Person is currently infringing any of the Intellectual Property owned by or licensed to the Acquired Companies in a manner that would reasonably be expected to be material.
4.19    Brokers. The Acquired Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents.
4.20    Employees and Labor Matters. Neither Seller nor any of the Acquired Companies have any employees. No Acquired Company is required to make any payment to any current or former director, officer, employee or consultant in connection with the transactions contemplated by this Agreement.
4.21    Employee Benefits. Neither Seller nor any of the Acquired Companies sponsor or maintain any Benefit Plan.

4.22	Financial Statements.

(a)	Seller has Made Available to Buyer true and complete copies of:

(i)	the individual (in the case of Jericho Wind, LP and Varna Wind, LP, respectively) or combined (in the case of Conestogo Wind, LP and

Summerhaven Wind, LP) audited financial statements of the Project LPs for the financial years 2016 and 2017, consisting of the balance sheets as of December 31, 2016 and December 31, 2017, and the related audited statements of operations, audited statements of equity and audited statements of cash flows for the twelve-month periods ending December 31, 2016 and December 31, 2017, respectively;

(ii)
the combined audited financial statements of Moore Solar, LP and Sombra Solar, LP for the financial year 2016, consisting of the balance sheet as of December 31, 2016, and the related audited statement of operations, audited statement of equity and audited statement of cash flows for the twelve-month period ending December 31, 2016;

(iii)
the individual, combined or consolidated unaudited financial statements of the Acquired Companies (other than the Project LPs) consisting of the balance sheets as of December 31, 2015 and December 31, 2016 and the related unaudited income statements for the twelve-month periods ending December 31, 2015 and December 31, 2016, respectively;

(iv)
the individual (in the case of Jericho Wind, LP and Varna Wind, LP, respectively) or combined (in the case of (x) Moore Solar, LP and Sombra Solar, LP and (y) Conestogo Wind, LP and Summerhaven Wind, LP) unaudited interim financial statements of the Project LPs for the interim period ending September 30, 2017, consisting of the balance sheet as of September 30, 2017, and the related unaudited statement of operations, unaudited statement of equity and unaudited statement of cash flows for the three, six and nine month periods ending September 30, 2017; and

(v)
the individual, combined or consolidated unaudited interim financial statements of the Acquired Companies (other than the Project LPs) consisting of the balance sheet as of September 30, 2017 and the related unaudited income statements for the three, six and nine months ending September 30, 2017;

(collectively, the financial statements described in subparts (i), (ii), (iii), (iv) and (v) above, the “Financial Statements”).

(b)
Each of the Financial Statements was prepared based on the books and records of the Acquired Companies in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present, in all material respects, the financial position of the Acquired Companies reflected therein as of the respective dates and the results of operations of the Acquired Companies for the respective periods set forth therein (subject, in the case of the unaudited Financial Statements, to the absence of notes and normal year-end adjustments). The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

4.23    Support Obligations. As of the Effective Date, other than the credit support obligations set forth on Schedule 6.6, there are no credit support obligations required under the terms of any Material Contract or Law to be provided to or on behalf of the Acquired Companies or the Business. Neither Seller nor any Affiliate of Seller is in material breach of or in material default under any Support Obligation. Neither Seller nor any Affiliate of Seller has provided or received any written notice that it is in breach of or default under any Support Obligation. No event or circumstance has occurred that, with notice or lapse of time or otherwise, could reasonably be expected to constitute a breach or default under any Support Obligation or result in a termination of any Support Obligation or could cause or permit the acceleration or other change of any right or obligation or the loss of any benefit under any Support Obligation. Seller has made available to Buyer, true, correct and complete copies of all Support Obligations.
4.24    Bankruptcy. None of the Acquired Companies has filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law relating to the bankruptcy, insolvency, liquidation, dissolution or winding up, as applicable, of the Acquired Companies, nor, to Seller’s Knowledge, has any such petition been filed against the Acquired Companies. No general assignment of the Acquired Companies’ property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for the Acquired Companies or the Acquired Companies’ property.
4.25    Insurance. All insurance policies applicable to the Business are (i) in compliance with the Material Contracts, the Project Financing Agreements and Law in all material respects and (ii) are in full force and effect. Neither Seller nor any Acquired Company is in material default with respect to any of the provisions contained in any such policies of insurance.
4.26    Absence of Certain Changes. Except as set forth on Schedule 4.26, (i) from September 30, 2017 to the Effective Date, (A) each Acquired Company has operated, in all material respects, in the ordinary course of business, consistent with past practices, except in connection with any process relating to the sale of the Acquired Companies, including entering into this Agreement and (B) no Material Adverse Effect has occurred, nor has any event occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, and (ii) since September 30, 2017, none of the Acquired Companies have:

(a)	sold or otherwise disposed of any fixed or capital assets having a fair market value, individually or in the aggregate, in excess of $250,000;

(b)	made any capital expenditures, individually or in the aggregate, in excess of $350,000;

(c)
effected any material change in any accounting methods, principles or practices or any material change in, or adoption of any new and material, tax accounting principle, method of tax accounting or tax election;

(d)	incurred, assumed or guaranteed any Indebtedness, individually or in the aggregate, in excess of $100,000;

(e)	created or assumed any Encumbrance (other than any Permitted Encumbrances);

(f)	made any loan, advance or capital contribution to, or investment in any Person that is not an Acquired Company or Seller;

(g)	suffered damage, destruction or other casualty loss not covered by insurance or warranty that materially affects the business of the Acquired Companies on an aggregate basis; or

(h)	authorized or agreed or otherwise become committed to do any of the foregoing.
4.27    Books and Records. The books and records of the Acquired Companies, in all material respects, fairly and correctly set out and disclose all financial transactions of the Acquired Companies. The minute books of the Acquired Companies contain complete and accurate records, in all material respects, of (i) all actions taken at any meetings of the shareholders or board of directors of the Acquired Companies and of all written consents executed in lieu of the holding of any such meetings and (ii) all other matters required to be maintained by the Acquired Companies pursuant to Law. Correct and complete copies of such books and records and minute books of the Acquired Companies have been Made Available.
4.28    Interconnection Rights. Neither Seller nor the Acquired Companies have received written notice from the applicable interconnection (whether transmission or distribution) providers specific to the Projects that such interconnection provider has taken or has determined to take any adverse action with respect to the rights and access of the Acquired Companies under any interconnection agreement set forth on Schedule 4.14.
4.29    Related Party Transactions. Except (i) as set forth in Schedule 4.14, (ii) for any Transaction Document, (iii) for any Contract to be terminated prior to Closing in accordance with the terms hereof or (iv) for any Contract under or in respect of which there is no ongoing financial or other material obligation following Closing, no Acquired Company is party to a Contract with Seller, an Affiliate of Seller or any Person not at arm’s length with Seller or any Affiliate of Seller (the applicable Contracts set forth on Schedule 4.14, the “Affiliate Contracts”). Correct and complete copies of all such Affiliate Contracts have been Made Available.
4.30    Domestic Content. Each of the Conestogo Project, Summerhaven Project, Jericho Project and Bluewater Project has been developed and constructed such that its Domestic Content Level as of the applicable Commercial Operation Date is equal to or greater than the Minimum Required Domestic Content Level required under the applicable FIT Contract.
4.31    Warranties. Each applicable Acquired Company has the benefit of all warranties included in Schedule 4.31. All such warranties are in full force and effect and are enforceable in accordance with their terms. Except as set forth in Schedule 4.31, to Seller’s Knowledge, none of the providers of such warranties is bankrupt or insolvent or subject to any bankruptcy, reorganization or arrangement or proceeding.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in, or qualified by any matter set forth in, the Schedules provided by Buyer, Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
5.1    Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.
5.2    Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due execution and delivery by Seller, constitute or will constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.
5.3    No Conflicts. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party do not, and the performance by Buyer of its obligations under this Agreement and the Transaction Documents to which Buyer is or will be a party will not:

(a)	result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b)
assuming all of the Buyer Approvals have been made, obtained or given, result in a violation of or a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) that would not, in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Buyer is or will be a party; and

(c)
assuming all the Buyer Approvals and other notifications provided in the ordinary course of business have been made, obtained or given, (i) result in a violation or breach of any term or provision of any Law applicable to Buyer except as would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which Buyer is a party or (ii) require any Consent of any Governmental Authority under any Law, other than such Consents that, if not made, obtained or given, would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which Buyer is or will be a party.

5.4    Consents and Approvals. Except for the Buyer Approvals, (a) no Consent is required to be obtained or delivered under the terms of any Contract to which Buyer is a party, in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party, or the consummation of the transactions contemplated hereunder and thereunder, and (b) no Consent of any Governmental Authority under any Law is required to be obtained or delivered by Buyer in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party, or the consummation of the transactions contemplated hereunder and thereunder.
5.5    Legal Proceedings. There is no Claim outstanding, pending or, to Buyer’s Knowledge, threatened against Buyer that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents.

5.6    Compliance with Laws. Buyer is not in violation of or in default under any Law applicable to Buyer or its Assets that would have the effect, in the aggregate, of hindering, preventing or delaying Buyer from performing its obligations this Agreement and the Transaction Documents to which Buyer is or will be a party or the consummation of the transactions contemplated hereby and thereby.
5.7    Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which Seller could become liable or obligated.
5.8    Acquisition as Investment. Buyer is acquiring the Purchased Shares for its own account. Buyer acknowledges that the Purchased Shares are not registered pursuant to any applicable securities Laws and that none of the Purchased Shares may be transferred, except in compliance with applicable securities Laws. Buyer is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the 1933 Act.
5.9    Financial Resources. Buyer has, and at the Closing will have, all funds necessary for its payment of the Purchase Price in accordance with this Agreement and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to Buyer of any financing. All funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under any applicable anti-money laundering Laws.
5.10    Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Acquired Companies, the Purchased Assets and the Projects. Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. In making its decision to execute this Agreement and to purchase the Purchased Shares, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the express representations, warranties, terms and conditions of this Agreement.
5.11    Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to Buyer’s Knowledge, threatened against, it.
5.12    Regulatory Status. Buyer is not a “transmitter”, “distributor”, “generator” or an “affiliate” of any of the foregoing (each as defined in the Ontario Energy Board Act, 1998 (Ontario)) in Ontario.
5.13    Exclusive Representations and Warranties. It is the explicit intent of each Party that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article 5.

ARTICLE 6
COVENANTS
The Parties hereby covenant and agree as follows:

6.1	Regulatory and Other Approvals. During the Interim Period:

(a)
The Parties will, in order to consummate the transactions contemplated hereby, (i) proceed diligently and in good faith and use all Commercially Reasonable Efforts, as promptly as practicable, to obtain the Seller Consents (in the case of Seller), Company Consents (in the case of Seller), Shared Facilities Consents (in the case of the Seller), Buyer Approvals (in the case of Buyer) and Competition Act Clearance (in the case of the Parties) in form and substance satisfactory to Seller and Buyer, each acting reasonably, and to make or cause to be made all required filings with, and to give or cause to be given all required notices to, the applicable Governmental Authorities and (ii) cooperate in good faith with the applicable Governmental Authorities and provide promptly such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; provided, however, notwithstanding anything to the contrary in this Agreement except as otherwise contemplated herein, neither Buyer nor Seller shall have any obligation to pay any consideration, other than customary fees imposed by Governmental Authorities, or to offer to grant, or agree to, any financial or other accommodation in order to obtain any of the Seller Consents, Company Consents, Shared Facilities Consents, Buyer Approvals and Competition Act Clearance.

(b)
The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)	In furtherance of the foregoing covenants (and notwithstanding the general Commercially Reasonable Efforts standard in Section 6.1(a) above):

(i)
Neither Party shall, and each Party shall cause its Affiliates not to, take any action that would reasonably be expected to adversely affect or materially delay, impair or impede the approval of any Governmental Authority of any of the aforementioned filings; and

(ii)
Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller will notify the other Party promptly upon the receipt of (A) any comments or questions from any officials of any Governmental Authority or other Person in connection with any filings made pursuant to this Section 6.1 or the transactions contemplated by this Agreement or the other Transaction Documents and (B) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation or review of the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.1, each Party will promptly inform the other of such occurrence and cooperate, each acting reasonably, in filing promptly with the applicable Governmental Authority such amendment or supplement. Subject to restrictions required by Law, without limiting the generality of the foregoing, each Party shall promptly provide to the other (or the other’s respective Representatives) upon request copies of all material correspondence between such Party and any Governmental Authority or other Person and any productions made by such Party or its Affiliates to any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they reasonably deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and each of Buyer and Seller, as applicable, shall cause its respective outside counsel not to disclose such materials and information to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Parties. Subject to Law, the Parties will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, discussions, filings, arguments, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party and each Party shall provide the other Party with the opportunity to review and comment on all documentation submitted to any Governmental Entity in respect of the transactions contemplated by this Agreement by or on behalf of any Party.

(iii)
Each Party shall promptly take, in order to consummate the transactions contemplated by this Agreement, all Commercially Reasonable Efforts necessary to (A) secure the expiration or termination of any applicable waiting period related to the Competition Act Clearance, (B) obtain Competition Act Clearance, and (C) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority in respect of the Competition Act Clearance and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement.

6.2    Competition Act Clearance. In furtherance of the foregoing covenants and not in limitation of the foregoing:

(a)	Buyer shall file as promptly as reasonably practicable, and in any event within ten (10) Business Days after the Effective Date, a submission in support of a request for an ARC or, if the Commissioner will not issue an ARC, a letter confirming that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement. If requested by Buyer or Seller, the Parties shall also file their respective notifications under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of such request;

(b)	Buyer shall pay the requisite filing fee in connection with obtaining Competition Act Clearance; and

(c)	Each Party shall provide the other Party with the opportunity to review and comment on all documentation submitted to any Governmental Entity in respect of obtaining Competition Act Clearance.

6.3	Access of Buyer; Books and Records.

(a)
During the Interim Period, Seller will provide, and will cause the Acquired Companies to provide, Buyer and its Representatives with reasonable access, upon reasonable prior written notice (but in no event less than five (5) Business Days’ prior written notice) and during normal business hours, to the properties, books and records of the Acquired Companies and the appropriate officers and employees of Seller and its Affiliates who have significant responsibility for one or more Acquired Companies, but only to the extent that such access does not unreasonably interfere with the business of Seller and its Affiliates or the Businesses of the Acquired Companies, that such access is reasonably related to the transactions contemplated by this Agreement and the Transaction Documents, and subject to compliance with Seller’s and its applicable Affiliates’ safety and security policies, protocols and requirements and all Laws and Contracts or Permits to which Seller, the Acquired Companies or any of their Affiliates are a party (provided that, where the furnishing of such access would cause Seller, the Acquired Companies or any of their Affiliates to breach a confidentiality obligation, Seller shall use Commercially Reasonable Efforts to have such confidentiality obligations waived with respect to Buyer and its Representatives); provided, however, that Seller shall have the right (i) to have a Representative of Seller present for any permitted Buyer communication with employees or officers of Seller or its Affiliates and (ii) to impose reasonable restrictions and requirements for safety purposes. Buyer shall be entitled, at its sole cost and expense, to have the Property surveyed and to conduct non-invasive physical inspections; provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive environmental or subsurface investigation, including any “Phase II” environmental site assessment or similar work on the Property. Promptly upon completion of any such entry, Buyer shall repair any damage caused by such entry. Any disclosure to Buyer pursuant to the foregoing shall be subject to such disclosure (w) not violating any Laws, (x) not resulting in the waiver of any solicitor-client, work product or similar privilege, (y) not being of confidential information concerning the activities of Seller or its Affiliates (other than the Acquired Companies) that is unrelated to the Acquired Companies, the Business of any Acquired Company or the Projects, or that contains Confidential Information relating to Affiliate services to be terminated or severed pursuant to Section 6.8 (including Excluded Contracts) (provided that, such Confidential Information may be provided to Buyer pursuant to a mutually acceptable non-disclosure agreement containing appropriate restrictions and protections) or (z) not being of proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy, solar power, wind power or other fuel price curves or projections or other economic predictive models.

(b)
During the Interim Period, in no event shall Buyer or any of Buyer’s Affiliates hold any meetings with, or otherwise communicate with, any suppliers, other vendors or customers of any Acquired Company, or any Representatives of any Governmental Authority, regarding any Projects or Acquired Companies without the prior consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed). At any such meeting consented to by Seller, a Representative of Seller shall be entitled to participate therein, provided that the failure of such Representative of Seller to attend such meeting shall not prevent its occurrence.

(c)
Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or their respective Representatives, or by any of Buyer’s Representatives for any injuries or property damage arising out of the access and other rights under this Section 6.3, caused by any of Buyer’s Representatives while present on the Property.

(d)
At or promptly after the Closing, Seller shall deliver to Buyer all books of account and corporate records, including minute books and Tax Returns, tax records, financial and other books and records of the Acquired Companies or their properties, business, operations or condition (other than any of the foregoing items that relate to Excluded Contracts and Excluded Items) to the extent such information is not in the custody or possession of the Acquired Companies on the Closing Date other than (i) information relating to pre-Closing periods in respect of any Non-Acquired Company Affiliate that is commercially sensitive, trade secret or otherwise confidential, (ii) in the case of claims between the Parties, any information that is subject to any solicitor-client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure or (iii) books and records that Seller determines cannot practicably be delivered to Buyer, in which case Seller will retain such books and records for seven (7) years following the Closing Date and provide Buyer with reasonable access, upon reasonable prior written notice (but in no event less than five (5) Business Days’ prior written notice) and during normal business hours, to such books and records. Nothing in this Agreement shall be construed to permit Buyer or any of their agents, employees or representatives to have access to any files, records, contracts or documents of Seller or any Acquired Company relating to the sale of the Purchased Shares or the Projects, including any bids or offers received by Seller or any Affiliates of Seller for the sale of the Purchased Shares or the Projects, it being agreed that all such bids or offers shall be the sole property of Seller.

6.4    Certain Restrictions. Except as required or permitted hereby, or as otherwise set forth in Schedule 6.4, during the Interim Period, Seller will cause the Acquired Companies and the Projects to operate in the ordinary course of business (including causing the Acquired Companies to complete, and cause to be completed, all scheduled or planned maintenance with respect to the Projects and/or Purchased Assets) and in accordance with Laws, and to use Commercially Reasonable Efforts to preserve their relationships with all Persons having dealings with them. Without limiting the foregoing, except as otherwise set forth in Schedule 6.4, required or permitted hereby or required by Laws or any Material Contract or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.4 shall not apply to Permitted Transactions or services terminated pursuant to Section 6.8 and no consent of Buyer will be required with respect to any matter set forth in this Section 6.4 or elsewhere in this Agreement to the extent that the requirement of such consent would reasonably be expected to violate any Law), Seller will, during the Interim Period, cause the Acquired Companies not to:

(a)
create, permit or allow any Encumbrances (other than Permitted Encumbrances) to be imposed on or against any of the Purchased Assets or create, permit or allow any Encumbrances to be imposed on or against any of the Purchased Shares;

(b)
enter into, terminate, amend, vary or modify, grant any waiver of any material term under, exercise any material option under, fail to comply in any material respect with, or, except in the ordinary course of business, deliver any notice, certificate or other document or give any consent with respect to, any Material Contract, material Real Property Contract or Contract that would be a Material Contract or material Real Property Contract if entered into;

(c)
other than (i) accounts payable incurred in the ordinary course of business or (ii) intercompany loans or guarantees solely between any Acquired Companies, incur, create, assume or otherwise become liable for Indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person (it being understood and agreed that customer advances, customer deposits do not create Indebtedness);

(d)
sell or dispose of any Property or any other Assets of the Acquired Companies, other than (i) sales and dispositions of electricity in the ordinary course of business, or (ii) sales or dispositions of obsolete or surplus Assets or sales and dispositions in connection with the normal repair or replacement of Assets, except in each case in the ordinary course of business and in an amount not exceeding $250,000 in the aggregate;

(e)	except as may be required to meet the requirements of Laws or GAAP as in effect during the Interim Period, change any accounting method or practice;

(f)	fail to maintain its existence or consolidate, merge or amalgamate with any other Person;

(g)
acquire Assets, except (i) major components required in connection with the maintenance of the Projects in the ordinary course of business or (ii) in an amount not exceeding $250,000 in the aggregate in the ordinary course of business;

(h)	issue, reserve for issuance, pledge or otherwise encumber, redeem, repurchase or sell any Equity Securities;

(i)	initiate or settle any Claim, other than settlements involving money damages not in excess of $250,000 individually or $1,000,000 in the aggregate;

(j)	liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(k)	hire or engage any employee, independent contractor, dependent contractor or other service provider or implement or adopt any Benefit Plan;

(l)	purchase any securities of any Person, except for short term investments made in the ordinary course of business;

(m)	enter into, terminate, amend, abandon, modify, waive, let lapse or fail to renew, or fail to materially comply with, any Material Permit;

(n)
change any annual Tax accounting period, make any material election with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, make a request for a Tax ruling or enter into any agreement with any Governmental Entity or consent to any extension or waiver of any limitation period applicable to: (i) the assessment or reassessment of Taxes; (ii) the filing of any Tax Return; or (iii) the payment of any Taxes by or in respect of any Acquired Company for any taxable period, or take any action that results in any material increased Tax liability or reduction of any deduction or credit in respect of any Pre-Closing Tax Period (for greater certainty, the claiming of capital cost allowance by any Project LP which has the effect of reducing to nil any taxable income of the Project LP is consistent with past practice and will not be considered to be a reduction of a deduction for the purposes of this Section 6.4(n)) or any material Tax liability in respect of any Post-Closing Tax Period;

(o)
enter into any Contract with Seller or any Affiliate of Seller or any Person not at arm’s length with Seller or any of its Affiliates on terms that are less favourable in any material respect than the terms that the Acquired Companies could obtain on an arm’s length basis;

(p)	engage in any new line of business;

(q)	amend or modify its Organizational Documents or adopt any new Organization Documents; or

(r)	agree or commit to do any of the foregoing.
Notwithstanding the foregoing, Seller may permit the Acquired Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions.
6.5    Use of Certain Names. Within thirty (30) days following Closing, except with respect to, or in connection with, the Shared Facilities Agreements and the Common O&M Facilities Agreements, Buyer shall cause the Acquired Companies to cease using the words “FPL, “FPLE”,

“ESI”, “NextEra”, “NextEra Energy”, “Energy Resources”, “FPL Energy”, “NEP” and “NextEra Energy Partners” and any word or expression similar thereto or constituting an abbreviation or extension thereof and any logos associated therewith (the “Seller Marks”), including eliminating or covering the Seller Marks from the Property and Purchased Assets and disposing of any unused stationery and literature of the Acquired Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Acquired Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Acquired Companies have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(a)	Within ten (10) days after the Closing Date, Buyer shall cause the Company to change its name to a name that does not contain any of the Seller Marks.

(b)
Within sixty (60) days after the Closing Date, Buyer shall provide evidence that is reasonably acceptable to Seller, that Buyer has made all filings required pursuant to paragraph (a) above with, and has provided notice to, all applicable Governmental Authorities and all applicable counterparties to the Material Contracts regarding the sale of the Acquired Companies and the Purchased Assets to Buyer and the new addresses for notice purposes.

(c)
In the event that Buyer breaches this Section 6.5, Seller shall be entitled to specific performance of this Section 6.5 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

6.6	Support Obligations.

(a)
Buyer acknowledges that certain of the Non-Acquired Company Affiliates (each, a “Support Provider”) have provided credit support to or on behalf of certain Acquired Companies pursuant to certain credit support obligations as set forth on Schedule 6.6.

(b)
At or prior to Closing, Seller shall cause the Collateral Account Guarantees to be released and returned to the applicable Support Provider, and such accounts to which the Collateral Account Guarantees relate shall, to the extent required by the Project Financing Documents or other agreements pursuant to which the Collateral Account Guarantees were provided, be funded by Buyer with cash, a surety bond, a guaranty or a letter of credit in accordance with the terms of the Project Financing Documents or the other agreements pursuant to which the Collateral Account Guarantees were provided.

(c)
At or prior to Closing, with respect to the Support Obligations, each of the Parties shall use Commercially Reasonable Efforts to effect the full and unconditional release, effective as of the Closing Date, of the Support Providers from such Support Obligations or the return or cancellation of any letter of credit, surety bond, guaranty or other credit support. For purposes of this subsection, in the case of Buyer, such Commercially Reasonable Efforts include:

(i)
furnishing a letter of credit, from a lending institution that has a Credit Rating at least equal to the lending institution for such existing letter of credit, to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially the same to the terms and conditions of such existing letter of credit;

(ii)
providing a Buyer guaranty (or Buyer Affiliate guaranty) to replace each existing guaranty that is a Support Obligation containing terms at least equal to the terms of such existing guaranty (other than with respect to the credit rating of the guarantor), provided that if the beneficiary of any existing guaranty does not accept such a replacement guaranty (effective as of the Closing) (A) and the terms of such existing guaranty or of any Contract or Law requiring such existing guaranty to be maintained permit the replacement of such existing guaranty with another form of credit support, Buyer shall offer the beneficiary of such existing guaranty such other form of credit support in order to obtain the release of such existing guaranty or (B) if the terms of such existing guaranty or of any such Contract or Law requiring such existing guaranty to be maintained do not so permit the replacement of such existing guaranty, Buyer shall offer to replace such existing guaranty with a letter of credit or cash in an amount up to the amount of such existing guaranty in substitution therefor; or

(iii)	replacing any other existing security agreement or arrangement on substantially the same terms and conditions to such existing security agreement or arrangement that is a Support Obligation.
In each case, (x) any breach or default under a Material Contract occurring solely as a result of Buyer’s failure to procure or provide any such credit support instruments on or prior to the Closing shall not constitute a breach of any of Seller’s representations and warranties contained in Article 3 or Article 4 and (y) notwithstanding anything to the contrary in this Section 6.6(c), Buyer shall ensure any credit support provided pursuant to this Section 6.6(c) satisfies all of the credit support provisions of the applicable Contract. For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that Seller shall not be obligated to incur, pay, reimburse or provide, or cause any of its Affiliates to incur, pay, reimburse or provide, any liability, compensation, consideration or charge in order to replace the Support Obligations.

(d)
During the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.6; provided, however, that (i) Buyer shall give Seller not less than five (5) Business Days’ prior written notice before making any such contact and (ii) Seller shall have the right to have Seller’s Representatives present via telephone or in person, as applicable, during any such contact or discussion, provided that Seller’s Representatives’ failure to be present shall not prevent Buyer from contacting and having discussions with such beneficiaries of the Support Obligations. Seller shall provide to Buyer all information in the possession of Seller and its Affiliates reasonably requested by Buyer in connection with the obligations of Buyer under this Section 6.6.

(e)
Prior to the Closing, Seller shall not, and shall cause its Affiliates not to, effect any amendments or modifications or any changes to the Contracts or obligations to which any Support Obligations relate. If, at any time after the Effective Date, any credit support obligation required to be provided to or on behalf of the Acquired

Companies under the terms of any Material Contract or Law, Seller shall promptly notify Buyer and the Parties shall cooperate in good faith in determining the amount and form of credit support obligations and in no event shall Seller provide, or permit its Affiliates to provide, any credit support obligation in an amount greater than the minimum amount required without Buyer’s consent.
6.7    Excluded Items. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that the Purchased Assets shall exclude those items listed on Schedule 6.7 (the “Excluded Items”). Seller shall retain all benefits, liabilities and obligations with respect to the Excluded Items, and Seller shall, at Seller’s sole cost and expense, prior to the Closing Date, use Commercially Reasonable Efforts to (i) other than in respect of any Excluded Item that will automatically terminate with effect at the Closing, cause the Acquired Companies to distribute, transfer or assign each Excluded Item to Seller or a Non-Acquired Company Affiliate, (ii) other than in respect of any Excluded Item that will automatically terminate with effect at the Closing, assume, or cause a Non-Acquired Company Affiliate to assume, all liabilities and obligations under, in respect of or relating to, Excluded Items and (iii) cause the Acquired Companies to be fully released and discharged from all liabilities and obligations under or in respect of Excluded Items, in each case on terms satisfactory to Buyer acting reasonably. Buyer acknowledges that the inability of Seller to have any Excluded Item distributed, transferred or assigned from any Acquired Company for any reason shall not delay Closing and any Excluded Item that Seller is unable to so distribute, transfer or assign by the Closing shall be referred to as a “Non-Transferred Excluded Item”. After the Closing Date with respect to each Non-Transferred Excluded Item, (a) Buyer shall, at Seller’s sole cost and expense, permit Seller to exclusively direct and manage each Acquired Company’s participation in all negotiations, arbitrations, litigation, claims, bankruptcy or other proceedings solely to the extent involving such Non-Transferred Excluded Item, whether existing on the Closing Date or arising thereafter, provided that any such action that could adversely affect Buyer or any of its Affiliates (including the Acquired Companies) shall require Buyer’s prior consent, and (b) Seller shall pay, discharge and perform, or cause to be paid, discharged or performed, at Seller’s sole cost and expense, all liabilities and obligations under, in respect of or relating to Non-Transferred Excluded Items. Promptly upon request of Buyer, Seller shall reimburse Buyer and the Acquired Companies for all costs and expenses incurred or payable in connection with the foregoing. Buyer shall also permit Seller to settle on behalf of any Acquired Company any Non-Transferred Excluded Item in Seller’s sole discretion, and shall promptly pay Seller the after-Tax amount of any proceeds or recoveries received in connection with any Non-Transferred Excluded Item net of any costs and expenses of the Acquired Companies. Buyer shall, at Seller’s expense, use Commercially Reasonable Efforts to provide any relevant books, records or other information concerning any Non-Transferred Excluded Item and reasonable access to each Project site in a manner not unreasonably disruptive to its business where any Non-Transferred Excluded Item is located, as reasonably requested by Seller, in connection with any Non-Transferred Excluded Item; provided, in each case, that Buyer shall have no obligation to make available information or access without reasonable prior notice, during normal business hours and subject to compliance with normal security and safety rules applicable to the applicable Property.
6.8    Termination of Certain Services, Excluded Contracts and Other Affiliate Transactions.
Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall, or shall cause an Affiliate of Seller, to (a) terminate, sever or assign to Seller or a Non-Acquired Company Affiliate effective immediately prior to or concurrently with the Closing the insurance policies referred to in Section 6.9(a); and (b) effective immediately prior to or concurrently with the Closing, terminate or assign to Seller or a Non-Acquired Company Affiliate, and cause each Acquired Company to be fully released and discharged from all liabilities and obligations under, each Excluded Contract, in each case without any liability (including Taxes) of any kind on the part of any Acquired Company arising from any such termination, severance, assignment or otherwise, and in each case on terms and conditions satisfactory to Buyer, acting reasonably. In addition to the foregoing, prior to the Closing, any liability of an Acquired Company to Seller or a Non-Acquired Company Affiliate, or any receivable from an Acquired Company to Seller or a Non-Acquired Company Affiliate, shall be satisfied or otherwise eliminated in full, except for any outstanding invoices that are payable by an Acquired Company in the ordinary course of business and that are included in the Final Aggregate Net Working Capital Amount.

6.9	Insurance.

(a)
Seller shall maintain or cause to be maintained in full force and effect insurance coverage consistent with past practice for the Acquired Companies until the Closing. From and after the Closing, all such insurance coverage for the Acquired Companies and the Purchased Assets shall no longer be provided or maintained for any of the Acquired Companies or such Purchased Assets by Seller. Buyer shall be solely responsible for providing insurance to the Acquired Companies for any loss occuring after the Closing. If any claims are actually made prior to the Closing Date under any liability insurance policy for any of the Acquired Companies, then Seller shall cause the applicable Acquired Company to file, give notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent such policies otherwise permit such recovery following termination thereof), and Seller will pay over to the applicable Acquired Company any after-Tax amount of proceeds of any insurance recovery under any such policy by Seller and Seller shall remain responsible for any deductible or self-insured retention obligations related thereto. If any casualty loss occurs prior to the Closing that is insured under any property or casualty insurance policy for any of the Acquired Companies and claims associated with such losses, are made after the Closing, then Seller shall cause the applicable Acquired Company to file, give notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent such policies otherwise permit such recovery following termination thereof), and Seller will pay over to the applicable Acquired Company any such after-Tax amount of proceeds of any insurance recovery under any such policy by Seller, other than any such after-Tax amount of proceeds that have been or will be applied to repair or replace the property and Seller shall remain responsible for any deductible or self-insured retention obligations related to such claim.

(b)
Buyer shall (i) use Commercially Reasonable Efforts to obtain Replacement Insurance that complies with all of the requirements set forth in the Material Contracts (including the Project Financing Agreements) and will be effective as of the Closing Date and (ii) provide reasonable evidence to Seller of such Replacement Insurance, in each case, on or prior to the date that is five (5) Business Days prior to the Closing Date. Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, reasonably cooperate with and assist Buyer in connection with the obtainment of such Replacement Insurance.

6.10	Casualty.

(a)
If any of the Purchased Assets are damaged or destroyed by casualty loss during the Interim Period, then the Seller shall promptly, and in any event within five (5) Business Days of such casualty loss, engage an Independent Architect (and, if the Seller does not so engage an Independent Architect, then Buyer may engage an Independent Architect) to prepare a report as to the Restoration Costs and rated capacities of such Purchased Assets (an “Independent Casualty Report”).

(b)
Subject to Section 6.10(c), if any of the Purchased Assets are damaged or destroyed during the Interim Period, then Seller, in its sole discretion, within forty-five (45) days after receipt of the applicable Independent Casualty Reports, shall elect by written notice to Buyer to either (i) at its sole cost and expense, complete, or cause to be completed, the restoration, repair or replacement of such Purchased Assets to a condition reasonably comparable to their prior condition or (ii) reduce the amount of the Purchase Price by the aggregate Restoration Cost in respect of such Purchased Assets. Subject to Section 6.10(c), if Seller elects to restore, repair or replace such damaged or destroyed Purchased Assets, then the Seller shall restore, repair or replaced such damaged or destroyed Purchased Assets prior to Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete such restoration, repair or replacement (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by the Buyer). Subject to Section 9.1(c), such casualty loss shall not affect the Closing, except with respect to the Closing Date.

(c)
Notwithstanding Section 6.10(b), if (i) the aggregate Restoration Cost in respect of all damaged or destroyed Purchased Assets is more than an amount equal to $20,000,000 in the aggregate or (ii) any damage or destruction of the Purchased Assets prevents the generation of electricity by or from Purchased Assets having rated capacities of 10 megawatts or more in the aggregate, in each case as set forth in the Independent Casualty Reports, then Buyer, in its sole discretion, within forty-five (45) days after receipt of the applicable Independent Casualty Reports, may elect by written notice to Seller to either (i) require Seller, at its sole cost and expense, to restore, repair or replace such damaged or destroyed Purchased Assets to a condition reasonably comparable to their prior condition, (ii) reduce the amount of the Purchase Price by such aggregate Restoration Cost or (iii) terminate this Agreement. If Buyer elects to require Seller to restore, repair or replace such damaged or destroyed Purchased Assets, Seller shall complete, or cause to be completed, such restoration, repair or replacement prior to the Closing, and the Closing Date shall be postponed for the amount of time reasonably necessary to complete such restoration, repair or replacement (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by Buyer). Subject to Section 9.1(c), if Buyer elects to require Seller to restore, repair or replace the damaged or destroyed Purchased Assets or reduce the Purchase Price, such casualty loss shall not affect the Closing, except with respect to the Closing Date. If Buyer does not provide Seller written notice of its election within forty-five (45) days after the date of receipt by the Buyer of the applicable Independent Casualty Reports, Buyer shall be deemed to have elected to terminate this Agreement.

(d)
For the avoidance of doubt, in the event Seller is required to restore, repair or replace the damaged or destroyed Purchased Assets pursuant to this Section 6.10 and any of the Acquired Companies following Closing receives any insurance proceeds with respect to such casualty event that cover such repair or replacement cost, Seller shall be entitled to be reimbursed by Buyer with such insurance proceeds actually received (net of any costs and expenses incurred in connection with receiving such proceeds, net of any increase to premiums, and net of any deductibles paid or payable) to the extent of the repair or replacement cost paid by Seller and Buyer shall promptly reimburse Seller from such insurance proceeds to the extent of the repair or replacement cost paid by Seller.

(e)
If any Purchased Assets are damaged or destroyed by casualty loss at any time prior to the Closing and the Independent Casualty Report related to such Purchased Assets is not received by the Buyer at least five (5) Business Days prior to the Closing Date, then the Closing Date shall be postponed to a date that is not earlier than five (5) Business Days after the Buyer has received such Independent Casualty Report (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by Buyer).

6.11	Condemnation.

(a)
If any of the Purchased Assets are taken by condemnation during the Interim Period, then the Seller shall promptly, and in any event within five (5) Business Days, engage an Independent Architect (and, if the Seller does not so engage an Independent Architect, then Buyer may engage an Independent Architect) to prepare a report as to the Condemnation Value and rated capacities of such Purchased Assets (an “Independent Condemnation Report”).

(b)
Subject to Section 6.11(c), if any of the Purchased Assets are taken by condemnation during the Interim Period, then Seller, in its sole discretion, within forty-five (45) days after receipt of the applicable Independent Condemnation Reports, shall elect by written notice to Buyer to either (i) at its sole cost and expense, replace, or cause to be replaced, such Purchased Assets with reasonably comparable Assets or (ii) reduce the amount of the Purchase Price by the aggregate Condemnation Value in respect of such Purchased Assets. Subject to Section 6.11(c), if Seller elects to replace such Purchased Assets, then the Seller shall replace such Purchased Assets prior to Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete such restoration, repair or replacement (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by the Buyer). Subject to Section 9.1(c), such casualty loss shall not affect the Closing, except with respect to the Closing Date.

(c)
Notwithstanding Section 6.11(b), if (i) the aggregate Condemnation Value in respect of all Purchased Assets taken by condemnation is more than an amount equal to $20,000,000 in the aggregate or (ii) Purchased Assets having rated capacities of 10 megawatts or more in the aggregate are taken by condemnation, in each case as set forth in the Independent Condemnation Report, then Buyer, in its sole discretion, within forty-five (45) days after receipt of the applicable Independent Condemnation Reports, may elect by written notice to Seller to either (i) require Seller, at Seller’s sole cost and expense, to replace such Purchased Assets with reasonably comparable Assets, (ii) reduce the amount of the Purchase Price by such aggregate Condemnation Value or (iii) terminate this Agreement. If Buyer elects to require Seller to replace such Purchased Assets,

Seller shall complete, or cause to be completed, such replacement prior to the Closing, and the Closing Date shall be postponed for the amount of time reasonably necessary to complete such replacement (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by Buyer). Subject to Section 9.1(c), if Buyer elects to require Seller to replace such Purchased Assets or reduce the Purchase Price, such condemnation shall not affect the Closing, except with respect to the Closing Date. If Buyer does not provide Seller written notice of its election within forty-five (45) days after the date of receipt by the Buyer of the applicable Independent Condemnation Reports, Buyer shall be deemed to have elected to terminate this Agreement.

(d)
For the avoidance of doubt, in the event Seller is required to replace the Purchased Assets that were taken by condemnation and any of the Acquired Companies following Closing receives any condemnation proceeds with respect to such condemnation event that cover such replacement cost, Seller shall be entitled to be reimbursed by Buyer with such condemnation proceeds actually received (net of any costs and expenses incurred in connection with receiving such proceeds) to the extent of the replacement cost paid by Seller and Buyer shall promptly reimburse Seller from such condemnation proceeds to the extent of the replacement cost paid by Seller.

(e)
If any condemnation proceeding in respect of any of the Purchased Assets is commenced at any time prior to the Closing and (i) such condemnation proceeding is not finally resolved prior to the Closing or (ii) the Independent Condemnation Report related to such condemnation proceeding is not received by the Buyer, in each case at least five (5) Business Days prior to the Closing Date, then the Closing Date shall be postponed to a date that is not earlier than five (5) Business Days after such condemnation proceeding has been finally resolved and the Buyer has received the Independent Condemnation Report related to such condemnation proceeding (provided that, in no circumstance shall the Outside Date be extended unless consented to in writing by Buyer).

6.12    Transfer Taxes. Buyer shall pay all Transfer Taxes, if any, imposed by Law as a result of the purchase and sale of the Purchased Shares as contemplated by this Agreement. Seller shall pay all other Transfer Taxes in respect of the transactions contemplated by this Agreement, including in respect of the Extraction Transactions. Seller and Buyer shall timely file their own Transfer Tax Returns as required by Law. Without limiting the foregoing, Buyer shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Acquired Company or to convey, distribute or transfer any Assets or other rights by deed, bill of sale or otherwise to or from any Acquired Company after the Closing, other than pursuant to the Extraction Transactions.

6.13	Tax Matters. Except as provided in Section 6.12 relating to Transfer Taxes:

(a)
With respect to any Tax Return covering a Pre-Closing Taxable Period that is required to be filed after the Closing Date with respect to any Acquired Company, Seller shall cause such Tax Return to be prepared (in a manner consistent with procedures and practices and accounting methods followed in prior taxable periods, except as required by a change in Law) and shall deliver a substantially final draft of such Tax Return as so prepared to Buyer for review and comment at least thirty (30) Business Days prior to the date on which such Tax Return is required to be filed or issued (or, in the case of any Tax Returns that are required to be filed on a monthly basis or if such due date is within forty five (45) days following the date hereof, as promptly as practicable). Buyer shall be given the opportunity to review, comment upon and suggest changes or corrections to such Tax Returns prior to the filing or issuance thereof, and Seller shall, reasonably and in good faith, consider any comments or revisions to such Tax Returns as are requested by Buyer to the extent that such changes or corrections are required or advisable to avoid an increase in Taxes that may become payable in a Post-Closing Taxable Period. Seller shall cause the applicable Acquired Company to file such Pre-Closing Taxable Period Tax Return on or before the date on which it is required by Law to be filed with the relevant Taxation Authority in (i) the form prepared, if Buyer has no comments; (ii) the form agreed to by the Parties, if the Parties have agreed on the form of such Tax Returns; or (iii) the form determined by the Neutral Auditor, if the Parties are unable to agree on the form of such Tax Returns. For the avoidance of doubt, this Section 6.13(a) shall not apply to non-Canadian income Tax Returns that report the income and deductions of any Acquired Company for a Pre-Closing Taxable Period but that are required to be filed by a Person that is a direct or indirect owner of such Acquired Company but is not itself an Acquired Company; such income Tax Returns shall be filed by such Person and shall not be provided to Buyer.

(b)
With respect to any Tax Return covering a Straddle Taxable Period that is required to be filed after the Closing Date with respect to any Acquired Company, Buyer shall cause such Tax Return to be prepared (in a manner consistent with procedures and practices and accounting methods followed in prior taxable periods, except as required by a change in Law) and shall deliver a substantially final draft of such Tax Return as so prepared to Seller for review and comment at least thirty (30) Business Days prior to the date on which such Tax Return is required to be filed or issued (or, in the case of any Tax Returns that are required to be filed on a monthly basis or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable). Seller shall be given the opportunity to review, comment upon and suggest changes or corrections to such Tax Returns prior to the filing or issuance thereof, and Buyer shall, reasonably and in good faith, consider any comments or revisions to such Tax Returns as are requested by Seller. Buyer shall cause the applicable Acquired Company to file such Straddle Taxable Period Tax Return on or before the date on which it is required by Law to be filed with the relevant Taxation Authority in (i) the form prepared, if Seller has no comments; (ii) the form agreed to by the Parties, if the Parties have agreed on the form of such Tax Returns; or (iii) the form determined by the Neutral Auditor, if the Parties are unable to agree on the form of such Tax Returns. For the avoidance of doubt, this Section 6.13(b) shall not apply to non-Canadian income Tax Returns that report the income and deductions of the Acquired Companies that are required to be filed by a Person that is a direct or indirect owner of the Acquired Companies but is not itself an Acquired Company; such income Tax Returns shall be filed by such Person and shall not be provided to Buyer.

(c)
In the event of any dispute regarding the matters set forth in Section 6.13(a) or Section 6.13(b), each Party shall provide the other Party with written notice thereof within fourteen (14) days of its access to the Pre-Closing Taxable Period Tax Returns or Straddle Taxable Period Tax Returns, as the case may be, and the Parties shall act in good faith to resolve such dispute. If the Parties cannot resolve such dispute within seven (7) days of notice thereof, the Neutral Auditor shall be requested to make a determination resolving any such dispute and such determination shall be final and binding. The Neutral Auditor shall allow Buyer and Seller to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the dispute notice referred to above), and each of Buyer and Seller shall have the right to present additional documents, materials and other information and to make an oral presentation to the Neutral Auditor regarding such dispute and the Neutral Auditor shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of Buyer and Seller and they shall each be entitled to attend any such oral presentation. The Parties shall use commercially reasonable efforts to cause the Neutral Auditor to complete its work within seven (7) calendar days of its engagement. The costs, fees and expenses of the Neutral Auditor shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Neutral Auditor’s determination (before such allocation) bears to the total amount of such items in dispute as originally submitted to the Neutral Auditor.

(d)
Seller shall be solely responsible for the cost and expense of preparing and filing any Tax Returns relating to any Pre-Closing Taxable Period (other than a Straddle Taxable Period). In the case of any Tax Return for a Straddle Taxable Period, the cost and expense of preparing and filing such Tax Return shall be apportioned between Buyer and Seller in the same manner as the Taxes and any items of income, gain, deduction, loss or credit are allocated pursuant to Section 6.13(f) and (g).

(e)
Seller shall be entitled to all refunds of any Tax (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund and interest) with respect to an Acquired Company that is attributable to a Pre-Closing Taxable Period in respect of Tax Returns to be filed after the Closing Date to the extent that such refund exceeds the amount (if any) reflected as a current asset for such refund pursuant to the Final Aggregate Net Working Capital Adjustment Amount computation in accordance with Section 2.4 and excluding any such refund to the extent it arises from the application or carry back to any Pre-Closing Taxable Period of any item of loss, deduction, credit, or other Tax asset or attribute arising in or attributable to any Post-Closing Taxable Period. Within ten (10) Business Days after the receipt of any such refund, if (i) the amount of such refund to which Seller is entitled, exceeds (ii) the amount reflected as a current asset for such refund in such Final Aggregate Net Working Capital Amount, Buyer shall pay to Seller an amount equal to such excess; if the amount described in clause (ii) exceeds the amount described in clause (i), Seller shall pay to Buyer the amount of such excess. Buyer shall, and shall cause the relevant Acquired Company to, take (at the expense of Seller) such action to claim a refund of any Tax of such Acquired Company attributable to a Pre-Closing Taxable Period as is reasonably requested by Seller. Notwithstanding anything in this Agreement to the contrary, in the event that any such refund is subsequently determined by any Taxing Authority to be less than the amount reflected in the payment between the Parties, Seller shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refund owed to a Taxing Authority) to Buyer.

(f)
For Tax purposes, Taxes of the Acquired Companies for a Straddle Taxable Period shall be allocated on the basis that the Straddle Taxable Period consisted of two taxable periods, one that ended immediately before the time of Closing and the other that began at the time of Closing, and such Taxes shall be allocated between two such periods on a “closing of the books basis”; provided, however, that (i) in the case of Property Taxes and franchise Taxes based solely on capital, such Taxes shall be prorated on a daily basis to the portion of the Straddle Taxable Period ending immediately before the time of Closing (and in determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any Assets or other rights as of any specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax period) specified on the relevant Property Tax bill that is issued with respect to that valuation date), (ii) in the case of any franchise Tax paid or payable not based solely on capital with respect to such Acquired Company, such Taxes shall be allocated to the taxable period for which the income, operations, Assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax, and (iii) in the case of Taxes not described in clause (i) or (ii) above (such as sales, value added, withholding and similar transaction-based Taxes and employment Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), such Taxes shall be allocated to the portion of the Straddle Taxable Period in which the relevant transaction occurred or to which the income, gain, deduction, loss or credit reasonably relates.

(g)
Notwithstanding anything to the contrary herein, the income, gain, deduction, loss or credit of any Acquired Company that is a member of a partnership or limited liability company at any time during a Pre-Closing Taxable Period shall be deemed to include its proportionate share of any income, gain, deduction, loss or credit of any such partnership or limited liability company for such period (which shall include its proportionate share of any income, gain, deduction, loss or credit of any such partnership or limited liability company for completed tax or fiscal periods of such partnership or limited liability company and shall include its proportionate shares of any income, gain, deduction, loss or credit of any such partnership or limited liability company for the portion of any Straddle Taxable Period ending immediately before the time of Closing as provided in this Section 6.13(g)). For Tax purposes, income, gain, deduction, loss or credit of the Acquired Companies that are partnerships or limited liability companies for a Straddle Taxable Period shall be allocated on the basis that the Straddle Taxable Period consisted of two taxable periods, one that ended immediately before the time of Closing and the other that began at the time of Closing, with such income, gain, deduction, loss or credit being allocated between the two taxable periods on a “closing of the books basis” with such income gain, deduction, loss or credit being allocated to the period to which they reasonably relate. Notwithstanding anything to the contrary, (i) this section shall operate iteratively through tiers of partnerships or limited liability companies so that income, gain, deduction, loss or credit of a partnership or limited liability company attributable to a taxable period ending immediately before the time of Closing is included in the income, gain, deduction, loss or credit of the direct or indirect corporate partners for the taxable period ending immediately before the time of Closing, (ii) the income, gain, deduction, loss or credit of an Acquired Company that is a partnership for the period ending immediately before the time of Closing shall include any income or gain of the partnership in respect of any interest in another partnership that would be realized if the other partnership had a fiscal period ending immediately before the time of Closing, and (iii) the income, gain, deduction, loss or credit of an Acquired Company that is a partnership for a Straddle Taxable Period will be computed in a manner consistent with procedures and practices and accounting methods followed in prior taxable periods, except as required to avoid any negative tax basis or as required by a change in Law.

(h)
Buyer shall be entitled to all refunds (including, but not limited to, property tax refunds) and credits of, all Taxes of any Acquired Company other than refunds to which Seller is entitled pursuant to Section 6.13(e).

(i)
With respect to any Tax for which Seller is responsible or refund to which it is entitled, Seller shall have the right, at its sole cost and expense, to initiate any claim for refund and to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution or settlement of any proceeding involving such Tax or refund, including the determination of the value of property for purposes of real and personal property ad valorem Taxes, provided, however: (A) Seller shall have delivered to Buyer a written agreement that Seller shall be liable for the entire amount of the Taxes covered by or arising out of the Tax contest; (B) for any Pre-Closing Taxable Period, (I) Seller shall pursue such contest diligently and in good faith; (II) Seller shall keep Buyer reasonably informed regarding the status of such Tax contest and Buyer shall be provided copies of any material correspondence relating to such Tax contest; (III) Seller shall consult in good faith with Buyer regarding the defense of such Tax contest and Buyer shall have the right to participate in such Tax contest with separate counsel reasonably acceptable to Seller; and (IV) Seller will provide Buyer a reasonable opportunity to comment on any representations or submissions proposed to be made to a Taxing Authority or Court in respect of such Tax contest and to attend any meeting with any such Taxing Authority or Court with respect to such matters; and (C) Seller (for any Pre-Closing Taxable Period) and Buyer (for any Straddle Taxable Period) shall not, and shall ensure the Acquired Companies do not, settle, resolve or abandon such Tax contest without the prior written consent of Buyer to the extent such action affects a Tax liability of an Acquired Company for a Post-Closing Taxable Period (which consent shall not be unreasonably withheld, conditioned, or delayed), provided, however, that Buyer shall have the right not to consent to the settlement or compromise of any Tax contest related to any matter which may affect the Tax liabilities of the Acquired Companies for a Post-Closing Tax Period, in which case the matter shall be settled by the Neutral Auditor. Buyer shall (and shall cause the relevant Acquired Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall (and shall cause the relevant Acquired Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within ten (10) Business Days after its receipt of such notice. The failure of Buyer to provide any such notice shall not release Sellers from any of its obligations under this Agreement unless (and then solely to the extent that) Seller is actually prejudiced by such delay. If any Taxing Authority is entitled to take collection action in respect of a Tax claim, notwithstanding the defense relating thereto, to the extent it relates to Taxes for which Seller may be liable pursuant to Section 10.1, Seller shall pay or cause to be paid such amount that is subject to such collection action to the relevant Taxing Authority within the time required by Law.

(j)
Subject to Section 6.3, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Seller (including working papers and correspondence with Taxing Authorities) and to the employees of Seller, and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare or review Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The previous sentence shall, under no circumstances, be construed to grant Buyer access to the consolidated United States federal income tax or any consolidated or unitary state Tax Returns that include Seller or any of its Affiliates for any taxable year. Buyer shall grant or cause the Acquired Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Buyer (including working papers and correspondence with Taxing Authorities) and to the employees of the Acquired Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare or review Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Acquired Companies until six (6) months after the expiration of any applicable limitation period (including extensions thereof) with respect to the assessment of such Taxes.

(k)
Buyer shall be entitled, in its discretion, to make an election under subsection 256(9) of the Tax Act with respect to the tax period of any Acquired Company ending as a result of the transactions contemplated by this Agreement.

(l)
To the extent that there is an inconsistency between this Section 6.13 and Section 10.8 as it relates to any Tax contest, the provisions of this Section 6.13 shall govern. In particular, Sections 10.7(c), (d) (other than first sentence) and (f) do not apply in respect of Tax claims.

6.14    Appointment of Primary Representatives. In order to facilitate the consummation of the transactions contemplated by this Agreement, each Party has designated one or more Primary Representatives to act as the primary point of contact to coordinate communications and other interaction between the Parties during the Interim Period. Each Party shall direct all communications with the other Party through the other Party’s Primary Representatives. Either Party may designate a new Primary Representative by providing written notice to the other Party
6.15    Notification. Seller shall promptly notify Buyer of (i) any Material Adverse Effect, (ii) any matter that constitutes or would reasonably be expected to constitute a breach of any representation or warranty of Seller hereunder, and (iii) any casualty loss or condemnation effecting any of the Purchased Assets. Seller shall, and shall cause the Company and the Acquired Companies to, keep Buyer promptly informed regarding all matters of a material nature relating to the ownership, financing and operation of the Projects.

6.16	Interim Period Financial Statements

(a)
Seller shall promptly deliver to Buyer a copy of each of the following financial statements (collectively, the “Interim Period Financial Statements”) as soon as such Interim Period Financial Statements are available:

(i)
the combined audited financial statements of Moore Solar, LP and Sombra Solar, LP for the financial year 2017, consisting of the balance sheets as of December 31, 2017, and the related audited statement of operations, audited statement of equity and audited statement of cash flows for the twelve-month period ending December 31, 2017;

(ii)
the individual, combined or consolidated unaudited financial statements of the Acquired Companies (other than the Project LPs) consisting of the balance sheets as of December 31, 2017 and the related unaudited income statements for the twelve-month periods ending December 31, 2017;

(iii)
the individual (in the case of Jericho Wind, LP and Varna Wind, LP, respectively) or combined (in the case of (A) Moore Solar, LP and Sombra Solar, LP and (B) Conestogo Wind, LP and Summerhaven Wind, LP) unaudited interim financial statements of the Project LPs for the interim period ending March 31, 2018, consisting of the balance sheet as of March 31, 2018, and the related unaudited statement of operations, unaudited statement of equity and unaudited statement of cash flows for the three-month period ending March 31, 2018;

(iv)
the individual, combined or consolidated unaudited interim financial statements of the Acquired Companies (other than the Project LPs) consisting of the balance sheet as of March 31, 2018 and the related unaudited income statement for the three months ending March 31, 2018; and

(v)
any other reports, financial statements or other documents provided to the lenders or trustees under the Project Financing Documents or provided or received under any operations and maintenance or administrative services agreements.

(b)
Each of the Interim Period Financial Statements shall be prepared in accordance with GAAP as in effect on the date of such Interim Period Financial Statements and shall fairly present, in all material respects, the financial position of the

Acquired Companies reflected therein as of the respective dates for the respective periods set forth therein (subject, in the case of the unaudited Interim Period Financial Statements, to the absence of notes and normal year-end adjustments).
6.17    Announcements. No press release or other public announcement, or public statement or comment in response to any inquiry, relating to this Agreement or the transactions contemplated hereby shall be issued or made by either Buyer or Seller, or any of their Affiliates or Representatives, without the consent of Buyer or Seller, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such consent, including in furtherance of the requirements of Section 6.1, shall not be in violation of this Section 6.17 if it is made in order to comply with Laws or stock exchange rules and in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, prior review and joint approval, despite Commercially Reasonable Efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Laws or rules; provided, further, that in all instances Buyer or Seller, as the case may be, shall provide prompt notice of any such release, announcement, statement or comment to the other Party and such other Party shall have a reasonable opportunity to comment on the disclosure related thereto (including as to any parts of this Agreement that may be redacted on the basis that it contains confidential information of such Party). Notwithstanding the foregoing sentence, Seller shall have no obligation to accept any comments provided by Buyer on such disclosure to the extent that Seller reasonably determines based on the advice of legal counsel that such disclosure is required to meet its obligations or any of its Affiliate’s obligations under applicable United States securities law.
6.18    Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall (at its own cost and expense), and shall cause their respective Affiliates to, at any time and from time to time, upon reasonable request, (i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions in accordance with the terms hereof and to cause to be fulfilled the closing conditions set forth in Article 7 and Article 8 and (ii) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided that in no event shall any Party be required to take any action which (A) increases in any way the liability or obligations of such Party, (B) in the opinion of its counsel, is unlawful or would or could constitute a violation of any Law or require the approval of any Governmental Authority (other than a Buyer Approval, a Seller Consent, a Shared Facilities Consent or a Company Consent) or (C) could reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

6.19	Financing Cooperation.

(a)
Prior to the Closing, Seller shall use Commercially Reasonable Efforts to provide to Buyer, at Buyer’s sole cost and expense, cooperation reasonably requested by Buyer that is necessary in connection with the Debt Financing, including using Commercially Reasonable Efforts to furnish Buyer with the Financial Statements, assist Buyer in the preparation of (A) any bank information memoranda (including the delivery of customary representation letters to the extent required by marketing documents and (B) materials for rating agency presentations, each as required in connection with the Debt Financing, reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources to the extent required in connection with the Debt Financing and solely with respect to the Acquired

Assets, assist Buyer in connection with the preparation of any pledge and security agreements required in connection with the Debt Financing for the granting of a security interest (and perfection thereof) in collateral (provided that (A) none of the agreements, documents, instruments or certificates shall be executed or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on Seller or officers or employees involved). Seller shall use Commercially Reasonable Efforts to effect such steps as are necessary (as reasonably requested by Buyer) to ensure that, in connection with any Debt Financing, all break fees (including swap break fees) that may be triggered by such Debt Financing involving existing lenders to Seller are minimized to the extent possible.

(b)
Notwithstanding Section 6.19(a), (i) such requested cooperation shall not unreasonably interfere with the ongoing business and operations of Seller or any of their Affiliates, (ii) none of Seller, any of their respective Affiliates nor any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives shall be required to bear any cost or expense, pay any commitment or other fee or incur any other liability or obligation or agree to provide any indemnity in connection with the Debt Financing, (iii) none of Seller or any of its Affiliates or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement, document or instrument, deliver any certificate or opinion or take any corporate or other organizational action (including the adoption of any resolutions) to authorize the execution, entering into or performance of any such agreement, document or instrument, in either case, with respect to the Debt Financing, (iv) such assistance shall not include any actions that Seller reasonably believes would cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition to the Closing hereunder to fail to be satisfied, (v) such assistance shall not require the giving of representations or warranties to any third parties or the indemnification thereof, (vi) such assistance shall not require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which Seller has not received prior reimbursement or is not otherwise indemnified by Buyer, (vii) such assistance shall not cause any director, officer or employee of Seller to incur any personal liability, (viii) such assistance shall not require delivery of any legal opinions or accountants’ cold comfort letters or reliance letters and (ix) such assistance shall not conflict with or violate any Laws or Seller’s Organizational Documents or result in the contravention of, or that would reasonably be expected to result in the violation or breach of, or a default under, any Contract (including any confidentiality agreement) to which a Seller is a party.

(c)
To the extent that this Section 6.19 requires Seller’s cooperation with respect to any of Buyer’s obligations relating to the Debt Financing, the existence of any alternative financing shall not operate to increase Seller’s obligations under this Section 6.19 for purposes of Article 7 or Article 8 of this Agreement if Seller has provided Buyer with the assistance required under this Section 6.19 with respect to the Debt Financing, in each case without giving effect to any such alternative financing.

(d)
Notwithstanding anything herein to the contrary, Buyer shall indemnify and hold harmless Seller, Seller’s Affiliates and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.19 (including any action taken in accordance with this Section 6.19) and any information utilized in connection therewith. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with this Section 6.19 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other representatives).

6.20    Additional Structuring. Seller shall use its good faith efforts to, prior to the Closing, effect steps set forth in Schedule 6.20, which are necessary to ensure that Buyer’s acquisition of the Acquired Companies is in compliance with the so-called “30% Rule” applicable to Buyer and its subsidiaries under Section 13 of the Regulations under the Canada Pension Plan Investment Board Act (and any successor to that rule) (the “Additional Structuring”). All costs and expenses of Seller (but not Taxes outside Canada) incurred in connection with this Section 6.20 shall be for the account of Buyer.
6.21    Shared Facilities Agreements, etc. Seller shall take, and cause to be taken, such action and make, or cause to be made, such payments as may be necessary, including to cause any required Consents to be obtained, made or delivered, such that prior to Closing the Shared Facilities Agreements, the Common O&M Facilities Agreements, the O&M Agreement and the Transition Services Agreement shall be executed and delivered by each of the parties thereto in form and substance reasonably acceptable to Buyer. As soon as practical after the Effective Date, Seller shall submit to the appropriate Shared Facilities Lender, lenders, noteholders, trustees or agents under the Project Financing Agreements or counterparty the forms of Shared Facilities Agreements attached hereto at Exhibits M-1 and M-2 (or, in respect of any Shared Facilities Agreement where no form is attached hereto, in a form acceptable to Buyer and Seller, each acting reasonably), the forms of Common O&M Facilities Agreements attached hereto at Exhibits L-1, L-2 and L-3, the form of O&M Agreement attached hereto as Exhibit E and, if required pursuant to any Project Financing Document or requested by any lender, noteholder, trustee or agent, the form of Transition Services Agreement attached hereto as Exhibit F. Seller shall consult with Buyer, and consider in good faith Buyer’s views, in connection with the foregoing and shall provide Buyer with copies of, and the opportunity to review and comment on, all revisions proposed by any Shared Facilities Lender, lender, noteholder, trustee or agent, or counterparty to such forms of Shared Facilities Agreements, Common O&M Facilities Agreements, O&M Agreement and Transition Services Agreement, and Buyer shall be provided reasonable written notice by Seller, and the opportunity to participate in, any discussions with any Persons relating thereto. Any amendments to such forms of Shared Facilities Agreements, Common O&M Facilities Agreements, O&M Agreement and Transition Services Agreement shall only be made if consented to by Buyer and Seller, each acting reasonably. Seller shall be responsible for all costs and expenses associated with the foregoing.

6.22	Satisfaction and Discharge of Obligations under the NEP Revolver and Release of Encumbrances.

(a)	Seller shall (or shall cause the Company and applicable Non-Acquired Company Affiliates to), in accordance with the NEP Revolver Loan Documents, at or prior to

Closing, issue a notice to Bank of America, N.A., as agent, in respect of the withdrawal of the Company as a borrower under the NEP Revolver.

(b)
Seller shall, and shall cause the Acquired Companies to, and shall use Commercially Reasonable Efforts to cause their respective Representatives to, at or prior to the Closing Date, (i) satisfy and discharge all liabilities and obligations of the Company under the NEP Revolver Loan Documents and (ii) cause the releases of Encumbrances and any collateral of the Company, in each case on terms and conditions reasonably satisfactory to Buyer.

(c)
Seller shall, and shall cause the Acquired Companies to, at or prior to the Closing Date, cause the release of all of the Encumbrances that are identified in Schedule 1.1(a) as an Encumbrance that is to be released on or prior to Closing.

6.23    Cooperation. Seller shall reasonably cooperate, and shall cause the Acquired Companies to reasonably cooperate, with Buyer in structuring, planning and preparing any reorganization (including for Tax purposes) of the capital, assets and corporate structure of the Acquired Companies as Buyer may reasonably request, provided, however, that (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies or the Business or cause (or result in) any breach by Seller or any Acquired Company of Law or any Contract to which it is a party, (b) Buyer shall pay the costs of implementing such reorganization and any liabilities, including Taxes, therefrom, (c) such cooperation does not require the directors, officers, employees or agents of any Acquired Company to take any action in any capacity other than as a director, officer or employee, (d) the effectiveness thereof shall occur not more than three (3) Business Days prior to the Closing Date and (e) such requested cooperation would not reasonably be expected to delay the Closing Date; and provided further than no such actions shall be considered to constitute a breach of the representations or warranties under this Agreement.
6.24    Acquisition Proposal. During the Interim Period, Seller shall not, and Seller will cause its Representatives or Affiliates not to, directly or indirectly (a) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating any Acquisition Proposal, (e) submit any Acquisition Proposal to the vote of any securityholders of Seller, (f) consummate or otherwise effect a transaction providing for any Acquisition Proposal or (g) disclose or make available any information not customarily disclosed to any Person concerning the Acquired Companies’ businesses, properties or assets or technologies, or afford to any Person access to its properties or books or records, in either case in contemplation of any Acquisition Proposal or any transaction that would reasonably be expected to lead to an Acquisition Proposal. Seller shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. Seller shall promptly notify Buyer after receipt by it of (i) an Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition

Proposal, or (iv) any request for information by any Person or Persons (other than Buyer and its Affiliates and Representatives) not customarily disclosed to any Person concerning the Acquired Companies’ businesses, properties and assets in contemplation of any Acquisition Proposal or any transaction which would reasonably be expected to lead to an Acquisition Proposal. Promptly, and in any event within five (5) Business Days after the Effective Date, Seller shall (i) request each Person (other than Buyer and its Representatives) to whom information regarding the Acquired Companies and the Projects was made available to return to Seller or to destroy such information and thereafter use Commercially Reasonable Efforts to ensure such Persons comply with such request, (ii) terminate access to the on-line data room maintained by Seller in respect of such information for all Persons other than Buyer and its Representatives, and (iii) deliver a copy of such on-line data room as of 12:01 A.M. (Toronto time) on the Effective Date to Buyer on CD-ROM or similar medium. Seller shall be deemed to have breached the terms of this Section 6.24 if any of its Affiliates or Representatives takes any action that is prohibited by this Section 6.24. The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.24 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.24 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.
6.25    Receivables Owed to Partnerships. Seller covenants, except as set forth in Schedule 6.25, that any receivables owed by an Acquired Company or any of its Affiliates to any other Acquired Company that is not the Company at any time during 2017 or 2018 will have been repaid. Seller will provide evidence to the Buyer prior to Closing that these requirements have been complied with to the reasonable satisfaction of the Buyer.
6.26    Waivers under the Indentures. Upon Buyer’s request (which shall be made no later than the date that is ten (10) Business Days following the Effective Date), Seller shall request that BNY Trust Company of Canada (the “Indenture Trustee”), as trustee under each of the Indentures, and the Holders (as defined in the applicable Indenture) to waive the obligation of the Buyer to offer to purchase all of the Outstanding Notes (as defined in the Indentures) pursuant to section 6.1(r) of the St. Clair Indenture and section 7.1(r) of the Conestogo Indenture, respectively and/or to consent to the change of control of the applicable Projects under the St. Clair Indenture and the Conestogo Indenture (each such waiver or consent request, being an “Indenture Waiver Request”). Each Indenture Waiver Request shall be in form and substance satisfactory to the Buyer, acting reasonably. Buyer shall promptly review and approve the form of any draft Indenture Waiver Request and, in any event, no later than five (5) Business Days after receipt and Buyer acknowledges that each such Indenture Waiver Request must comply with the provisions of the applicable Indenture. Buyer shall have the right, to the extent permitted by the Indentures, to have discussions with the Indenture Trustee in respect of any such Indenture Waiver Request. To the extent permitted by the Indentures or as otherwise agreed to by the Indenture Trustee, Seller shall not have any discussions with the Indenture Trustee in respect of any Indenture Waiver Request unless Buyer’s Representatives are present via telephone or in person during any such discussion, provided that Buyer shall respond to any request from Seller to participate in such discussions within two (2) Business Days following receipt by Buyer of such request from Seller. If Buyer fails to respond in accordance with the foregoing sentence, Seller may proceed with such discussions without the participation of Buyer’s Representative (but only to the extent that such discussions are required pursuant to the applicable Indenture). Seller shall not modify a Indenture Waiver Request without the consent of the Buyer. All costs and expenses incurred by the Seller or Acquired Companies (including, for greater certainty, any fees payable to the Holders) in connection with any Indenture Waiver Request shall be borne by the

Buyer. For greater certainty, this Section 6.26 does not apply to any Company Consent that Seller or the Acquired Companies may require from the Indenture Trustee or the Holders (as defined in the applicable Indenture) in connection with transactions contemplated under this Agreement.
6.27    Administrative Services Agreements. On or prior to the date that is no later than ten (10) Business Days following the Effective Date, Buyer shall (a) advise Seller as to whether it wishes to enter into replacement administrative services agreements in respect of the Projects at Closing and (b) provide Seller with a draft of the form of such replacement administrative services agreement, if applicable.
6.28    Secondary Settlement. If, following the Closing, any amounts are paid to any Acquired Company under any Secondary Settlement in respect of any period (or portion thereof) prior to the Closing and such amounts are not included in the Final Aggregate Net Working Capital Amount, Buyer shall pay all such amounts (net of and after giving effect to any Taxes costs to the Acquired Companies related thereto and costs and expenses in recovering any such amount) to Seller on or prior to the date that is five (5) Business Days following receipt of any such amount by the applicable Acquired Companies.
6.29    Migration Plan. Seller shall use Commercially Reasonable Efforts to assist Buyer with all migration related activities that will be performed with respect to the planning and preparation for and implementation of an orderly conversion and transition process for the Business. Without limiting the generality of the foregoing, such Commercially Reasonable Efforts shall include providing access to critical stakeholders to validate major system requirements and decisions, access to critical personnel to understand, validate and ensure that key operating procedures and plans are in place, and identification of and access to personnel who will be performing services under the Transition Services Agreement.
6.30    Bank Accounts. Buyer and Seller shall use Commercially Reasonable Efforts to change the authorized signatories to the accounts set forth on Schedule 4.7 to nominees of Buyer as soon as reasonably practicable following Closing.
6.31    O&M Agreement. The Parties acknowledge that the Annual Facility Operating Plan and Annual Budget (each as defined in the O&M Agreement) contemplated to be attached as schedules to the O&M Agreement have not been settled. Promptly following the Effective Time, the Parties will negotiate in good faith to settle and approve the Annual Facility Operating Plan and Annual Budget, which will be acceptable to Buyer and Seller, each acting reasonably.
ARTICLE 7
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to Closing, of each of the following conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by Law):

7.1	Representations and Warranties.

(a)
The representations and warranties (other than the Seller Fundamental Representations) made by Seller in Article 3 and Article 4 (i) shall be true and correct in all respects on the Effective Date and (ii) shall be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualification therein) on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of another stated date, which shall be true and correct as of such date), except in the case of clause (ii) where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)
The Seller Fundamental Representations shall be true and correct in all respects on the Effective Date and on and as of the Closing Date as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date).

7.2    Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be performed or complied with by Seller at or before the Closing.
7.3    Seller’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate, substantially in the form attached as Exhibit G, of an officer or other authorized Representative of Seller, dated as of the Closing Date, as to the matters set forth in Section 7.1, Section 7.2, Section 7.4 and Section 7.5.

7.4	No Material Adverse Effect. There shall have not occurred a Material Adverse Effect.

7.5	Project Financing Documents and Power Purchase Agreements.

(a)
Each Project Financing Document and Power Purchase Agreement shall be in full force and effect, there shall be no breach or default under any of the Project Financing Documents or any of the Power Purchase Agreements, and no condition, development, fact, effect, circumstance, change or event shall exist that results or would reasonably be expected to result in an event of default under, or termination of, any of the Project Financing Documents or any of the Power Purchase Agreements, or permits or causes or would reasonably be expected to permit or cause the acceleration or other change of any material right or obligation or the loss of any material benefit under any of the Project Financing Documents or any of the Power Purchase Agreements.

(b)	The distribution conditions under the Project Financing Documents allowing distributions to be made to the borrower or its Affiliates shall be fully satisfied.
7.6    Litigation and Laws. There shall not be any litigation or proceedings filed by or before a Governmental Authority, or Law enacted, issued or promulgated, in either case restraining, enjoining or otherwise prohibiting or making illegal or, with respect to such litigation or proceedings, threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.
7.7    Consents and Approvals. Each of the Buyer Approvals, each of the Seller Consents, each of the Shared Facilities Consents, and the Company Consents marked with an asterisk on

Schedule 4.3 shall have been duly obtained, made or given, in each case on terms and conditions satisfactory to the Buyer acting reasonably, and shall be in full force and effect.
7.8    Shared Facilities Agreements and Common O&M Facilities Agreements. The Shared Facilities Agreements and the Common O&M Facilities Agreements shall have been executed and delivered by each party thereto in the forms agreed to by Buyer in accordance with Section 6.21, and shall be in full force and effect, and Seller shall have delivered the executed copies thereof to the Buyer.
7.9    Administrative Services Agreements. Seller shall provide reasonable evidence to Buyer of the termination of all existing administrative services agreements in respect of the Projects with effect immediately prior to the Closing and the discharge of all obligations of the Acquired Companies thereunder.

7.10	Competition Act Clearance. Competition Act Clearance shall have been obtained.

7.11	Resignations and Releases. Seller shall have caused:

(a)
the resignation or removal of all directors and officers, as applicable, of the Acquired Companies, and shall have delivered to Buyer at the Closing evidence of such resignations or removals in the form of Exhibit H;

(b)
each director and officer, as applicable, of the Acquired Companies to grant releases in the form of Exhibit H in favour of the Acquired Companies, for all claims and potential claims for the periods prior to Closing; and

(c)
each Acquired Company to grant a release in the form of Exhibit H in favour of the directors and officers, as applicable, of the Acquired Companies, for all claims and potential claims for the period prior to Closing.

7.12    Trademark Limited License Agreement. The Trademark Limited License Agreement shall have been terminated on terms and conditions satisfactory to Buyer, acting reasonably.
7.13    Additional Structuring. The Additional Structuring shall have been completed on terms satisfactory to Buyer, acting reasonably.
7.14    RESOP Change of Control Notice. The Generator (as defined in each applicable Power Purchase Agreement) shall not be in default of any of its obligations under the applicable Power Purchase Agreement at the time of the Change of Control (as defined in each applicable Power Purchase Agreement) such that the Change of Control (as defined in each applicable Power Purchase Agreement) would be prohibited. The Seller shall have delivered to IESO the RESOP Change of Control Notice in respect of each applicable Power Purchase Agreement disclosing the change of control of the applicable Acquired Companies that would be effective upon Closing in form and substance satisfactory to the Buyer.
7.15    Seller Deliverables. Seller shall have delivered, or caused to have been delivered, to Buyer each of the following in each case in form and substance satisfactory to Buyer, acting reasonably:

(a)	certificates, instruments or other appropriate documentation representing the Purchased Shares duly endorsed for transfer to Buyer or accompanied by duly executed share transfer powers as required pursuant to the Organizational Documents of the Company and Laws;

(b)
a counterpart of each of the Indemnity Agreement, O&M Agreement in the form agreed to by Buyer in accordance with Section 6.21, Billing and Metering Services Agreement, and Transition Services Agreement in the form agreed to by Buyer in accordance with Section 6.21, in each case executed by each of the parties thereto;

(c)	the certificate required to be delivered pursuant to Section 7.3;

(d)	a certificate of good standing (or its equivalent) with respect to Seller and each Acquired Company, in each case dated no earlier than five (5) Business Days prior to the Closing Date;

(e)
a certificate of an officer of Seller GP, substantially in the form attached as Exhibit J certifying that (i) attached are true and correct resolutions of Seller GP authorizing the execution, delivery and performance of this Agreement and the other documents to which Seller is a party and the consummation of the transaction contemplated herein, (ii) all such resolutions are in full force and effect and have not been repealed or contravened and (iii) such resolutions constitute all the resolutions adopted in connection with the transactions contemplated herein;

(f)
a certificate of an officer of Seller GP identifying the name and title and bearing the signatures of such Seller’s Representatives authorized to execute and deliver this Agreement and all other agreements and instruments contemplated hereby;

(g)
reasonable evidence of the satisfaction and discharge of the liabilities and obligations of the Company in accordance with the NEP Revolver Loan Documents and the release of Encumbrances thereunder as of the Closing; and

(h)
all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Seller at or prior to the Closing in connection with the transactions contemplated by this Agreement and such other agreements, documents and instruments as Buyer may reasonably request.

ARTICLE 8
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to Closing, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by Law):

8.1	Representations and Warranties.

(a)
The representations and warranties (other than the Buyer Fundamental Representations) made by Buyer in Article 5 shall be true and correct in all material respects on and as of the Closing Date (without regard for any materiality qualification therein) as though made on and as of the Closing Date (except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects).

(b)
The Buyer Fundamental Representations shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date).

8.2    Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be so performed or complied with by Buyer at or before the Closing.
8.3    Buyer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate, substantially in the form attached as Exhibit G, of an officer or other authorized Representative of Buyer, dated as of the Closing Date, as to the matters set forth in Section 8.1 and Section 8.2.
8.4    Litigation and Laws. On the Closing Date, there shall not be any litigation or proceedings filed by a Governmental Authority, or Law enacted, issued or promulgated, in either case restraining, enjoining or otherwise prohibiting or making illegal or, with respect to such litigation or proceedings, threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.
8.5    Consents and Approvals. The Buyer Approvals, Seller Consents, those Company Consents marked with an asterisk on Schedule 4.3 and Shared Facilities Consents shall have been duly obtained, made or given and shall be in full force and effect.

8.6	Competition Act Clearance. Competition Act Clearance shall have been obtained.
8.7    Shared Facilities Agreements and Common O&M Facilities Agreements. The Shared Facilities Agreements and the Common O&M Facilities Agreements shall have been executed and delivered by each party thereto in the forms agreed to by Seller in accordance with Section 6.21, and shall be in full force and effect.
8.8    Release of Collateral Account Guarantees. Seller shall have effected the termination and release of the Collateral Account Guarantees to its reasonable satisfaction in accordance with Section 6.6(b).
8.9    Buyer Deliverables. Buyer shall have delivered, or caused to have been delivered, to Seller each of the following in each case in form and substance satisfactory to Seller, acting reasonably:

(a)
a wire transfer of immediately available funds (to such account or accounts as Seller shall have given notice to Buyer not less than five (5) Business Days prior to the Closing Date) in an amount equal to the Base Purchase Price as increased or decreased by the Closing Date Aggregate Net Working Capital Adjustment Amount in accordance with Section 2.4(a);

(b)	the certificate required to be delivered pursuant to Section 8.3;

(c)
an executed counterpart of each of the Indemnity Agreement, O&M Agreement in the form agreed to in accordance with Section 6.21, Billing and Metering Services Agreement and Transition Services Agreement in the form agreed to in accordance with Section 6.21;

(d)
if requested by the applicable Shared Facilities Lenders pursuant to any Shared Facilities Credit Agreement as a condition precedent to the effectiveness of the applicable Shared Facilities Consent obtained thereunder, an executed counterpart of each requested Project Adverse Effect Joinder Agreement;

(e)
a certificate of an officer or other duly authorized Representative of Buyer identifying the name and title and bearing the signatures of such Buyer’s Representatives authorized to execute and deliver this Agreement and all other agreements and instruments contemplated hereby; and

(f)
all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

ARTICLE 9
TERMINATION
9.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a)
at any time before the Closing, by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other Party, in the event that any Law restrains, enjoins or otherwise prohibits or makes illegal the sale of the Purchased Shares pursuant to this Agreement and such Law has become final and non-appealable, it being agreed that the Parties shall promptly appeal any adverse determination that is appealable (and pursue such appeal with reasonable diligence);

(b)
at any time before the Closing, by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other Party, if such Party is not then in material breach of any of its representations and warranties, covenants or agreement hereunder and the other Party has materially breached any of its representations, warranties, covenants or agreements hereunder, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party not to be capable of being satisfied, and such breach (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article 2) has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching Party shall have, subject to subsection (c) below, an additional ten (10) days in which to effect such cure);

(c)
at any time before the Closing, by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other Party, on or after the Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Party is in material breach of any of its covenants or agreements under this Agreement;

(d)
at any time before the Closing, by Seller, by written notice to Buyer, if all of the conditions to close set forth in Article 7 have been satisfied (other than such closing conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at Closing) or waived in writing by the applicable Party and, Seller indicates in such written notice that Seller is ready, willing and able to consummate the transactions contemplated hereby (subject to Buyer performing at the Closing) and yet Buyer fails to consummate the transactions contemplated hereby within five (5) Business Days of such written notice;

(e)	by Buyer to the extent contemplated by Section 6.10 or Section 6.11; or

(f)	at any time before Closing, by mutual written consent of Buyer and Seller.
9.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), provided that (a) Section 6.17, Section 9.2, Section 10.5, Section 10.6 and Article 12 (to the extent applicable to such surviving sections) will survive any such termination and (b) each Party shall continue to be liable for any wilful and intentional material breach of this Agreement by it occurring prior to such termination. For purposes of this Section 9.2, “wilful and intentional material breach” shall mean a material breach or material default that is a consequence of an act or omission of the breaching Party taken or not taken, as applicable, with the intent of breaching this Agreement.

ARTICLE 10
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

10.1	Indemnification.

(a)
Subject to the terms and conditions of this Article 10, from and after Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates (including, for greater certainty, the Acquired Companies) and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) for, from and against all Losses incurred or suffered by any Buyer Indemnified Party to the extent relating to, resulting from or arising out of:

(i)
any breach of any representation or warranty of Seller contained in this Agreement (except to the extent of a breach of a representation or warranty resulting in Taxes that are otherwise excluded from the definition of Indemnified Taxes pursuant to clause (b) of the last sentence of the definition of Indemnified Taxes);

(ii)
any breach of any covenant or agreement of Seller contained in this Agreement (except to the extent of a breach of a covenant or agreement resulting in Taxes that are otherwise excluded from the definition of Indemnified Taxes pursuant to clause (b) of the last sentence of the definition of Indemnified Taxes);

(iii)	the Voting Agreement, the Right of First Refusal Agreement, any Excluded Item, any Excluded Contract, the Extraction Transactions or the NEP Revolver Loan Documents;

(iv)
any amounts owing by any Acquired Company under any Secondary Settlement in respect of any period (or portion thereof) prior to the Closing to the extent that such amounts are not included in the Final Aggregate Net Working Capital Amount;

(v)	any and all Indemnified Taxes;

(vi)
any and all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that was included in the Final Aggregate Net Working Capital Adjustment Amount computation in accordance with Section 2.4; and

(vii)
any Taxes payable by, or any reduction or elimination of any item of loss, deduction, credit or other Tax asset or attribute of, the Buyer, any Acquired Company or any Subsidiaries or Affiliates thereof in respect of the Extraction Transactions, for greater certainty including, without limitation, any Taxes payable, or any reduction or elimination of any item of loss, deduction, credit or other Tax asset or attribute, that would not have arisen but for such Extraction Transactions.

(b)
Subject to the terms and conditions of this Article 10, from and after Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) for, from and against all Losses incurred or suffered by any Seller Indemnified Party to the extent related to, resulting from or arising out of:

(i)	any breach of any representation or warranty of Buyer contained in this Agreement; and

(ii)	any breach of any covenant or agreement of Buyer contained in this Agreement.

10.2	Limitations of Liability.

(a)	Notwithstanding anything in this Agreement to the contrary:

(i)
the representations and warranties contained in this Agreement shall survive until the date that is eighteen (18) months after the Closing Date, except that (A) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive indefinitely, (B) the representations and warranties in Section 4.17 shall survive until the date that is four (4) years following the Closing Date, and (C) the representations and warranties in Sections 3.9 and 4.13 (the “Tax Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (without regard to the filing after Closing of any waiver of any period for the assessment or reassessment of Taxes made without the consent of Seller);

(ii)	the covenants and agreements in this Agreement that by their nature are required to be performed by or prior to the Closing shall terminate as of the

Closing Date provided that any Claim in respect of any breach of any such pre-Closing may be brought until twelve (12) months after the Closing Date, and the covenants and agreements in this Agreement that by their nature are required to be performed following the Closing Date shall survive, and thus a claim may brought in respect of a breach thereof, until twelve (12) months following the last date on which each such post-Closing covenant was required to be performed;

(iii)
Seller shall have no liability pursuant to Section 10.1(a)(i) until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties that are subject to indemnification pursuant to Section 10.1(a)(i) equals or exceeds the Deductible Amount, in which event Seller shall be liable for all such Losses only to the extent they are in excess of the Deductible Amount; provided that this Section 10.2(a)(iii) shall not apply to claims pursuant to Section 10.1(a)(i) in respect of any Seller Fundamental Representation or Tax Representation;

(iv)
Buyer shall have no liability pursuant to Section 10.1(b)(i) until the aggregate amount of all Losses incurred by the Seller Indemnified Parties that are subject to indemnification pursuant to Section 10.1(b)(i) equals or exceeds the Deductible Amount, in which event Buyer shall be liable for all such Losses only to the extent they are in excess of the Deductible Amount; provided that this Section 10.2(a)(iv) shall not apply to claims pursuant to Section 10.1(b)(i) in respect of any Buyer Fundamental Representation;

(v)
Seller shall have no liability pursuant to Section 10.1(a)(i) in connection with any single item or group of related items that results in Losses incurred by the Buyer Indemnified Parties that are subject to indemnification pursuant to Section 10.1(a)(i) in the aggregate of less than $100,000; provided that this Section 10.2(a)(v) shall not apply to claims pursuant to Section 10.1(a)(i) in respect of any Seller Fundamental Representation or Tax Representation;

(vi)
Buyer shall have no liability pursuant to Section 10.1(b)(i) in connection with any single item or group of related items that results in Losses incurred by the Seller Indemnified Parties that are subject to indemnification pursuant to Section 10.1(b)(i) in the aggregate of less than $100,000; provided that this Section 10.2(a)(vi) shall not apply to claims pursuant to Section 10.1(b)(i) in respect of any Buyer Fundamental Representation;

(vii)
in no event shall Seller’s aggregate liability pursuant to Section 10.1(a)(i), or Buyer’s liability pursuant to Section 10.1(b)(i), exceed fifteen percent (15%) of the Purchase Price; provided that this Section 10.2(a)(vii) shall not apply to claims pursuant to Section 10.1(a)(i) in respect of any Seller Fundamental Representation or Tax Representation or claims pursuant to Section 10.1(b)(i) in respect of any Buyer Fundamental Representation; and

(viii)	in no event shall Seller’s aggregate liability under Section 10.1(a), or Buyer’s liability pursuant to Section 10.1(b), exceed the Base Purchase Price.

(b)
Notwithstanding the foregoing, if a written claim or written notice is duly given in good faith under this Article 10 with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in Section 10.2(a)(i) or Section 10.2(a)(ii), the Claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such Claim is finally resolved pursuant to this Article 10.

(c)
If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Article 10 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under this Article 10 or under the Indemnity Agreement, there shall be no duplication in the calculation of the amount of the Losses; provided however, that with respect to any Loss or part of a Loss in respect of which there would, absent this Section 10.2(c), be duplication under this Article 10 and the Indemnity Agreement, the sole remedies of a Party having a claim under both this Article 10 and the Indemnity Agreement in respect of such Loss or part of such Loss, as the case may be, shall be under the Indemnity Agreement. In addition, neither Seller nor Buyer shall have any liability under this Article 10 for Losses relating to matters to the extent actually included in the Final Aggregate Net Working Capital Amount (other than the failure to pay amounts (if any) that become due and payable by Seller pursuant to Section 2.4) in accordance with the terms of Section 2.4.

(d)
Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation under this Article 10 for any assessment or reassessment of Tax to the extent arising from the filing after Closing of any amendment of any Tax Return filed by or on behalf of an Acquired Company for any taxation year ending on or before the Closing Date, or any other action taken after Closing by Buyer or any Acquired Company (including a reorganization undertaken after Closing) that has the effect of shifting income, deduction, credit or allowance from one taxable period to another taxable period or between or among the Acquired Companies and another Person and that results in an increase in Taxes for any Pre-Closing Taxable Period, in each case except to the extent the filing of such amendment or the taking of such action is consented to by Seller, which consent is not to be unreasonably withheld, conditioned or delayed.

(e)
Notwithstanding anything in this Agreement to the contrary, for purposes of the Seller’s indemnification obligations in this Agreement, the representations and warranties of the Seller in this Agreement that are qualified as to “Material Adverse Effect” or to “material” shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred and (ii) the amount of any Losses resulting from or arising out of any breach of any such representation or warranty.

(f)
An indemnifying Party shall not be required to indemnify a Party seeking indemnification to the extent of any Losses that a court of competent jurisdiction or arbitrator shall have determined by final, non-appealable judgment to have resulted from the Fraud, gross negligence or wilful misconduct of the Party seeking indemnification.

10.3	Notice; Duty to Mitigate.

(a)
Each Party shall give written notice to the other Party as soon as practicable after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement.

(b)
Each Person entitled to indemnification pursuant to Section 10.1 shall use its Commercially Reasonable Efforts to mitigate Losses for which indemnification may be sought pursuant to this Article 10 upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any indemnification claim pursuant to this Article 10, including (i) using its Commercially Reasonable Efforts to secure payment from insurance policies available and existing on the Closing Date that provide coverage with respect to such Losses (an “Insurance Payment”) and (ii) using its Commercially Reasonable Efforts to secure reimbursement, indemnity or other payment from any third Person obligated by contract or otherwise to reimburse, indemnify or pay the Person entitled to indemnification pursuant to Section 10.1 with respect to such Losses (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”). Notwithstanding anything to the contrary contained herein, the recovery by a Person entitled to indemnification pursuant to Section 10.1 from any Party providing such indemnification shall not relieve the Person entitled to indemnification pursuant to Section 10.1 of its obligation to mitigate Losses pursuant to Law or this Section 10.3.

(c)
Any amounts payable to a Person entitled to indemnification pursuant to Section 10.1 with respect to any Losses pursuant to this Article 10 shall be reduced by the after-Tax amount of the Mitigation Payment, if any, actually received by the Person entitled to indemnification pursuant to Section 10.1 with respect to such Losses (net of all costs and expenses incurred by such Person in connection with pursuing and recovering such Mitigation Payment). In the event a payment is made to a Person entitled to indemnification pursuant to Section 10.1 with respect to any Losses and thereafter such Person receives a Mitigation Payment with respect to such Losses, such Person shall reimburse the Party providing such indemnification an amount equal to the lesser of (i) the after-Tax amount of the Mitigation Payment (net of all costs and expenses incurred by such Person in connection with pursuing and recovering such Mitigation Payment) and (ii) the amount so paid by the Party providing such indemnification.

(d)
In addition to any other limitations on indemnification that may apply, with respect to any claim for indemnification that any of the Buyer Indemnified Parties may assert regarding Environmental Laws or Hazardous Material, Seller shall not have any obligation with respect to such claim to the extent the Losses for which indemnification are sought (i) arise out of a breach of obligations under this Section 10.3, (ii) arise out of any action to meet a cleanup or remedial standard under Environmental Law that is more stringent or costly than the standard applicable as of the Closing Date for the continued use of the relevant property or facility as it was used as of the Closing Date or (iii) are ordinary costs of any post-

Closing decommissioning or demolition of any Purchased Asset owned or leased by the Acquired Companies.

(e)
The amount of any Taxes for which indemnification is provided under this Agreement shall be computed without regard to (and any duty to mitigate shall not require the use of) any item of loss, deduction, credit or other Tax asset or attribute of, the Buyer or any Subsidiaries or Affiliates (other than the Acquired Companies) for any period or any item of loss, deduction, credit or other Tax asset or attribute of any Acquired Company or any Subsidiaries or Affiliates attributable to any Post-Closing Taxable Period and not attributable to increased tax basis of any Acquired Company arising as a result of the application of subsection 40(3.1) of the Tax Act relating to a Pre-Closing Taxable Period for which the Buyer has been indemnified hereunder.

10.4	Indirect Claims.
Seller hereby agrees that following the Closing, (i) if any payment is required to be made by Seller or (ii) Seller has any liability pursuant to this Article 10 or otherwise in respect of Losses suffered or incurred by any Person, to the extent Seller has an indemnity obligation according to Article 10, Seller shall have no rights against the Acquired Companies, whether by reason of subrogation, contribution, indemnification, reimbursement or otherwise, in respect of any such payments or liabilities, and shall not take any action against the Acquired Companies or Buyer with respect thereto other than the rights under Article 10.

10.5	Waiver of Other Representations.

(a)
Notwithstanding anything in this agreement to the contrary and except those representations and warranties expressly set forth in this Agreement or in any other Transaction Document, it is the explicit intent of each Party, and the Parties hereby agree, that none of Seller or any of its Affiliates or their respective Representatives has made or is making any representation or warranty whatsoever, express or implied, at common law, statutory or otherwise, written or oral with respect to the Acquired Companies or any of the Purchased Assets, or any part thereof and the accuracy or completeness of the information, records and data now, heretofore or hereafter Made Available or otherwise provided to Buyer in connection with this Agreement (including any description of the Acquired Companies, the Purchased Assets, revenue, price and expense assumptions, financial projections or forecasts, electricity demand forecasts, environmental information or any other information furnished to Buyer by Seller or any Affiliate of Seller (including the Acquired Companies) or any of the respective Representatives thereof) and any such other representations or warranties are hereby expressly disclaimed; provided, however, that nothing herein shall release Seller from liability for Fraud, intentional misrepresentation or wilful misconduct. Buyer has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not expressly set forth herein or in the Transaction Documents.

(b)
Except for those representations and warranties expressly set forth herein or in any other Transaction Document, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquired Companies or the Purchased Assets or the prospects (financial or otherwise), risks and other incidents of the Acquired Companies or the Purchased Assets and any such other representations or warranties are hereby expressly disclaimed; provided, however, that nothing herein shall release Seller from liability for Fraud, intentional misrepresentations or wilful misconduct. Without limiting the generality of the immediately preceding sentence, except for those representations and warranties expressly provided in this Agreement or in any other Transaction Document, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to the condition of the Purchased Assets (including any implied or express warranty of merchantability, use, suitability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any Hazardous Material in or on, or disposed or discharged from, the Purchased Assets) or any infringement by Seller, the Acquired Companies or any of their respective Affiliates of any patent or proprietary right of any third party. Buyer has agreed not to rely on any representation made by Seller with respect to the condition, quality or state of the Purchased Assets, except for those expressly set forth in this Agreement or in any other Transaction Document. The provisions contained in this Agreement are the result of extensive negotiations between Buyer and Seller and no other assurances, representations or warranties about the quality, condition or state of the Acquired Companies or the Purchased Assets were made by Seller in the inducement thereof, except as provided herein; provided, however, that nothing herein shall release Seller from liability for Fraud, intentional misrepresentations or wilful misconduct. Except as expressly provided for in this Agreement or in any other Transaction Documents, Seller shall not have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of or reliance on, any information, documents or material that is Made Available or otherwise provided by Buyer in expectation of, or in connection with, the transactions contemplated hereby.

10.6	Remedies; Waiver of Remedies.

(a)
The Parties agree that damages at Law shall be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Buyer or Seller, and, accordingly, the Parties shall be entitled to injunctive relief with respect to any such breach, including specific performance in accordance with this Agreement of such covenants, promises or agreements or an order enjoining such other party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. Each of the Parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of Law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.6 and (ii) the exclusive jurisdiction of the courts set forth in Section 12.12 with respect to any action brought for any such remedy. The rights set forth in this Section 10.6(a) shall be in addition to any other rights that the Parties may have at Law or in equity pursuant to this Agreement. Except for specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to the Parties hereunder and except in respect of Fraud, intentional misrepresentation or wilful misconduct, Buyer and

Seller acknowledge and agree that, from and after Closing, the indemnification provisions in this Article 10, Section 6.3(c), Section 6.13(e) and Section 6.13(h) shall be the exclusive remedy of Buyer and Seller with respect to the representations, warranties, covenants and agreements in this Agreement.

(b)
Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, or in the event that the remedies provided for in this Section 10.6 are not available or otherwise are not granted and (ii) nothing set forth in this Section 10.6 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.6 prior or as a condition to exercising any termination right under Article 9, nor shall the commencement of any action pursuant to this Section 10.6 or anything set forth in this Section 10.6 restrict or limit any such Party’s right to terminate this Agreement, in accordance with Article 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)	Notwithstanding anything in this agreement to the contrary, no Party or its Affiliates, or their respective Representatives, shall be liable for Non-Reimbursable Damages.

(d)
Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative or Affiliate of Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement, other than, in each case, Losses resulting from Fraud, intentional misrepresentation or wilful misconduct.

10.7	Indemnification Procedures.

(a)
In the event that an Indemnified Party becomes aware of the existence of any Indemnification Claim or Third Party Claim, the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Indemnifying Party; provided that, so long as such notice is given within the applicable time period described in Section 10.2(a)(i) or Section 10.2(a)(ii), no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced by such delay.

(b)
Each Claim Notice shall be in writing and (i) shall specify the basis for indemnification claimed by the Indemnified Party, including a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arisen, (ii) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (iii) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(c)
The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, provided that the Indemnifying Party has irrevocably acknowledged to the Indemnified Party in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party in respect of such Third Party Claim, to defend against, negotiate, settle or otherwise handle any Third Party Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third Party Claim, it shall, within the Dispute Period, notify the Indemnified Party in writing of its intent to do so. Notwithstanding the foregoing, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend any Third Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, (ii) that is brought by a material customer or supplier, or (iii) if such Indemnifying Party would not be liable for more than 50% of the Losses that have been or may be sustained by the Indemnified Party. If the Indemnifying Party does not elect in writing within the Dispute Period to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnified Party may, at the sole cost of the Indemnifying Party, defend against, negotiate, settle or otherwise handle such Indemnification Claim in accordance with this Agreement. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel reasonably acceptable to the Indemnifying Party, at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) the Indemnified Party reasonably determines that having common counsel would present a conflict of interests or there are additional or separate defences available to the Indemnified Party, in which in each case costs and expenses of the Indemnified Party shall be paid by the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim.

(d)
The Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing information reasonably available to such Party and any assistance reasonably requested in order to ensure the proper and adequate defense of any such claim. Notwithstanding anything in this Section 10.7 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”) unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from the Indemnification Claim, (ii) such Settlement does not contain any admission of Fraud or wrongdoing on behalf of the Indemnified Party and (iii) such Settlement provides solely for monetary payment.

(e)
After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof, and in any event within five (5) Business Days.

(f)
If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing or anything in this Section 10.7 to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)
In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not involve a Third Party Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within forty-five (45) days of the delivery by the Indemnifying Party thereof. If not resolved in such forty-five (45) day period, such Indemnification Claim may be resolved through judicial actions, suits or proceedings brought by either such party or by such other means as such parties mutually agree.

(h)
Seller is hereby constituted as trustee for each of the Seller Indemnified Parties, and Buyer is hereby constituted as trustee for each of the Buyer Indemnified Parties, of the covenants of this Article 10 and Seller and Buyer, respectively, each accept such trust and agree to hold and enforce such covenants on behalf of each such Persons.

10.8    Tax Allocation. The Parties agree that any payment of indemnification pursuant to Section 10.1 with respect to any Losses pursuant to this Article 10 shall, to the extent permitted by applicable Tax Law, be treated as an adjustment of Purchase Price and shall file all applicable Tax Returns in accordance with this Section 10.8.

10.9	Tax Benefit or Loss.

(a)
The Indemnifying Party shall be entitled to any actual Tax Benefit ultimately received by the Indemnified Party and arising directly from any Losses that the Indemnifying Party is responsible for under this Agreement (including, for the avoidance of doubt, pursuant to Article 11). Unless such Tax item cannot be claimed directly by the Indemnifying Party, the Indemnified Party shall (i) use reasonable best efforts to claim such Tax item and, without limiting the foregoing, will consider in good faith any request by the Indemnifying Party to take any restructuring steps as Indemnifying Party and Indemnified Party agree, each acting reasonably, are necessary or desirable to claim such Tax item, it being understood that taking any such steps shall be subject to the prior approval of the Indemnified Party, acting reasonably, and (ii) pay to the Indemnifying Party the after-Tax amount of any actual Tax Benefit ultimately received therefrom (net of any costs and expenses incurred in connection with claiming or recovering such Tax Benefit or Tax item) as soon as practicable thereafter (subject to the terms of any Contract applicable to such Indemnified Party). For greater certainty, to the extent that an Acquired Company that is a corporation has positive tax basis in a partnership interest solely as a result of income allocations to the corporation in a Post-Closing Taxable Period of capital gains as a result of subsection 40(3.1) of the Tax Act attributable to a Pre-Closing Taxable Period, such corporate partner will use reasonable best efforts to claim a loss pursuant to subsection 40(3.12) of the Tax Act to the extent, and as soon as, available (or would be available assuming no distributions are received by such corporate partner prior to claiming the loss under subsection 40(3.12) of the Tax Act) and pay to the Indemnifying Party the after-Tax amount of any actual Tax Benefit ultimately received therefrom (net of any costs and expenses incurred in connection with claiming or recovering such Tax Benefit) as soon as practicable thereafter (subject to the terms of any Contract applicable to such Indemnified Party).

(b)
Any amounts payable by an Indemnifying Party to or on behalf of an Indemnified Party with respect to any Loss or Taxes pursuant to Section 10.1 shall be increased to take account of any net Tax cost incurred by the Indemnified Party or any of its Affiliates arising from the receipt of indemnity payments hereunder (grossed up for such increase).

ARTICLE 11
CONFIDENTIALITY
11.1    Pre-Closing Confidential Information. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force unless the Closing occurs, in which case the Confidentiality Agreement shall be deemed terminated or replaced in its entirety by the applicable provisions of this Article 11 (and related provisions of this Agreement). Any termination of this Agreement prior to the Closing shall not affect the continuing effectiveness of the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall cover any and all information Made Available or otherwise provided to, or collected by, Buyer in accordance with Section 6.3.
11.2    Seller Confidential Information. Buyer acknowledges that Seller Confidential Information is valuable and proprietary to Seller and Buyer agrees, from and after the Closing until the date that is two (2) years after such Closing, not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Seller Confidential Information to any Person (other than (x) Buyer’s or its Affiliate’s Representatives or (y) Persons who provide financial analysis, financial ratings, banking, legal, accounting or other services to Buyer or its Affiliates, provided, in each case, that such Person has agreed not to disclose such information pursuant to an agreement with Buyer or its Affiliates or such Person has an obligation of confidentiality to Buyer or its Affiliates in each case at least as restrictive as the confidentiality terms herein, subject in each case to the disclosing Party hereby agreeing to be responsible for any breach of this Section 11.2 by such Representatives or such other Persons as if they were considered a Party for purposes hereof) without the prior written consent of Seller. Information shall not be deemed to be Seller Confidential Information if (a) it is or has become generally known or available within the industry or the public through no act or omission of Buyer in breach of this Agreement, (b) Buyer can demonstrate that, prior to disclosure in connection with the transactions contemplated hereby, such information was already in the possession of Buyer,

(c) it was rightfully received by Buyer from a third party who became aware of it through no act or omission of Buyer in breach of this Agreement and who is not known to Buyer to be under an obligation of confidentiality to Seller or (d) Buyer can demonstrate it was independently developed by employees or consultants of Buyer.
11.3    Buyer Confidential Information. Seller acknowledges that Buyer Confidential Information is valuable and proprietary to Buyer and Seller agrees, from and after the Closing until the date that is two (2) years after such Closing, not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Buyer Confidential Information to any Person (other than (x) Seller’s or its Affiliate’s Representatives or (y) Persons who provide financial analysis, financial ratings, banking, legal, accounting or other services to Seller or Seller’s Affiliates, provided, in each case, that such Person has agreed not to disclose such information pursuant to an agreement with Seller or Seller’s Affiliates or such Person has an obligation of confidentiality to Seller or Seller’s Affiliates in each case at least as restrictive as the confidentiality terms herein, subject in each case to the disclosing Party hereby agreeing to be responsible for any breach of this Section 11.3 by such Representatives or such other Persons as if they were considered a Party for purposes hereof) without the prior written consent of Buyer. Information shall not be deemed to be Buyer Confidential Information if (a) it is or has become generally known or available within the industry or the public though no act or omission of Seller in breach of this Agreement, (b) it was rightfully received by Seller from a third party who became aware of it through no act or omission of Seller in breach of this Agreement and who is not known to Seller to be under an obligation of confidentiality to Buyer or (c) Seller can demonstrate it was independently developed by employees or consultants of Seller.
11.4    Permitted Use. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, the provisions of Section 11.2 and Section 11.3 shall not prohibit the disclosure of Seller Confidential Information or Buyer Confidential Information by Buyer or Seller, as applicable, to the extent reasonably required (a) to prepare or complete any required Tax Returns or financial statements, (b) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (c) to comply with a Governmental Authority or Law or the rules of any recognized national stock exchange (including, for greater certainty, the New York Stock Exchange), (d) to provide services to Buyer or its Affiliates, pursuant to this Agreement or any of the other agreements entered into pursuant hereto or (e) in connection with asserting any rights or remedies or performing any obligations under this Agreement or any other agreements entered into pursuant hereto.

11.5	Limitations on Confidential Information.

(a)
Notwithstanding Section 11.2 and Section 11.3, from and after the Closing, Seller Confidential Information and Buyer Confidential Information may be disclosed if required by any Governmental Authority or otherwise by Law or the rules of any recognized national stock exchange (including, for greater certainty, the New York Stock Exchange); provided, however, that: (i) such Seller Confidential Information and Buyer Confidential Information is submitted under any and all applicable provisions for confidential treatment and (ii) if the disclosing Party is permitted to do so, the other Party is given written notice of the requirement for disclosure promptly after such disclosure is requested, so that it may take whatever action it deems appropriate, including intervention in any proceeding and seeking a protective order or an injunction, to prohibit such disclosure. If Seller Confidential Information or Buyer Confidential Information is disclosed under the provisions of this Section 11.5(a), to the extent the disclosing Party is permitted by Law to do so, the disclosing Party shall notify the other Party of the same in writing promptly, and in any event not later than two (2) Business Days following the disclosure.

(b)
Each Party hereby agrees that, from and after the Closing, it will not make any use of any Seller Confidential Information or Buyer Confidential Information, as applicable, received pursuant to this Agreement, except in connection with the transactions contemplated by this Agreement or the other Transaction Documents or as expressly permitted in this Agreement, unless specifically authorized to do so in writing by the other Party, and this Agreement shall not be construed as a license or authorization to either Party to utilize Seller Confidential Information or Buyer Confidential Information, as applicable, except for such purpose.

(c)
From and after the Closing, upon a Party’s written request, except as advised by counsel that such actions would result in a violation of Law or would violate the receiving Party’s demonstrable internal document retention policies aimed at legal, corporate governance or regulatory compliance, the other Party shall return or destroy as promptly as practicable, but in a period not to exceed ten (10) Business Days, (i) all Seller Confidential Information or Buyer Confidential Information (as applicable) provided to such Party, as appropriate, including all copies of such Seller Confidential Information or Buyer Confidential Information (as applicable) and (ii) all notes or other documents in digital or other format in their possession or in the possession of other persons to whom Seller Confidential Information or Buyer Confidential Information (as applicable) was properly provided by such Party. Non-destruction of electronic copies of materials or summaries containing or reflecting Seller Confidential Information or Buyer Confidential Information (as applicable) that are automatically generated through data backup or archiving systems and that are not readily accessible by a Party’s business personnel shall not be deemed to violate this Agreement, so long as Seller Confidential Information or Buyer Confidential Information (as applicable) to the extent contained in or reflected in such electronic backup records is not disclosed or used in violation of the other terms of this Agreement.

11.6    Representation of Seller and its Affiliates. Buyer hereby waives and agrees not to assert, and agrees to cause each of the Acquired Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any of their respective equityholders, officers, managers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement, the agreements contemplated by this Agreement, any transactions contemplated hereby or thereby, any Assets other than the Purchased Assets or any liabilities other than the liabilities of the Acquired Companies, by the Current Representation. Buyer hereby waives and agrees not to assert, and agrees to cause the Acquired Companies to waive and not to assert, any solicitor-client privilege with respect to any communication between any internal or external legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between such Designated Person and Buyer or the Acquired Companies, it being the intention of the Parties that all such rights to such solicitor-client privilege and to control such solicitor-client privilege shall be retained by Seller. Buyer hereby further agrees that: (a) Buyer will not seek disclosure of any communication between any internal or external legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation in any matter involving this Agreement, the agreements contemplated by this Agreement, any transactions contemplated hereby or thereby, any Assets other than the

Purchased Assets or any liabilities other than the liabilities of the Acquired Companies or (b) to the extent any emails or other documents (either electronic or otherwise) containing any such communications are included in the Acquired Companies’ computer server(s) or are otherwise within the records of the Acquired Companies following Closing, it will, upon discovery of any such documents, use Commercially Reasonable Efforts to delete or destroy all such emails or other documents containing such communication and not review or otherwise use such documents or the communications for any purpose. Notwithstanding the foregoing, Buyer shall be permitted to retain documents (either electronic or otherwise) containing any such communications which are contained in archived computer system backups in accordance with Buyer’s routine security or disaster recovery procedures if such information is not accessible except by information technology personnel and is retained only as required for the purpose of maintaining such security and disaster recovery procedures.
ARTICLE 12
MISCELLANEOUS

12.1	Notices.

(a)
Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person, or sent by email or facsimile, or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Party:

If to Buyer, to:
Canada Pension Plan Investment Board
One Queen Street East, Suite 2500
Toronto, Ontario, Canada M5C 2W5
Attn: Managing Director, Power & Renewables
Fax: (416) 868-8689
Email: slangleben@cppib.com and legalnotice@cppib.com
and
Torys LLP
79 Wellington Street West
30th Floor, Box 270, TD South Tower
Toronto, ON M5K 1N2
Attn: Phil Symmonds and Huw Evans
Fax: (416) 865-7380
Email: psymmonds@torys.com and hevans@torys.com
If to Seller, to:
NextEra Energy Operating Partners, LP
c/o NextEra Energy Operating Partners GP, LLC
700 Universe Boulevard

Juno Beach, Florida 33408-2683
Attn:   Dan Lotano
Email: daniel.lotano@nexteraenergy.com
with a copy to:
NextEra Energy Operating Partners, LP
c/o NextEra Energy Operating Partners GP, LLC
700 Universe Boulevard
Juno Beach, Florida 33408-2683
Attn: Mitchell S. Ross
Email: mitch.ross@nexteraenergy.com

and
McCarthy Tétrault LLP
Box 48, Suite 5300
TD Bank Tower
Toronto, ON M5K 1E6
Attn: David Woollcombe
Fax: (416) 868-0673
Email: dwoollcombe@mccarthy.ca

(b)
Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt. Notice given by email or facsimile pursuant to this Section 12.1 shall be effective as of the date of delivery if delivered before 5:00 P.M. Toronto time on any Business Day or the next succeeding Business Day if delivery is after 5:00 P.M. Toronto time on any Business Day or during any non-Business Day; provided that such email delivery shall not be deemed delivered in accordance herewith unless a complete copy thereof (with all attachments thereto) is actually received by the applicable Party by facsimile, mail or courier on the next Business Day (and if such copy is not timely received, then such notice shall be deemed to have been effective as of the date such copy was delivered and effective by facsimile, mail or courier in accordance with this Section 12.1).

12.2    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.
12.3    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
12.4    Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules and each Section of this Agreement where such information is relevant notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules be construed as constituting a representation or warranty of a Party or be deemed or interpreted to broaden a Party’s representations, warranties, covenants or agreements contained in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission, indication or evidence that such item or other matter is material, that such item is reasonably likely to result in a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Schedules. No reference in the Schedules to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document except to the extent that any such agreement or document is referred to by reference to the Schedules in an express representation or warranty to that effect set forth in the Agreement. No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings and descriptions of the disclosures in the Schedules are for convenience of reference only and are not intended to and do not alter the meaning of any provision of this Agreement or of the Schedules. The information provided in the Schedules is solely for the use of the Parties in connection with the purchase and sale of the Purchased Shares and shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose.
12.5    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
12.6    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
12.7    No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
12.8    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party by merger, amalgamation, operation of law or otherwise without the prior written consent of the other Party, except that Buyer may (without the consent of Seller) (i) upon written notice to Seller, assign this Agreement and all (but not less than all) its rights, interests and obligations hereunder to any Affiliate of Buyer; (ii) upon written notice to Seller, assign some or all of its rights to purchase Purchased Shares to one or more Persons selected by Buyer in its sole discretion for nominal consideration per Purchased Share as contemplated by Schedule 6.20, and (iii) from and after the Closing, collaterally assign this Agreement or any of its rights, interests or obligations hereunder to any Person providing financing to Buyer or its Affiliates, but, in each case, no such assignment shall release Buyer of its obligations under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
12.9    Headings. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
12.10    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be adversely affected in any material respect thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
12.11    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.12	Governing Law; Attornment; Waiver of Jury Trial; Submission to Jurisdiction.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b)
For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have exclusive jurisdiction to entertain any suit, action or proceeding arising under this Agreement. The Parties each attorn to the jurisdiction of the Ontario Superior Court of Justice (Commercial List) located in the City of Toronto. Each of the Parties hereby irrevocably waives and agrees not to raise any objection it might now or hereafter have to the bringing of any such suit, action or proceeding in such court, including any objection that the place where such court is located is an inconvenient forum. Each of the Parties agrees that any judgment or order against such Party in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such Party and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation or any other courts, by registration or homologation of such judgment or order, by a suit, action or proceeding upon such judgment or order, or any other means available for enforcement of judgments or orders, at the option of the Party who commences the suit, action or proceeding.

(c)
Each of the Parties hereto knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with, this Agreement or the transactions contemplated hereunder or any course of conduct, course of dealing or statements (whether verbal or written) relating to the foregoing (including, any action to rescind or cancel this agreement and any Claims or defenses asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This provision is a material inducement for the Parties hereto to enter into this Agreement, and shall survive the Closing or termination of this Agreement.

(d)
Seller irrevocably appoints McCarthy Tétrault LLP (at the address set forth in Section 12.1) its authorized attorney and agent to accept and acknowledge, for and on behalf of it, service of any and all process in the Province of Ontario, Canada in any suit, action or proceeding arising out of or relating to this Agreement. Seller agrees that service of process upon such attorney and agent by delivering a copy thereof, in care of such attorney and agent, at the above address, shall be conclusively deemed to have come to the notice of Seller at the time of such delivery and shall constitute in every respect valid and effective personal service upon Seller at the time of such delivery, and that failure by such attorney and agent to give notice of such service to Seller shall not affect the validity or effect of such service or any judgment or order based thereon or arising therefrom. Seller irrevocably authorizes and directs such attorney and agent to accept service on its behalf and agrees to appear in such suit, action or proceeding. Seller further agrees to take all action as may be necessary to confirm and continue in full force and effect the appointment of such attorney and agent so that Seller shall have an attorney and agent for service of process in the Province of Ontario, Canada.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER

NEXTERA ENERGY OPERATING PARTNERS, LP, by its general partner NEXTERA ENERGY OPERATING PARTNERS GP, LLC

By:	MICHAEL O'SULLIVAN
Name: Michael O'Sullivan
Title: Senior Vice President

BUYER

CANADA PENSION PLAN INVESTMENT BOARD

By:	GEOFFERY RUBIN
Name: Geoffery Rubin
Title: Senior MD, Chief Investment Strategist Authorized Signatory

By:	BRUCE HOGG
Name: Bruce Hogg Title: MD, Head of Power & Renewables